FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226943-07

Benchmark 2020-B18

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-226943) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission website at www.sec.gov. Alternatively, the depositor or Deutsche Bank Securities Inc., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by emailing: prospectus.cpdg@db.com. The offered certificates referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of certificates may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these certificates, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have verified the allocation of certificates to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

This free writing prospectus does not contain all information that is required to be included in the prospectus.

STATEMENT REGARDING ASSUMPTIONS AS TO SECURITIES, PRICING ESTIMATES AND OTHER INFORMATION

This material is for your information, and none of Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Citigroup Global Markets Inc., AmeriVet Securities, Inc., Drexel Hamilton, LLC or any other underwriter, (collectively, the “Underwriters”) are soliciting any action based upon it. This material is not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal.

Neither this document nor anything contained herein shall form the basis for any contract or commitment whatsoever. The information contained herein is preliminary as of the date hereof. These materials are subject to change, completion or amendment from time to time. The information contained herein is in addition to information delivered to you as part of the preliminary prospectus relating to the Benchmark 2020-B18 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2020-B18 (the "Offering Document").  The information contained herein should be reviewed only in conjunction with the entire Offering Document. All of the information contained herein is subject to the same limitations and qualifications contained in the Offering Document.  The information contained herein does not contain all relevant information relating to the underlying mortgage loans or mortgaged properties. Such information is described elsewhere in the Offering Document.  The information contained herein will be more fully described elsewhere in the Offering Document.  The information contained herein should not be viewed as projections, forecasts, predictions or opinions with respect to value.  Prior to making any investment decision, prospective investors are strongly urged to read the Offering Document its entirety. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This document contains forward-looking statements. Those statements are subject to certain risks and uncertainties that could cause the success of collections and the actual cash flow generated to differ materially from the information set forth herein. While such information reflects projections prepared in good faith based upon methods and data that are believed to be reasonable and accurate as of the dates thereof, the depositor undertakes no obligation to revise these forward-looking statements to reflect subsequent events or circumstances. Individuals should not place undue reliance on forward-looking statements and are advised to make their own independent analysis and determination with respect to the forecasted periods, which reflect the issuer’s view only as of the date hereof.

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Description of the Agellan Portfolio Whole Loan

The following is a summary of the principal provisions of (A) a first mortgage loan in the amount of $403,000,000 (the “Agellan Portfolio Whole Loan”) from JPMCB (in such capacity, the “Mortgage Lender”) to Chicago Industrial Properties 1 LP, Corridor Park LP, Norcross Springs LP, 6100 McIntosh LP, 6100 McIntosh Vacant LP, Agellan Commercial REIT U.S. L.P., Continental Drive LP, 9385 Washington Blvd. L.P., Agellan Warrenville L.P., 1300 Cox Avenue LP, and San Antonio Industrial One LP, each a Delaware limited partnership (each, an “Individual Borrower” and collectively the “Borrower”), made pursuant to that certain Loan Agreement dated as of July 15, 2020, between the Mortgage Lender and the Borrower (the “Agellan Portfolio Loan Agreement”), and the other documents executed by the Borrower and other applicable parties in connection with the origination of Agellan Portfolio Whole Loan (collectively, the “Agellan Portfolio Loan Documents”). This summary does not purport to be complete and is qualified in its entirety by reference to the Agellan Portfolio Loan Documents. Terms used but not defined in this “Description of the Agellan Portfolio Whole Loan” section or elsewhere in this Memorandum have the meanings assigned to such terms in the Agellan Portfolio Loan Agreement.

General

The Agellan Portfolio Whole Loan was originated by the Mortgage Lender on July 15, 2020 (the “Agellan Portfolio Loan Origination Date”). On or prior to the Closing Date, JPMCB will assign the Agellan Portfolio Mortgage Loan and the Trust Subordinate Companion Loan (including all interest that accrues on the Agellan Portfolio Mortgage Loan and the Trust Subordinate Companion Loan from and after the Cut-off Date) to the Depositor and the Depositor will subsequently assign the Agellan Portfolio Mortgage Loan and the Trust Subordinate Companion Loan to the Issuing Entity. As of the Cut-off Date, the outstanding principal balance of the Agellan Portfolio Whole Loan is expected to be $403,000,000 (the “Agellan Portfolio Loan Amount”).

The Agellan Portfolio Whole Loan is a five year fixed-rate interest-only mortgage loan. The Agellan Portfolio Whole Loan is evidenced by eight promissory notes (each, an “Agellan Portfolio Note” and together, the “Agellan Portfolio Notes”), secured by certain real property (each, an “Agellan Portfolio Individual Property” or an “Agellan Portfolio Mortgaged Property”, and collectively, the “Agellan Portfolio Mortgaged Properties”), comprised of (i) seven senior pari passu promissory notes (each an “Agellan Portfolio A Note”), and (ii) one subordinate promissory note ( the “Agellan Portfolio B Note” that will be subordinate to the senior pari passu promissory notes that will be part of the Issuing Entity.

The outstanding principal balance and interest rate of each Agellan Portfolio Note as of the Cut-off Date is set forth in the table below:

Note	Original Principal Balance	Note Interest Rate

A Notes	$231,000,000	4.6282%
Note A-1	$75,000,000	4.6282%
Note A-2	$50,000,000	4.6282%
Note A-3	$30,000,000	4.6282%
Note A-4	$30,000,000	4.6282%
Note A-5	$25,000,000	4.6282%
Note A-6	$11,000,000	4.6282%
Note A-7	$10,000,000	4.6282%
Note B	$172,000,000	4.4000%
Total/Wtd. Avg.	$403,000,000	4.5308%

The Note Interest Rate indicated in the table above for each Agellan Portfolio Note is referred to as the “Agellan Portfolio Note Interest Rate”.

The maturity date of the Agellan Portfolio Whole Loan is the date on which the final payment of principal of the Agellan Portfolio Notes becomes due and payable in accordance with the terms of the Agellan Portfolio Loan Documents, whether on August 7, 2025 or such other date on which the outstanding principal amount of the Agellan Portfolio Notes becomes due and payable as therein provided, whether at such stated maturity date, by declaration of acceleration or otherwise (the “Agellan Portfolio Maturity Date”).

The Agellan Portfolio Loan Documents require the Borrower to pay interest on the Agellan Portfolio Whole Loan as described in “—Payments on the Agellan Portfolio Whole Loan—Principal and Interest Payments” below.

Security

The Agellan Portfolio Whole Loan is secured by, among other things, the Agellan Portfolio Mortgaged Properties, any improvements erected or installed thereon and all personal property owned by the Borrower and encumbered by the Agellan Portfolio Loan Documents, together with all rights pertaining to the Agellan Portfolio Mortgaged Properties and improvements, all revenue derived from the ownership and operation of the Agellan Portfolio Mortgaged Properties and all other collateral under the Agellan Portfolio Loan Documents.

Non-Recourse Provisions and Exceptions

The Borrower is required to indemnify the Mortgage Lender from and against any loss, cost, expense, damage, claim or other obligation (including out-of-pocket attorneys’ fees, disbursements and costs reasonably incurred, but excluding indirect, consequential, incidental or punitive damages except to the extent that the Mortgage Lender is required to pay amounts due as indirect, consequential, incidental or punitive damages to a third party not Affiliated with the Mortgage Lender) incurred or suffered by the Mortgage Lender arising out of or in connection with any of the following:

(i)       fraud, material intentional misrepresentation or willful misconduct by the Borrower or Guarantor in connection with the Agellan Portfolio Whole Loan;

(ii)       misappropriation by the Borrower or Guarantor of insurance proceeds, awards, rents, and other revenues and security deposits of any Agellan Portfolio Individual Property, during the continuance of an Agellan Portfolio Loan Event of Default in violation of the terms of the Agellan Portfolio Loan Documents (but excluding, for the avoidance of doubt, the application of security deposits in accordance with the leases);

(iii)       intentional material physical waste to any Agellan Portfolio Individual Property or any portion thereof by the Borrower but only to the extent there is sufficient cash flow from such Agellan Portfolio Individual Property to prevent such waste and such cash flow is made available by the Mortgage Lender to the Borrower to prevent such waste;

(iv)       the removal by the Borrower of any personal property comprising any Agellan Portfolio Individual Property during the continuance of an Agellan Portfolio Loan Event of Default in violation of the Agellan Portfolio Loan Documents other than (i) in the ordinary course of business or (ii) personal property that is obsolete or worn out or which is replaced with personal property of equal or greater value and utility;

(v)       subject to the right to contest under the Agellan Portfolio Loan Documents and subject to Permitted Encumbrances, failure by the Borrower to pay any charges (including, without limitation, charges for labor and materials) that create liens on any Agellan Portfolio Individual Property but only to the extent there is sufficient cash flow from such Agellan Portfolio Individual Property to prevent such liens and such cash flow is made available by the Mortgage Lender to the Borrower to pay such charges;

(vi)       a material breach by the Borrower of certain representations, warranties or covenants contained in the Agellan Portfolio Loan Agreement related to the Borrower’s status as a Special Purpose Entity that is cited as a material factor in the substantive consolidation of the Borrower with any other person, provided, that (x) no liability will result under this clause (vi) with respect to failures to pay unsecured trade payables and operation debt incurred in the ordinary course of business and (y) no member, partner or direct or indirect equity holder is obligated to fund additional capital or make any loans to the Borrower;

(vii)       (A) failure by the Borrower to pay condominium assessments or other amounts due and payable by the Borrower under the condominium documents (except to the extent resulting from (1) the insufficiency of cash flow from the Agellan Portfolio Mortgaged Properties to pay the same and such insufficiency is not a result of misappropriation of rents by any Individual Borrower or Guarantor or (2) there being sufficient amounts in the applicable Reserve Funds to pay the same and the Mortgage Lender fails to make such funds available to the Borrower as required under the Agellan Portfolio Loan Documents or (B) if the Condominium is terminated or cancelled by the Borrower without the Mortgage Lender’s consent (except to the extent (A) that there is not sufficient cash flow to prevent the same and such insufficiency is not due to misappropriation of rent by any Individual Borrower or Guarantor and/or (B) there are sufficient amounts on reserve to prevent the same and the Mortgage Lender fails to make such amounts available to the Borrower to prevent the same as required under the terms of the Agellan Portfolio Loan Agreement);

(viii)       subject to clauses (v) and (vii) above, the Borrower fails to obtain the Mortgage Lender’s prior written consent to any additional indebtedness or voluntary lien as and to the extent the same are not permitted by the Agellan Portfolio Loan Documents (unless such indebtedness or voluntary lien was permitted on the date such Indebtedness or voluntary lien was incurred but such indebtedness or voluntary lien was not repaid because (x) there is not sufficient rents to pay the same and such insufficiency is not due to misappropriation of rents by any Individual Borrower or Guarantor, or (y) there are sufficient amounts on reserve in the applicable Reserve Funds to pay such amounts and the Mortgage Lender fails to make such funds available to the Borrower as required under the Agellan Portfolio Loan Documents;

(ix)       any litigation or other legal proceeding related to the Agellan Portfolio Whole Loan filed by the Borrower or Guarantor in bad faith with the sole intent (as finally determined by a non-appealable judgment of a court of competent jurisdiction) to delay, oppose, impede, obstruct, hinder, enjoin or otherwise interfere with the efforts of the Mortgage Lender to exercise any rights and remedies available to the Mortgage Lender as provided herein and in the other Agellan Portfolio Loan Documents during the continuance of an Agellan Portfolio Loan Event of Default; and/or

(x)       subject to clauses (v), (vi), (vii) and (viii) above, the Borrower fails to obtain the Mortgage Lender’s consent, where such consent is required under the Agellan Portfolio Loan Documents to any Transfer of (x) any Agellan Portfolio Individual Property or any portion thereof, or (y) any equity interest in the Borrower, in each case, in violation of the Agellan Portfolio Loan Documents (excluding leases, licenses, Permitted Encumbrances and Permitted Transfers), and (ii) any disposition of personal property in the ordinary course of business); provided, however, that if such violation arises solely from a failure to provide any required notice or information pursuant to the applicable provisions of the Agellan Portfolio Loan Documents with respect to a transfer that is otherwise permitted, there will be no liability under the Agellan Portfolio Loan Agreement;

In addition the Agellan Portfolio Whole Loan will be fully recourse to the Borrower in the event of any of the following:

(i)       any Individual Borrower or any SPE Party files a voluntary petition under the bankruptcy code or any other federal or state bankruptcy or insolvency law;

(ii)       any Individual Borrower or any SPE Party fails, following the Mortgage Lender’s written request, to file an answer opposing any involuntary petition filed against such Individual Borrower or SPE Party under the bankruptcy code or any other federal or state bankruptcy or insolvency law (unless there is no good faith defense to such involuntary petition, which is required to include, without limitation, the insolvency of the applicable Individual Borrower or SPE

Party or the inability of the applicable Individual Borrower or SPE Party to pay its debts and obligations as they become due) or any Individual Borrower or any SPE Party or any Affiliate thereof colludes in writing with petitioning creditors to cause any involuntary bankruptcy petition to be filed against any Individual Borrower or any SPE Party from any person (other than at the written request or with the prior, written consent of the Mortgage Lender);

(iii)       any Individual Borrower or any SPE Party consents in writing to the appointment of a custodian, receiver or trustee for any Individual Borrower or any SPE Party or any portion of the Agellan Portfolio Mortgaged Properties (other than at the request of, or in favor of, the Mortgage Lender); or

(iv)       any Individual Borrower or any SPE Party makes an assignment for the benefit of creditors (other than in favor of the Mortgage Lender).

The Guarantor has agreed to guaranty the Borrower’s obligations set forth above under this heading “Non-Recourse Provisions and Exceptions” (collectively, the “Guaranteed Obligations”). The aggregate liability of the Guarantor with respect to the Guaranteed Obligations set forth in clauses (i) through (iv) above with respect to bankruptcy of the Borrower or any SPE Party is limited to 20% of the outstanding principal balance of the Agellan Portfolio Whole Loan as of the first occurrence of such full recourse event.

“Acceptable Person” means a person that (a) has never been convicted of a felony, (b) has never been convicted of a violation of certain prescribed laws and are not embargoed persons, (c) has not, within the past seven years, been the subject of a proceeding under the bankruptcy code except any involuntary proceedings that have been discharged, (d) has no outstanding judgments which have or are reasonably likely to have a Material Adverse Effect on such person’s ability to perform its obligations, if any, under the Agellan Portfolio Loan Documents and (e) satisfies all of Mortgage Lender’s “know your customer” requirements.

“Affiliate” means, as to any person, any other person that, directly or indirectly, is in control of, is controlled by or is under common control with such person or is a director or officer of such person that has the right to control such person.

“Condominium” means, each of the Charles Court Condominium and the Corridor I Property.

“Charles Court Condominium” means the Agellan Portfolio Individual Property located at 333 Charles Court, Chicago, Illinois and created by recording the Declaration of Condominium as Document Number R2007-067453 with the Dupage County Recorder on April 12, 2007.

“Corridor I Property” means the Agellan Portfolio Individual Property located at 100 Michael Angelo Way, Austin, TX.

“Guarantor” means, (a) collectively, Elad Genesis Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, together with any Replacement Guarantor that becomes jointly and severally liable under that certain guarantee agreement dated as of the Agellan Portfolio Loan Origination Date, executed and delivered by the guarantor in connection with the Agellan Portfolio Whole Loan to and for the benefit of the Mortgage Lender (as the same may be amended, the “Guaranty”), pursuant to and in compliance with the terms of the Agellan Portfolio Loan Agreement and the Guaranty, (b) upon any replacement thereof with any Substitute Guarantor pursuant to and in compliance with the terms of the Agellan Portfolio Loan Agreement and the Guaranty, any such Substitute Guarantor or (c) upon any substitution thereof with any Substitute Guarantor pursuant to and in compliance with the terms of the Agellan Portfolio Loan Agreement and the Guaranty, any such Substitute Guarantor.

“Permitted Encumbrances” means, collectively, with respect to any Agellan Portfolio Individual Property, (a) the liens and security interests created by the Agellan Portfolio Loan Documents and with respect to the Mezzanine Loan, the Mezzanine Loan Document, (b) all liens, encumbrances and other matters disclosed in the title insurance policy, (c) liens, if any, for taxes or other charges imposed by any governmental authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with the Agellan Portfolio Loan Agreement (but excluding any liens securing any PACE Loan or similar indebtedness with respect to the Borrower and/or the Agellan Portfolio Mortgaged Properties, including, without limitation, if such loans or indebtedness made or otherwise provided by any governmental authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments), (d) liens of any permitted equipment leases, (e) all easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting an Agellan Portfolio Individual Property and that do not result in a Material Adverse Effect or materially and adversely affect (i) the marketability of title to the applicable Agellan Portfolio Individual Property, (ii) the fair market value of the applicable Agellan Portfolio Individual Property, or (iii) the use, access or operation of the applicable Agellan Portfolio Individual Property, (f) rights of tenants under leases as tenants only, (g) the Management Agreement and Leasing Agreement for such Agellan Portfolio Individual Property, and (h) such other title and survey exceptions as the Mortgage Lender has approved or may approve in writing in the Mortgage Lender’s sole and reasonable discretion.

“Replacement Guarantor” means any Acceptable Person that (a) satisfies all of the Mortgage Lender’s “know your customer” requirements, (b) directly or indirectly controls or is under common control with the Borrower, (c) has and agrees to maintain, together with any other Guarantor then party to the Guaranty, an aggregate net worth of not less than $100,000,000 (USD) in U.S. and/or Canadian assets (exclusive of the Agellan Portfolio Mortgaged Property, the Agellan Portfolio Whole Loan and the Mezzanine Loan) and liquidity of not less than $5,000,000 (USD) during the term of the Agellan Portfolio Whole Loan and (d) either (i) assumes all of the liabilities and obligations of the Guarantor under the Guaranty pursuant to an agreement in form and substance reasonably acceptable to the Mortgage Lender or executes a replacement guaranty substantially similar to the Guaranty or in such other form as reasonably acceptable to the Mortgage Lender or (ii) executes a joinder to the Guaranty to be jointly and severally liable with any other Guarantor thereunder for all of the liabilities and obligations under the Guaranty, in form and substance reasonably acceptable to the Mortgage Lender.

“SPE Party” means, if the Borrower is a limited partnership or a limited liability company (other than a Single Member Delaware LLC), each general partner or managing member of the Borrower.

“Substitute Guarantor” means any Acceptable Person reasonably acceptable to the Mortgage Lender that (a) satisfies all of the Mortgage Lender’s “know your customer” requirements and (b) directly or indirectly controls, and directly or indirectly owns at least 51% of the legal and beneficial interests in the Transferee.

Payments on the Agellan Portfolio Whole Loan

The entire outstanding principal balance of the Agellan Portfolio Whole Loan, together with all accrued and unpaid interest and all other amounts due under the Agellan Portfolio Loan Documents, will be due and payable by the Borrower on the Agellan Portfolio Maturity Date. Except in connection with a release of a mortgage on an Agellan Portfolio Individual Property or payment in connection with a casualty or condemnation, in each case as provided under the Agellan Portfolio Loan Agreement, the Borrower will not be required to make any scheduled payments of principal prior to the Agellan Portfolio Maturity Date.

Payments on the Agellan Portfolio Whole Loan are required to be made on the 7th day of each calendar month (or if such 7th day is not a business day, the immediately preceding business day) occurring during the term of the Agellan Portfolio Loan Agreement, which term will expire upon repayment in full of the debt and full performance of each and every obligation to be performed by the Borrower pursuant to the Agellan Portfolio Loan Documents (each, a “Agellan Portfolio Loan Payment Date”). The first Agellan Portfolio Loan Payment Date after the Agellan Portfolio Loan Origination Date will be September 7, 2020.

Principal and Interest Payments

On each Agellan Portfolio Loan Payment Date, the Borrower is required to pay to the Mortgage Lender interest on the outstanding principal balance accrued at a rate per annum equal to the applicable Agellan Portfolio Note Interest Rate with respect to each Agellan Portfolio Note during the applicable Agellan Portfolio Interest Accrual Period (each, an “Agellan Portfolio Monthly Interest Payment Amount”) (except that interest will be payable at the Agellan Portfolio Default Rate during the continuance of an Agellan Portfolio Default Loan Event of Default).

All payments of interest and principal in respect of the Agellan Portfolio Mortgage Loan and the related Trust Subordinate Companion Loan and related Non-Trust Junior Subordinate Companion Loan will be applied as set forth in the Agellan Portfolio Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Agellan Portfolio Whole Loan” in the Prospectus.

Provided no Agellan Portfolio Loan Event of Default is continuing, any prepayment of the principal of the Agellan Portfolio Whole Loan, in whole or in part, voluntary or involuntary, will be applied as follows: (a) first, to the reduction of the outstanding principal balance of the Agellan Portfolio A Notes pro rata and pari passu until reduced to zero, and (b) second, to the reduction of the outstanding principal balance of Agellan Portfolio B Note until reduced to zero. During the continuance of any Agellan Portfolio Event of Default, any payment of principal from whatever source may be applied by the Mortgage Lender between the Agellan Portfolio Notes in the Mortgage Lender’s sole discretion.

“Agellan Portfolio Default Rate” means, with respect to each Agellan Portfolio Note, a rate per annum equal to the lesser of (a) the maximum legal rate or (b) four percent above the applicable Agellan Portfolio Note Interest Rate.

“Agellan Portfolio Interest Accrual Period” means, with respect to each Agellan Portfolio Note, the period commencing on and including the seventh day of each calendar month during the term of the Agellan Portfolio Whole Loan and ending on and including the sixth day of the following calendar month; however, the initial accrual Period commences on and includes the Agellan Portfolio Loan Origination Date and ends on and includes the sixth day of the following calendar month.

Lockbox and Cash Management Account

The Borrower has established and is required to maintain one or more eligible accounts (collectively, the “Lockbox Account”) with respect to the Agellan Portfolio Mortgaged Properties to be held by PNC Bank, National Association or another Eligible Institution (in such capacity, the “Lockbox Bank”), pursuant to certain deposit account control agreements by and among the Borrower, the Mortgage Lender, and the Lockbox Bank as depositary, dated as of the Agellan Portfolio Loan Origination Date (the “Lockbox Agreement”). The Lockbox Account is required to be under the sole dominion and control of the Mortgage Lender. Until the Agellan Portfolio Whole Loan is repaid or defeased in full and except as otherwise set forth in the Lockbox Agreement, the Mortgage Lender has the sole right to make withdrawals from the Lockbox Account and all reasonable and out-of-pocket costs and expenses for establishing and maintaining the Lockbox Account will be paid by the Borrower.

The Borrower is required to deliver, or cause the Manager to deliver, within 30 days of the Agellan Portfolio Loan Origination Date, letters directing all tenants under leases to deliver all rents payable under its leases directly to the applicable Lockbox Account. The Borrower and the Manager are required to deposit amounts received by the Borrower or Manager constituting rents into the Lockbox Account within two business days after receipt.

Upon the occurrence and during the continuance of an Agellan Portfolio Loan Event of Default, the Mortgage Lender may, in addition to any and all other rights and remedies available to the Mortgage Lender, apply any sums then present in the Lockbox Account to the payment of the Agellan Portfolio Whole Loan in any order in its sole discretion. The Lockbox Account may not be commingled with other funds held by the Borrower, Manager or Lockbox Bank. The Lockbox Agreement and Lockbox Account will remain in effect until the Agellan Portfolio Whole Loan has been repaid or defeased in full.

The Borrower was required to obtain from the Lockbox Bank pursuant to the Lockbox Agreement its agreement to transfer in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every business day throughout the term of the Agellan Portfolio Whole Loan to another eligible account (the “Cash Management Account”), pursuant to that certain cash management agreement by and among the Borrower, Lender, Mezzanine Lender, Mezzanine Borrower, Manager and PNC Bank, National Association (the “Deposit Bank”), dated as of Agellan Portfolio Loan Origination Date (as the same may be amended, the “Cash Management Agreement”). The Borrower has agreed that the Mortgage Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under the Agellan Portfolio Loan Documents and the Mortgage Lender is required to provide notice thereof, provided that any such modifications will not require the Borrower to undertake any additional liability or increase the obligations or decrease the rights of the Borrower under the Agellan Portfolio Loan Documents, in each case, other than to a de minimis extent, or change the order and priority of the deposits or the disbursements set forth in the Cash Management Agreement.

The Mortgage Lender will have the sole right to make withdrawals from the Cash Management Account and all reasonable and out-of-pockets costs and expenses for establishing and maintaining the Cash Management Account are required to be paid by the Borrower. All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Agellan Portfolio Loan Event of Default may be applied by the Mortgage Lender in such order and priority as the Mortgage Lender may determine.

On each Agellan Portfolio Loan Payment Date during a Cash Sweep Period, unless a Agellan Portfolio Loan Event of Default has occurred and is continuing, funds on deposit in the Cash Management Account (and any related sub-accounts) will be disbursed as follows:

(i)       First, funds, if any, sufficient to pay the monthly deposit to the Tax and Insurance Escrow Fund if such a deposit is required under the Agellan Portfolio Loan Agreement, which amounts will be deposited into the Tax and Insurance Escrow Account;

(ii)       Then, funds sufficient to pay the Common Charges Fund as required under the Agellan Portfolio Loan Agreement, which amounts will be deposited into the Common Charges reserve account;

(iii)       Then, funds sufficient to pay fees to the Deposit Bank then due and payable which amount will be deposited into the Deposit Bank sub-account;

(iv)       Then, funds sufficient to pay the next Agellan Portfolio Monthly Interest Payment Amount, which amount will be deposited into the debt service sub-account;

(v)       Then, funds sufficient to pay any interest accruing at the Agellan Portfolio Default Rate (less amounts already paid pursuant to clause (iv) above), late payment charges and any other amounts due under the Agellan Portfolio Loan Documents, if any, which amounts will be deposited into the debt service sub-account;

(vi)       Then, funds sufficient to pay sums to the Rollover Reserve Fund as required under the Agellan Portfolio Loan Agreement, which amounts will be deposited into the Rollover Reserve Account;

(vii)      Then, funds sufficient to pay the Replacement Reserve Monthly Deposit as required under the Agellan Portfolio Loan Agreement, which amounts will be deposited into the Replacement Reserve Account;

(viii)     Then, payments for monthly operating expenses for the applicable period in accordance with the related Approved Annual Budget will be deposited into the operating expense sub-account;

(ix)       Then, funds sufficient to pay the next Mezzanine Monthly Debt Service Payment Amount then due and payable under the Mezzanine Loan Documents, which amount will be deposited into a subaccount into which debt service payments are required pursuant to the Mezzanine Loan Agreement to be deposited (the “Mezzanine Loan Account”);

(x)       Then, funds sufficient to pay any unpaid interest accruing at the Mezzanine Default Rate (less amounts already paid pursuant to clause (ix) above), late payment charges and any other amounts due under the Mezzanine Loan Documents (other than the payment of the outstanding principal amount of the Mezzanine Loan on the Mezzanine Maturity Date, whether such Mezzanine Maturity Date (is the scheduled Mezzanine Maturity Date) or an earlier date due to an acceleration of the Mezzanine Loan), if any, which amounts will be deposited into the Mezzanine Loan Account;

(xi)       Then, payments for Extraordinary Expenses for the applicable period approved by the Mortgage Lender, if any, will be deposited into the extraordinary expense sub-account; and

(xii)      Lastly, all amounts then remaining after payment of items (i) through (xi) above (the “Excess Cash Flow”), will be disbursed to the excess cash reserve sub-account in accordance with the terms and conditions of the Agellan Portfolio Loan Agreement.

“Cash Sweep Event” means the occurrence of: (a) an Agellan Portfolio Loan Event of Default; (b) any bankruptcy action of an Individual Borrower or any SPE Party; (c) the date that is 30 days following any bankruptcy action of any Manager (unless, as of such date, such Manager has been replaced in accordance with the terms of the Agellan Portfolio Loan Agreement), (d) a DSCR Trigger Event; or (e) any Mezzanine Loan Event of Default.

“Cash Sweep Event Cure” means (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a Debt Service Coverage Ratio of 1.15x or greater for any calendar quarter based upon a 30-year amortization on the trailing three month period immediately preceding the end of such calendar quarter (a “DSCR Trigger Cure”), (b) if the Cash Sweep Event is caused by an Agellan Portfolio Loan Event of Default, the acceptance by the Mortgage Lender of a cure of such Agellan Portfolio Loan Event of Default (which cure the Mortgage Lender is not obligated to accept and may reject or accept in its sole and absolute discretion), (c) if the Cash Sweep Event is caused by a Mezzanine Loan Event of Default, the acceptance by Mezzanine Lender of a cure of such Mezzanine Loan Event of Default (which cure Mezzanine Lender is not obligated to accept and may reject or accept in its sole and absolute discretion) or (d) if the Cash Sweep Event is caused by a bankruptcy action of Manager, the Borrower replaces the Manager with a Qualified Manager under a replacement Management Agreement in accordance with the terms and provisions of Agellan Portfolio Loan Agreement; provided, however, that, such Cash Sweep Event Cure set forth in this definition is subject to the following conditions, (i) no other Agellan Portfolio Loan Event of Default has occurred and is continuing under the Agellan Portfolio Loan Agreement or any of the other Agellan Portfolio Loan Documents, (ii) no Mezzanine Loan Event of Default has occurred and is continuing under the Mezzanine Loan Agreement or any of the other Mezzanine Loan Documents, and (iii) the Borrower has paid all of Lender’s reasonable and actual out-of-pocket costs and expenses and Mezzanine Borrower has paid all of Mezzanine Lender’s reasonable and actual out-of-pocket costs and expenses, in each case, incurred by the Mortgage Lender or Mezzanine Lender, as applicable, in connection with such Cash Sweep Event Cure including, reasonable and actual out-of-pocket attorney’s fees and expenses.

“Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (a) the related Cash Sweep Event Cure, or (b) until payment or defeasance in full of all principal and interest on the Agellan Portfolio Whole Loan and all other amounts payable under the Agellan Portfolio Loan Documents or defeasance of the Agellan Portfolio Whole Loan in accordance with the terms and provisions of the Agellan Portfolio Loan Documents.

Payment of Certain Trust Fund Expenses

The Agellan Portfolio Loan Agreement requires the Borrower to promptly reimburse the Mortgage Lender within five business days following demand for:

(a) during the continuance of an Agellan Portfolio Loan Event of Default, interest payable on advances made by a servicer pursuant to a servicing agreement with respect to delinquent debt service payments (to the extent charges are due under the Agellan Portfolio Loan Agreement and interest at the Agellan Portfolio Default Rate actually paid by the Borrower in respect of such payments are insufficient to pay the same) or expenses paid by a servicer or trustee in respect of the protection and preservation of the Agellan Portfolio Mortgaged Properties (including, without limitation, payments of taxes and insurance premiums) in accordance with a servicing agreement; and

(b)        (1) all actual out of pocket costs and expenses (to the extent charges are due pursuant to the Agellan Portfolio Loan Agreement and interest at the Agellan Portfolio Default Rate actually paid by the Borrower in respect of such payments are insufficient to pay the same) incurred by a servicer pursuant to a servicing agreement, including in connection with the Borrower requests even if no Agellan Portfolio Loan Event of Default is continuing, provided that in connection with any such request, the fees of the Servicer may not exceed $5,000, (2) during the continuance of an Agellan Portfolio Loan Event of Default, customary and reasonable liquidation fees (to the extent that interest at the Agellan Portfolio Default Rate actually paid by the Borrower in respect of such workout fees are insufficient to pay same and which liquidation fees may not exceed 0.5% of any liquidation proceeds received on the Agellan Portfolio Whole Loan), (3) during the continuance of an Agellan Portfolio Loan Event of Default, or an anticipated Agellan Portfolio Loan Event of Default or in connection with a request by Borrower, customary and reasonable workout fees (to the extent that interest at the Agellan Portfolio Default Rate actually paid by the Borrower in respect of such workout fees are insufficient to pay same and which workout fees may not exceed 0.5% of each collection of interest and principal received on the Agellan Portfolio Whole Loan), and (4) special servicing fees, operating advisor fees or any other similar fees payable by the Mortgage Lender to a servicer during the period while the Agellan Portfolio Whole Loan is in special servicing as a result of an Agellan Portfolio Loan Event of Default or an anticipated Agellan Portfolio Loan Event of Default or a request by the Borrower that the Agellan Portfolio Whole Loan be transferred to special servicing (to the extent that interest at the Agellan Portfolio Default Rate actually paid by the Borrower is insufficient to pay same and which special servicing fees may not exceed 0.25% per annum).

Prepayment

Except as described in this section, the Borrower will not have the right to prepay or defease the Agellan Portfolio Whole Loan, in whole or in part, prior to the Agellan Portfolio Maturity Date.

Voluntary Prepayments

(a) On May 7, 2025 (the “Permitted Par Prepayment Date”), and on any business day thereafter through the Agellan Portfolio Maturity Date, the Borrower may prepay the Agellan Portfolio Whole Loan, in whole (but not in part except pursuant to clause (b) below and sections “—Release of Agellan Portfolio Individual Property” and “—Release of Outparcels and Release Parcel” below), without payment of any Yield Maintenance Premium or other prepayment premium, fee or penalty, provided that (x) if such prepayment is not paid on a regularly scheduled Agellan Portfolio Loan Payment Date, the Borrower is required to pay interest for the full Agellan Portfolio Interest Accrual Period in which the prepayment occurs and (y) if an Agellan Portfolio Event of Default is then continuing, such prepayment is also made in accordance with and subject to the requirements of section “—Prepayment after Default” below. The Borrower’s right to prepay the principal balance of the Agellan Portfolio Whole Loan in full or in part is subject to:

(i)       the Borrower’s submission to the Mortgage Lender of a notice of the projected date of prepayment, which must be no less than 10 days from the date of such notice (or such shorter period of time as may be permitted by the Mortgage Lender in its reasonable discretion), which notice may be revoked at any time on or prior to the proposed prepayment date by written notice to the Mortgage Lender; provided that the Borrower will be required to reimburse the Mortgage Lender for all third party out-of-pocket costs and expenses incurred by the Mortgage Lender in connection with such revocation;

(ii)       the Borrower’s actual payment to the Mortgage Lender of the full amount of the related indebtedness (or the applicable portion of the indebtedness for any partial prepayment in accordance with the terms of the Agellan Portfolio Loan Agreement), including, if such prepayment occurs on a date other than a regularly scheduled Agellan Portfolio Loan Payment Date interest for the full Agellan Portfolio Interest Accrual Period in which the prepayment occurs;

(iii)       contemporaneously with such prepayment of the related indebtedness, the Mezzanine Borrower’s prepayment of the Mezzanine Loan in full in accordance with the terms of the Mezzanine Loan Documents (except any partial prepayment will be subject to clause (c) below; and

(iv)       the payment of all other sums due and payable under the Agellan Portfolio Loan Agreement, the Agellan Portfolio Notes, and the other Agellan Portfolio Loan Documents, including, but not limited to, all of the Mortgage Lender’s out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by the Mortgage Lender in connection with such prepayment.

(b) In order to achieve the Debt Service Coverage Ratio required to (i) effect a DSCR Trigger Cure or (ii) achieve the Required Release DSCR, the Borrower has the right to do any one or a combination of the following: (A) make a voluntary prepayment of the Agellan Portfolio Whole Loan (together with the applicable Yield Maintenance Premium due in connection therewith if such prepayment occurs prior to the Permitted Par Prepayment Date), together with the Mezzanine Borrower’s pro rata prepayment of the Mezzanine Loan in accordance with the Mezzanine Loan Agreement, in the amount necessary to achieve a DSCR Trigger Cure or the Required Release DSCR, in each case after taking into account any Letters of Credit then held by the Mortgage Lender pursuant to this clause (c) and/or any amounts then on deposit in the DSCR Cure Fund (the “DSCR Cure Amount”), so long as any other applicable conditions to prepayment in this section are satisfied on or prior to the date of such prepayment, (B) deliver a Letter of Credit to the Mortgage Lender in an amount equal to the DSCR Cure Amount, or (C) deposit with the Mortgage Lender cash collateral in an amount equal to the DSCR Cure Amount (the “DSCR Cure Fund”), which Letter of Credit or DSCR Cure Fund will be held as additional collateral for the Agellan Portfolio Whole Loan. All funds in the DSCR Cure Fund must be treated as a “Reserve Fund”. If at any time no Agellan Portfolio Loan Event of Default is continuing and the Debt Service Coverage Ratio required to achieve a DSCR Trigger Cure and/or Required Release DSCR (as applicable) has been achieved for a calendar quarter (without taking into account the Letter of Credit or any sums on deposit in the DSCR Cure Fund, as applicable), the Mortgage Lender will be required to return the Letter of Credit and/or the funds remaining in the DSCR Cure Fund to the Borrower.

(c) In the event the Borrower makes a partial prepayment of the Agellan Portfolio Whole Loan in accordance with this section, the Mezzanine Borrower is required to make a pro rata prepayment of its Mezzanine Loan pursuant to the applicable terms and provisions of the Mezzanine Loan Agreement.

“Debt Service Coverage Ratio” means a ratio for the applicable period in which:

(a)       the numerator is the net operating income for such period; and

(b)       the denominator is the aggregate amount of the regularly scheduled interest payments under the Agellan Portfolio Whole Loan and the Mezzanine Loan for such period.

“Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Permitted Par Prepayment Date, as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the Mortgage Lender may reasonably select.

“Prepayment Rate Determination Date” means the date which is five business days prior to the date that such prepayment is required to be applied in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement.

“Yield Maintenance Premium” means, with respect to each Agellan Portfolio Note, an amount equal to the greater of (a) one percent of the outstanding principal of the portion of the applicable Agellan Portfolio Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under such Agellan Portfolio Note being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the applicable portion of the Agellan Portfolio Note being prepaid is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Agellan Portfolio Payment Date in the event such payment is not made on an Agellan Portfolio Payment Date), over (ii) the principal amount being prepaid.

Release of Agellan Portfolio Individual Property

(a) Provided that no Agellan Portfolio Loan Event of Default has occurred and is continuing (other than an Agellan Portfolio Loan Event of Default that would be cured by the release of such Agellan Portfolio Individual Property and partial prepayment of the Agellan Portfolio Whole Loan in accordance with this section) and the other conditions set forth in this section have been satisfied, the Borrower will have the right at any time and from time to time to voluntarily prepay a portion of the Agellan Portfolio Whole Loan and obtain a release of an Agellan Portfolio Individual Property from the lien of the mortgage thereon (and related Agellan Portfolio Loan Documents) and the release of the related Individual Borrower’s obligations under the Agellan Portfolio Loan Documents with respect to such Agellan Portfolio Individual Property (other than those expressly stated to survive) (a “Partial Release” and each such released Agellan Portfolio Individual Property, a “Released Property”), in each case, upon the satisfaction of each of the following conditions:

(i)       the Borrower provides the Mortgage Lender not less than 15 days’ notice (or a shorter period of time if permitted by the Mortgage Lender in its reasonable discretion) specifying a date (the “Partial Release Date”) on which the Partial Release is to occur, provided that the Borrower may withdraw such notice (or adjourn the Partial Release Date) at any time prior to the Partial Release Date by giving written notice of the same to the Mortgage Lender, provided further that upon any such withdrawal, the Borrower will remain liable for payment of any reasonable third-party out-of-pocket expenses incurred by the Mortgage Lender in connection with the proposed release (including, without limitation, reasonable attorneys’ fees and expenses of any servicer in connection with such Partial Release) and any other amounts then due and owing to the Mortgage Lender pursuant to the Agellan Portfolio Loan Agreement and the other Agellan Portfolio Loan Documents;

(ii)       the Borrower makes a voluntary prepayment of the Agellan Portfolio Whole Loan in an amount equal to the Agellan Portfolio Release Price for the Agellan Portfolio Individual Property or Agellan Portfolio Individual Properties subject to the Partial Release and, if for any reason such prepayment is not paid on a regularly scheduled Payment Date, Borrower also pays interest for the full Agellan Portfolio Interest Accrual Period in which such voluntary prepayment occurs and the Borrower satisfies the other requirements relating to prepayments as set forth in the Agellan Portfolio Loan Agreement;

(iii)       the Mezzanine Borrower makes a voluntary prepayment of the Mezzanine Loan equal to the Mezzanine Release Price relating to such Agellan Portfolio Individual Property or Agellan Portfolio Individual Properties subject to the Partial Release in accordance with the Mezzanine Loan Agreement and satisfies the conditions for the Partial Release under the Mezzanine Loan Agreement;

(iv)       if such Partial Release occurs prior to the Permitted Par Prepayment Date, the Borrower pays the applicable Yield Maintenance Premium with respect thereto (including, for the avoidance of doubt, on any Release DSCR Payment made by the Borrower in connection therewith);

(v)       after giving effect to the release of the applicable Agellan Portfolio Individual Property (including the portion of the Agellan Portfolio Whole Loan prepaid pursuant to the terms of the Agellan Portfolio Loan Agreement), the Debt Service Coverage Ratio for the Agellan Portfolio Mortgaged Properties then remaining subject to the liens of the mortgages (excluding the Agellan Portfolio Individual Property requested to be released) based on the trailing 12 month period immediately preceding the release of the applicable Agellan Portfolio Individual Property must be equal to or greater than the greater of (i) the Release Debt Service Coverage Ratio, and (ii) the Debt Service Coverage Ratio for all of the Agellan Portfolio Mortgaged Properties then remaining subject to the liens of the mortgages (including the Agellan Portfolio Individual Property requested to be released) immediately preceding the release of the applicable Agellan Portfolio Individual Property based on the trailing 12 month period immediately preceding the release of the applicable Agellan Portfolio Individual Property (such greater amount, the “Required Release DSCR”), provided that the Borrower will have the right to do any one or a combination of the following to achieve the Required Release DSCR: make a prepayment of the Agellan Portfolio Whole Loan, deliver a Letter of Credit and/or deposit cash collateral in the DSCR Cure Fund;

(vi)       except in connection with a Transfer pursuant to section “—Prepayment Prior to Permitted Defeasance Date” or clause (b) or (c) below, the Released Property is transferred and conveyed pursuant to a bona fide sale of the Released Property to a person that is not an Affiliate of the Borrower on arms’-length terms and conditions;

(vii)       subsequent to such Partial Release (after taking into account the applicable Partial Release), each Individual Borrower continues to be a Special Purpose Entity;

(viii)       the Borrower submits to the Mortgage Lender, not less than three business days prior to the Partial Release Date, a release of lien (and related Agellan Portfolio Loan Documents) and discharge of Individual Borrower (the “Release and Discharge”), for such Agellan Portfolio Individual Property for execution by the Mortgage Lender, which the Mortgage Lender must execute, deliver and release to the Borrower promptly upon the payment of the Agellan Portfolio Release Price with respect to the Agellan Portfolio Individual Property being released. Such release must be in a form appropriate in each jurisdiction in which the Agellan Portfolio Individual Property is located and reasonably satisfactory to the Mortgage Lender, and, provided that the applicable Individual Borrower does not own all or any portion of any other Agellan Portfolio Individual Property and must not be the Individual Borrower named in the Lockbox Agreement or the Cash Management Agreement, unless such Individual Borrower assigns all rights and obligations thereunder to another Individual Borrower not subject to the Release and Discharge, upon and concurrently with the satisfaction of the conditions set forth in this section, the applicable Individual Borrower will be released from all obligations under the Agellan Portfolio Loan Agreement and the other Agellan Portfolio Loan Documents except to the extent that any obligations, indemnities, warranties, representations or covenants specifically survive the payment or satisfaction of the indebtedness;

(ix)       to the extent any Agellan Portfolio Individual Property is released and conveyed to an Affiliate of the Borrower, the Borrower must deliver to the Mortgage Lender and the Rating Agency an additional insolvency opinion or an update of the insolvency opinion already provided in connection with the origination of the Agellan Portfolio Whole Loan indicating that the release does not affect the opinions set forth therein;

(x)       with respect to a release of either of the Agellan Portfolio Individual Properties located at 5008-5030 Service Center Drive (the “Service Center Property I”) and 5032-5042 and 5100-5218 Service Center Drive (“Service Center Property II”, and together with Service Center Property I, each, a “Service Center Property” and collectively, the “Service Center Properties”), unless the Service Center Properties are released simultaneously in accordance with the terms of the Agellan Portfolio Loan Agreement, the Borrower delivers to the Mortgage Lender (A) evidence reasonably acceptable to Mortgage Lender that (x) the released Service Center Property is not necessary for the Service Center Property remaining subject to the lien of the applicable mortgage to comply with any zoning, building, land use or parking or other similar legal requirements with respect to such Service

Center Property or for the then current use of the related Service Center Property, including without limitation for access, driveways, parking, utilities or drainage and (y) the Service Center Property remaining subject to the lien of the applicable mortgage has access to all parking, roadways, entry ways and improvements in the same manner as prior to such release or (B) to the extent necessary for such compliance or continued access, a reciprocal easement agreement or other agreement has been or will be executed and recorded that would allow the owner of the Service Center Property remaining subject to the lien of the applicable mortgage to continue to use the Service Center Property being released to the extent necessary for such foregoing access and compliance, which reciprocal easement agreement is required to be in form and substance reasonably acceptable to the Mortgage Lender and the Borrower is required to deliver to the Mortgage Lender an endorsement to the title policy insuring the rights and benefits under any new or amended reciprocal easement agreement that has been executed and recorded; and

(xi)       subject to the terms and provisions of the Agellan Portfolio Loan Agreement, the Borrower is required to reimburse the Mortgage Lender and servicer for any reasonable third-party out-of-pocket costs and expenses incurred by the Mortgage Lender in connection with such Partial Release (including reasonable and out-of-pocket attorneys’ fees and expenses, the then current fee being assessed by a servicer to effect such Partial Release (which must not exceed $5,000 with respect to the release of any one Agellan Portfolio Individual Property) and reasonable third-party out-of-pocket expenses of such servicer) and the Borrower must have paid, in connection with such Partial Release, all recording charges, filing fees, taxes or other reasonable and out-of-pocket expenses payable in connection therewith.

Notwithstanding anything to the contrary provided in the Agellan Portfolio Loan Agreement or in any other Agellan Portfolio Loan Document, if the Agellan Portfolio Whole Loan is included in a REMIC trust and the loan-to-value ratio (as determined by the Mortgage Lender in its sole discretion using any commercially reasonable method permitted to a REMIC trust) exceeds or would exceed 125% immediately after the release of the applicable Agellan Portfolio Individual Property, no release will be permitted unless the principal balance of the Agellan Whole Loan is prepaid by an amount not less than the greater of (i) the Release Price or (ii) the least of one of the following amounts: (A) only if the released Agellan Portfolio Individual Property is sold, the net proceeds of an arm’s length sale of the released Agellan Portfolio Individual Property to an unrelated person, (B) the fair market value of the released Agellan Portfolio Individual Property at the time of the release, or (C) an amount such that the loan-to-value ratio (as so determined by the Mortgage Lender) after the release of the applicable Agellan Portfolio Individual Property is not greater than the loan-to-value ratio of the Agellan Portfolio Mortgaged Properties immediately prior to such release, unless the Mortgage Lender receives an opinion of counsel that, if (ii) such amount is not paid, the securitization will not fail to maintain its status as a REMIC trust as a result of the release of the applicable Agellan Portfolio Individual Property. Any such prepayment will be deemed a voluntary prepayment and will be subject to the voluntary prepayment requirements described under the section “Prepayment—Voluntary Prepayments” above (other than the requirements to prepay the indebtedness in full and provide 30 days’ notice to the Mortgage Lender).

(b)        In the event either (i) a default or an Agellan Portfolio Loan Event of Default under the Agellan Portfolio Loan Documents arising from an event or occurrence specifically applicable to and caused by an Agellan Portfolio Individual Property that was not caused by the intentional acts of the Borrower, Guarantor or their respective Affiliates or (ii) there exists a material non-monetary violation of environmental law not caused by the intentional acts of the Borrower, Guarantor or their respective Affiliates which is specifically applicable to and caused by an Agellan Portfolio Individual Property (each of clause (i) and (ii), a “Default Property”), and in each instance the Mortgage Lender has delivered a notice to the Borrower with respect to such default, Agellan Portfolio Loan Event of Default or violation (but only if such notice is required by the Agellan Portfolio Loan Agreement or the other Agellan Portfolio Loan Documents) and Borrower has demonstrated in good faith to the Mortgage Lender that it has pursued a cure of such default, Agellan Portfolio Loan Event of Default or violation (if a cure period is permitted under the Agellan Portfolio Loan Documents with respect thereto), the Borrower will have the right, but not the obligation, to release the applicable Default Property (including to an Affiliate of the Borrower) in accordance with this section, provided that (A) such release will cure the default, Agellan

Portfolio Loan Event of Default or violation, (B) the Borrower prepays the Agellan Portfolio Whole Loan in an amount equal to the Release Price for the Default Property, together with the applicable Yield Maintenance Premium, if any, and (C) if the Default Property is transferred to an Affiliate of the Borrower in connection with such release, the Borrower will be required to deliver a “bring-down” of the insolvency opinion provided in connection with the origination of the Agellan Portfolio Whole Loan in form and substance reasonably acceptable to the Mortgage Lender or an additional insolvency opinion. For the avoidance of doubt, the Borrower will also be required to satisfy the other requirements of this section.

(c) the Borrower has the right to release the Braker Individual Property to an Affiliate of the Borrower, provided that (i) the Borrower satisfies the conditions set forth in clause (a) above to release the Agellan Portfolio Individual Property, except that the Borrower is required to pay to the Mortgage Lender a Release Price equal to 120% of the Allocated Loan Amount for such Agellan Portfolio Individual Property and (ii) as a condition to the release of the Braker Individual Property to an Affiliate of the Borrower, the Borrower covenanted and agreed in the Agellan Portfolio Loan Agreement that subsequent to such release, neither the Borrower nor any of its Affiliates or agents, nor any other party acting on behalf of or at the direction of any of the foregoing, will lease any space at the Braker Individual Property to an existing tenant or any of its Affiliates at any other Agellan Portfolio Individual Property then subject to the lien of the mortgage unless either (i) the Borrower has replaced such tenant with a new tenant at such other applicable Agellan Portfolio Individual Property which will pay an effective rent per square foot pursuant to its lease in an amount equal to or greater than the tenant that was relocated to the Braker Individual Property or (ii) Mortgage Lender has provided its prior written consent thereto (not to be unreasonably withheld, conditioned or delayed).

“Agellan Portfolio Release Price” means with respect to any Agellan Portfolio Individual Property being released in accordance with this section “—Release of Agellan Portfolio Individual Property”, (i) until an amount equal to $60,450,000.00 has been prepaid in connection with Partial Releases in accordance with this section “—Release of Agellan Portfolio Individual Property”, 110% of the Allocated Loan Amount for such Agellan Portfolio Individual Property and (ii) thereafter, 115% of the Allocated Loan Amount for such Agellan Portfolio Individual Property.

“Braker Individual Property” means the Individual Property located at 2120 West Braker Lane, Austin, Texas 78758.

“Outparcel Release Price” means (i) with respect to the release of an Outparcel in connection with a bona fide sale of such Outparcel to a person that is not an Affiliate of the Borrower on arms’-length terms and conditions, the amount set forth on Schedule 2.6.3 of the Agellan Portfolio Loan Agreement with respect to such Outparcel, or (ii) with respect to the release of an outparcel to an Affiliate of the Borrower, 120% of the amount set forth on Schedule 2.6.3 of the Agellan Portfolio Loan Agreement with respect to such Outparcel.

“Release Debt Service Coverage Ratio” means a Debt Service Coverage Ratio of 1.70x.

“Release DSCR Payment” means the payment of an amount necessary, after giving effect to a Partial Release and taking into account the Mezzanine Borrower’s pro rata prepayment of the Mezzanine Loan in accordance with the Mezzanine Loan Agreement, to satisfy the Required Release DSCR.

Release of Outparcels and Release Parcel

Notwithstanding the restrictions contained in the applicable sections of the Agellan Portfolio Loan Documents, provided no Agellan Portfolio Loan Event of Default has occurred and is continuing, the Borrower has the right at any time and from time to time at any time to voluntarily prepay a portion of the Agellan Portfolio Whole Loan and obtain a partial release of the Mortgage with respect to the lien on each of (x) those certain non-income producing and unimproved parcels of real property more particularly described in the Agellan Portfolio Loan Agreement (each, an “Outparcel”) and (y) the Release Parcel, in each case, upon satisfaction of the following conditions precedent:

(i)       The Borrower provides the Mortgage Lender not less than 30 days’ notice (or a shorter period of time if permitted by the Mortgage Lender in its reasonable discretion) specifying a date for the release of the Outparcel or Release Parcel (the “Release Parcel Date”) is to occur, provided that the Borrower may withdraw such notice (or adjourn the Release Parcel Date) at any time on or prior to the Release Parcel Date by giving written notice of the same to the Mortgage Lender, provided further that upon any such withdrawal, the Borrower remains liable for payment of any reasonable third-party out-of-pocket expenses incurred by the Mortgage Lender in connection with the proposed partial release (including, without limitation, reasonable attorneys’ fees and expenses of any servicer in connection with such release of the Outparcel or Release Parcel (the “Parcel Release”)) and any other amounts then due and owing to the Mortgage Lender pursuant to the Agellan Portfolio Loan Agreement and the other Agellan Portfolio Loan Documents;

(ii)       with respect to the release of any Outparcel, (A) the Borrower makes a voluntary prepayment of the Agellan Portfolio Whole Loan in an amount equal to the Outparcel Release Price, together with all interest accrued thereon for the full Agellan Portfolio Interest Accrual Period in which such voluntary prepayment has occurred and (B) the Mezzanine Borrower makes a voluntary prepayment of the Mezzanine Loan equal to the Mezzanine Outparcel Release Price and satisfies the conditions for the Parcel Release under the Mezzanine Loan Agreement;

(iii)        with respect to the release of the Release Parcel, the Borrower delivers to the Mortgage Lender, (A) an updated survey of the Agellan Portfolio Individual Property delineating the Agellan Portfolio Individual Property excluding the Release Parcel and (B) the metes and bounds (or lot and block) legal description of the Release Parcel and the remaining portion of the Agellan Portfolio Individual Property, which will be subject to the reasonable approval of the Mortgage Lender;

(iv)       with respect to the release of the Release Parcel, the Borrower makes a voluntary prepayment of the Agellan Portfolio Whole Loan in an amount equal to the greater of (A) the pro rata portion of the Allocated Loan Amount for such Agellan Portfolio Individual Property that is allocable to the Release Parcel, as determined by the Mortgage Lender in its reasonable discretion (except that if such Release Parcel is released to an Affiliate of the Borrower, such amount will equal 120% of such pro rata portion of such Allocated Loan Amount as so determined by Mortgage Lender) or (B) if the Release Parcel is sold to any third-party, the gross sale proceeds received from any such sale of the Release Parcel (less any (x) out-of-pocket costs paid at the closing of the sale of the Release Parcel to third parties that are not Affiliates of the Borrower and (y) prorations that constitute credits to the purchaser) (such greater amount, the “Release Parcel Price”), together with all interest accrued thereon for the full Agellan Portfolio Interest Accrual Period in which such voluntary prepayment occurs and (y) the Mezzanine Borrower must make a voluntary prepayment of the Mezzanine Loan equal to the release price required under the Mezzanine Loan Agreement and satisfy the conditions for the Parcel Release under the Mezzanine Loan Agreement;

(v)       if such Parcel Release occurs prior to the Permitted Par Prepayment Date, the Borrower is required to pay the applicable Yield Maintenance Premium with respect to the Outparcel Release Price or Release Parcel Price, as applicable;

(vi)       the Borrower delivers to the Mortgage Lender (i) evidence which would be satisfactory to a prudent lender acting reasonably that (A) the Outparcel or Release Parcel, as applicable, has been legally subdivided from the remainder of the related Agellan Portfolio Individual Property and does or will upon its release, constitutes a separate tax lot and (B) the Outparcel or Release Parcel, as applicable, (together with any appurtenant easements or other rights with respect to adjacent property) is not necessary for the related Agellan Portfolio Individual Property to comply with any zoning, building, land use or parking or other similar legal requirements with respect to such Agellan Portfolio Individual Property or for the then current use of the related Agellan Portfolio Individual Property, including without limitation for access, signage, driveways, parking, utilities or drainage or, to the extent that the Outparcel or Release Parcel, as applicable, is necessary for any such purpose, a reciprocal easement agreement or other agreement has been or will be executed and recorded that would allow the owner of the related Agellan Portfolio Individual Property to continue to use the Outparcel or Release Parcel, as applicable, to the extent necessary for such purpose, which reciprocal easement agreement must be in form and substance reasonably acceptable to the Mortgage Lender and (ii) a certificate executed by the Borrower stating that after giving effect to such transfer, each of the Outparcel or Release Parcel, as applicable, and the balance of the related Agellan Portfolio Individual Property (together with any appurtenant easements or other rights with respect to adjacent property) conforms to and is in compliance in all material respects with applicable legal requirements and constitutes or will constitute a separate tax lot;

(vii)       the Borrower delivers to the Mortgage Lender an endorsement to the title policy insuring the applicable Mortgage, in form and substance reasonably satisfactory to the Mortgage Lender, which endorsement (i) extends the effective date of such title policy to the effective date of the release, (ii) confirms no change in the priority of the mortgage on the balance of the related Agellan Portfolio Individual Property (exclusive of the Outparcel or Release Parcel, as applicable), subject to the Permitted Encumbrances and (iii) insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to the Agellan Portfolio Loan Agreement that has been executed and recorded, if any;

(viii)       the Borrower delivers to the Mortgage Lender evidence in the form of a certificate executed by the Borrower that the Borrower has complied with any requirements applicable to the release in the leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the related Agellan Portfolio Individual Property and that the release does not violate any of the provisions of such documents and that any such release of a Outparcel or Release Parcel, as applicable, does not result in any right in favor of a third party of offset, abatement or reduction of rent payable to the Borrower or any right in favor of a third party of termination, cancellation or surrender under any leases, reciprocal easement agreements or other material agreement by which the Borrower or the related Agellan Portfolio Individual Property is bound or encumbered and the surrender, termination or cancellation of which would have a material adverse effect on the Borrower or the related Agellan Portfolio Individual Property;

(ix)       the Borrower simultaneously with the release of the Outparcel or Release Parcel, as applicable, transfers title to the Outparcel or Release Parcel, as applicable, to a person other than the Borrower;

(x)       subsequent to such Parcel Release (taking into account the Parcel Release), each Individual Borrower and SPE Party continues to comply with the Special Purpose Entity requirements of the Agellan Portfolio Loan Agreement;

(xi)       the Borrower submits to the Mortgage Lender, not less than 10 calendar days prior to the Parcel Release Date, a partial release of lien with respect to the Outparcel or Release Parcel, as applicable, for such Agellan Portfolio Individual Property, for execution by the Mortgage Lender, which the Mortgage Lender executes, delivers and releases to the Borrower promptly upon the payment of the Outparcel Release Price or the Release Parcel Price, as applicable, and the satisfaction of the conditions in this section. Such release is required to be in a form appropriate in each jurisdiction in which the Agellan Portfolio Individual Property is located and reasonably satisfactory to the Mortgage Lender;

(xii)       the Borrower delivers to the Mortgage Lender any other information and documents of a ministerial or administrative nature which would be required by a prudent lender acting reasonably relating to the release of the Outparcel or Release Parcel, as applicable;

(xiii)       to the extent any Outparcel or Release Parcel is released and conveyed to an Affiliate of the Borrower, the Borrower delivers to the Mortgage Lender and the Rating Agency an additional insolvency opinion or an update of the insolvency opinion delivered in connection with the Agellan Portfolio Whole Loan indicating that the release does not affect the opinions set forth therein; and

(xiv)       the Borrower reimburses the Mortgage Lender and the servicer for any reasonable third-party out-of-pocket costs and expenses incurred by the Mortgage Lender in connection with such Parcel Release (including reasonable attorneys’ fees and expenses, any current and customary fee being assessed by the servicer to effect such Parcel Release and reasonable third-party out-of-pocket expenses of the servicer) and the Borrower pays, in connection with such Parcel Release, all recording charges, filing fees, taxes or other reasonable, out-of-pocket expenses payable in connection therewith.

As a condition to the release of an Outparcel or the Release Parcel to an Affiliate of the Borrower, the Borrower covenanted and agreed in the Agellan Portfolio Loan Agreement that neither the Borrower nor any of its Affiliates or agents, nor any other party acting on behalf of or at the direction of any of the foregoing, must lease any space at the Outparcel or the Release Parcel to an existing tenant or any of its Affiliates at the applicable Agellan Portfolio Individual Property, unless either (i) the Borrower has replaced such tenant with a new tenant at such Agellan Portfolio Individual Property which pays an effective rent per square foot pursuant to its lease in an amount equal to or greater than the tenant that was relocated to the Outparcel or the Release Parcel, or (ii) the Mortgage Lender has provided its prior written consent thereto (not to be unreasonably withheld, conditioned or delayed).

Notwithstanding anything to the contrary contained in the Agellan Portfolio Loan Agreement or in any other Agellan Portfolio Loan Document, if the Agellan Portfolio Whole Loan is included in a REMIC trust and the loan-to-value ratio (as determined by the Mortgage Lender in its sole discretion using any commercially reasonable method permitted to a REMIC trust) exceeds or would exceed 125% immediately after the release of the Outparcel or Release Parcel, no release will be permitted unless the principal balance of the Agellan Portfolio Whole Loan is prepaid by an amount not less than (x) with respect to an Outparcel the greater of (i) the Outparcel Release Price or (ii) the least of one of the following amounts: (A) only if the released Outparcel is sold, the net proceeds of an arm’s length sale of the released Outparcel to an unrelated person, (B) the fair market value of the released Outparcel at the time of the release, or (C) an amount such that the loan-to-value ratio (as so determined by the Mortgage Lender) after the release of the Outparcel is not greater than the loan-to-value ratio of the Agellan Portfolio Mortgaged Properties immediately prior to such release, unless the Mortgage Lender receives an opinion of counsel that, if such amount is not paid, the securitization will not fail to maintain its status as a REMIC trust as a result of the release of the Outparcel and (y) with respect to the Release Parcel, the greater of (i) the Release Parcel Price or (ii) the least of one (1) of the following amounts: (A) only if the released Release Parcel is sold, the net proceeds of an arm’s length sale of the released Release Parcel to an unrelated person, (B) the fair market value of the released Release Parcel at the time of the release, or (C) an amount such that the loan-to-value ratio (as so determined by the Mortgage Lender) after the release of the Release Parcel is not greater than the loan-to-value ratio of the Agellan Portfolio Mortgaged Properties immediately prior to such release, unless the Mortgage Lender receives an opinion of counsel that, if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC trust as a result of the release of the Release Parcel. Any such prepayment will be deemed a voluntary prepayment and will be subject to section “—Voluntary Prepayment” above (other than the requirements to prepay the indebtedness in full and provide 30 days’ notice to the Mortgage Lender).

“Release Parcel” means that portion of the Agellan Portfolio Individual Property located at 1000 and 1100 Warrenville Road, Naperville, Illinois 60563 to be released pursuant to this section consisting of approximately all or a portion of the parcel designated as the “Vacant Land” on Schedule 2.6.3(b) of the Agellan Portfolio Loan Agreement.

Mandatory Prepayment

On the Agellan Portfolio Loan Payment Date following the date on which the Mortgage Lender actually receives any Net Proceeds, if the Mortgage Lender is not required to make such Net Proceeds available to the Borrower for the restoration of any Agellan Portfolio Individual Property or otherwise remit such Net Proceeds to such the Borrower pursuant to the Agellan Portfolio Loan Agreement or if the Mortgage Lender receives any amounts pursuant to the mortgage (such amounts, the “Repayment Amounts”), the Mortgage Lender may, at its option, apply such Net Proceeds or Repayment Amounts as a prepayment of all or a portion of the outstanding principal balance of the Agellan Portfolio Whole Loan together, with accrued interest and any other sums due under the Agellan Portfolio Loan Agreement, in an amount equal to 100% of such Net Proceeds or Repayment Amounts (collectively, the “Mortgage Mandatory Prepayment Amount”). Except during the continuance of an Agellan Portfolio Loan Event of Default, any Net Proceeds or Repayment Amounts to be applied pursuant to this section in excess of the Mortgage Mandatory Prepayment Amount must be applied as follows: (i) first, to the Mezzanine Lender, in an amount equal to the applicable mandatory prepayment amount in accordance with the Mezzanine Loan Agreement, to be applied in accordance with the Mezzanine Loan Documents and (ii) second, to the Borrower. After the occurrence and during the continuance of an Agellan Portfolio Loan Event of Default, the Mortgage Lender may apply such Net Proceeds or Repayment Amounts to the indebtedness (until paid in full) in any order or priority in its sole discretion. Other than during the continuance of an Agellan

Portfolio Loan Event of Default, no Yield Maintenance Premium or other prepayment premium, fee or penalty will be due in connection with any prepayment made pursuant to this section.

“Net Proceeds” means (i) the net amount of all insurance proceeds received by the Mortgage Lender under certain insurance policies as a result of casualty (excluding business interruption insurance proceeds) to an Agellan Portfolio Individual Property, after deduction of the Mortgage Lender’s reasonable out-of-pocket costs and expenses, if any, in collecting same or (ii) the net amount of the award paid by a governmental authority in connection with a condemnation of an Agellan Portfolio Individual Property, after deduction of the Mortgage Lender’s reasonable out-of-pocket costs and expenses, if any, in collecting the same, whichever the case may be.

Prepayment After Default

If, concurrently with or during the continuance of an Agellan Portfolio Loan Event of Default, payment of all or any part of the principal of the Agellan Portfolio Whole Loan is tendered by the Borrower or otherwise recovered by the Mortgage Lender, such tender or recovery is required to be (a) made on the next Agellan Portfolio Loan Payment Date together with the monthly debt service payment amount and (b) if such payment occurs (i) on or prior to the Permitted Defeasance Date, deemed a voluntary prepayment by the Borrower in violation of the prohibition against prepayment set forth in the Agellan Portfolio Loan Agreement, and the Borrower will be required to pay an additional amount equal to the Yield Maintenance Default Premium and (ii) after the Permitted Defeasance Date and prior to the Permitted Par Prepayment Date, the Borrower is required to pay, in addition to the debt, an amount equal to the Yield Maintenance Premium, which, in each case, may be applied to the debt in such order and priority as the Mortgage Lender determines in its sole and absolute discretion.

“Yield Maintenance Default Premium” means, with respect to each Agellan Portfolio Note, an amount equal to the greater of (a) five percent of the outstanding principal balance of such Agellan Portfolio Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under such Agellan Portfolio Note to be made with respect to the portion of the applicable Agellan Portfolio Note being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the applicable portion of the Agellan Portfolio Note being prepaid is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Agellan Portfolio Payment Date in the event such payment is not made on an Agellan Portfolio Payment Date), over (ii) the principal amount being prepaid.

Prepayment Prior to Permitted Defeasance Date

If the Permitted Release Date has occurred but the Permitted Defeasance Date has not occurred, the Agellan Portfolio Whole Loan may be prepaid in whole (but not in part) prior to the Permitted Defeasance Date upon not less than 10 days prior written notice to the Mortgage Lender (or such shorter period of time as may be permitted by the Mortgage Lender in its reasonable discretion) specifying the projected date of prepayment and upon payment of an amount equal to the Yield Maintenance Premium applicable to such prepayment, which notice may be revoked at any time on or prior to the proposed prepayment date by written notice to the Mortgage Lender; provided that the Borrower will be required to reimburse the Mortgage Lender for all third party out-of-pocket costs and expenses incurred by the Mortgage Lender in connection with such revocation. If for any reason the Borrower prepays the Agellan Portfolio Whole Loan on a date other than an Agellan Portfolio Payment Date, the Borrower will be required to also pay interest for the full Agellan Portfolio Interest Accrual Period in which such prepayment occurs.

Notwithstanding anything contained in the Agellan Portfolio Loan Agreement or in any other Agellan Portfolio Loan Document to the contrary, in the event the Mortgage Lender uses Net Proceeds to prepay a portion of the Release Price for the affected Agellan Portfolio Individual Property and any accrued and unpaid interest thereon, the Borrower will be permitted to prepay the remaining amount of the Release

Price for such affected Agellan Portfolio Individual Property outstanding after the application of such Net Proceeds together with interest through and including the last day of the Agellan Portfolio Interest Accrual Period on the next Agellan Portfolio Loan Payment Date in which case, the Borrower will have the right to convey such Agellan Portfolio Individual Property to an Affiliate in accordance with Agellan Portfolio Loan Agreement and the Mortgage Lender will be required to release such affected Agellan Portfolio Individual Property from the Agellan Portfolio Loan Documents and the liens of the mortgage, provided that the Mezzanine Borrower will have prepaid the Mezzanine Release Price in respect of such Agellan Portfolio Individual Property in accordance with the Mezzanine Loan Documents.

“Permitted Defeasance Date” means the date that is two years from the “startup day” within the meaning of Section 860G(a)(9) of the Code for the REMIC trust which holds the portion of the last Agellan Portfolio Note to be securitized.

“Permitted Release Date” means the earlier of (i) the date that is two years from the “startup day” within the meaning of Section 860G(a)(9) of the Code of the REMIC trust which holds the portion of the last Agellan Portfolio Note to be securitized and (ii) the third anniversary of the first Agellan Portfolio Loan Payment Date.

Defeasance

The Borrower has the right at any time after the Permitted Release Date and prior to the Permitted Par Prepayment Date to voluntarily defease all of the Agellan Portfolio Whole Loan by and upon satisfaction of the following conditions, among others (such event, a “Defeasance Event”):

(a)       the Borrower provides at least 20 days’ prior written notice to the Mortgage Lender specifying the Agellan Portfolio Loan Payment Date on which the defeasance is expected to occur (the “Defeasance Date”);

(b)       payment of all accrued and unpaid interest on the principal balance of the Agellan Portfolio Whole Loan up to and including the Defeasance Date, and if the Defeasance Date is not a Agellan Portfolio Loan Payment Date, together with interest on the Agellan Portfolio Notes for the full Agellan Portfolio Interest Accrual Period during which the defeasance occurs; provided, however, that if the Defeasance Deposit includes (or if the U.S. Obligations purchased with the Defeasance Deposit provide for payment of) all principal and interest computed from the Agellan Portfolio Loan Payment Date prior to the Defeasance Date through the next Agellan Portfolio Loan Payment Date, the Borrower will not be required to pay such short-term interest;

(c)       payment of all other sums, not including scheduled interest or principal payments, due and payable under the Agellan Portfolio Loan Documents;

(d)       payment of the required Defeasance Deposit;

(e)       execution and delivery of a pledge and security agreement in form and substance that would be reasonably satisfactory to a prudent lender creating a first-priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit;

(f)       delivery of a REMIC opinion;

(g)       written confirmation from the Rating Agency that the release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such defeasance for the Loan-Specific Certificates and/or any other certificates issued in connection with a securitization and, if required by the Mortgage Lender or Rating Agency, a non-consolidation opinion with respect to the Successor Borrower from counsel reasonably satisfactory to the Mortgage Lender, in form and substance satisfactory to the Mortgage Lender and the Rating Agency;

(h)       payment of all reasonable and out-of-pocket costs and expenses incurred by the Mortgage Lender in connection with the applicable Defeasance Event, including (i) any reasonable and out-of-pocket costs and expenses associated with a release of the lien of any mortgage, (ii) reasonable and out-of-pocket attorneys’ fees and expenses incurred in connection with the Defeasance Event, (iii) reasonable and out-of-pocket costs and expenses of the Rating Agency, (iv) any revenue, documentary stamp or intangible taxes or any other tax or charge due and payable in connection with the transfer of the Agellan Portfolio Notes or otherwise required to accomplish the defeasance, (v) any fees and expenses of accountants, and (vi) the reasonable and out-of-pocket costs and expenses of any servicer or trustee incurred in connection with the Defeasance Event, including reasonable and out-of-pocket attorneys’ fees and expenses; and

(i)       the Mezzanine Borrower prepays the Mezzanine Loan in accordance with the Mezzanine Loan Agreement.

“Defeasance Deposit” means an amount equal to the remaining principal amount of the Agellan Portfolio Note, together with the amount which, when added to the remaining principal amount of the Agellan Portfolio Note, will be sufficient to purchase U.S. Obligations providing the required Scheduled Defeasance Payments, and any costs and expenses incurred or to be incurred in the purchase of U.S. Obligations necessary to meet the Scheduled Defeasance Payments.

“Scheduled Defeasance Payments” means payments in an amount equal to or more than the scheduled payments of interest and principal due on the Agellan Portfolio Loan Payment Dates under the related Agellan Portfolio Loan Documents and assuming the Agellan Portfolio Note is prepaid in full on the Permitted Par Prepayment Date.

“Successor Borrower” means a successor entity, acceptable to the Mortgage Lender in its reasonable discretion, which is required to be a Special Purpose Entity.

“U.S. Obligations” means non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agency, other “government securities” within the meaning of the Investment Company Act.

Permitted Transfers

Without the prior written consent of the Mortgage Lender, and except as otherwise described below, the Borrower may not and may not permit a Restricted Party to do any of the following (each, a “Transfer”): (a) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Agellan Portfolio Individual Property or any part thereof or any legal or beneficial interest therein, (b) enter into a PACE Loan or (c) permit a sale or pledge of an interest in any Restricted Party, other than (i) pursuant to leases of space in the improvements to tenants in accordance with the provisions of the Agellan Portfolio Loan Agreement, and (ii) Permitted Transfers.

Notwithstanding any of the restrictions of the Agellan Portfolio Loan Documents, the following Transfers (but in no event pledges, except as set forth in clause (ii), (v) or (vi) below) are permitted without the Mortgage Lender’s consent:

(i)       Transfers of a direct or indirect beneficial interest in any Individual Borrower or any Restricted Party, provided that after giving effect to any such Transfer, (A) the Guarantor owns, in the aggregate, more than 50.1% of the direct or indirect equity ownership interest in each Individual Borrower and each SPE Party; (B) the Guarantor controls each Individual Borrower and each SPE Party and (C) an Elad Entity or a Qualified Transferee controls the Guarantor;

(ii)       (x) Transfers or a sale or pledge of the direct or indirect equity interests in the Guarantor, provided after giving effect to any such Transfer under this clause (x), (A) the Guarantor controls the Borrower, Mezzanine Borrower and each SPE Party and (B) an Elad Entity or a Qualified Transferee controls and owns in the aggregate, more than 40% of the direct or indirect equity ownership interest in the Guarantor, (y) the pledge or encumbrance by one or more Permitted Pledgors of their respective indirect ownership interests in the Borrower pursuant to a general security agreement or similar instrument to an institutional lender providing a corporate line of credit facility or corporate credit facility or similar transaction (but not in the nature of mezzanine or similar financing) secured by all or a substantial portion of such Permitted Pledgor’s assets and involving direct (other than with respect to the Agellan Portfolio Mortgaged Properties) or indirect interests in multiple properties or persons, where (1) payment of the obligations under such corporate line of credit facility, corporate credit facility or similar transaction is not dependent solely or primarily from cash flow from the Agellan Portfolio Mortgaged Properties, (2) such credit facility is secured by substantial real estate assets in addition to the Agellan Portfolio Mortgaged Properties and (3) the percentage of the value of the Agellan Portfolio Mortgaged Properties to the total value of all collateral subject to such pledge or encumbrance for such corporate line of credit facility, corporate credit facility or similar transaction does not exceed the percentage of the value of the Agellan Portfolio Mortgaged Properties to the total value of all assets owned (directly or indirectly) by such Permitted Pledgor as of the Agellan Portfolio Loan Date (any pledge or encumbrance meeting the foregoing requirements set forth in this clause (y), a “Permitted Pledge”), provided after giving effect to any such Transfer under this clause (y), (A) the Guarantor owns, in the aggregate, more than 50.1% of the direct or indirect equity ownership interest in each Individual Borrower and each SPE Party; (B) the Guarantor controls each Individual Borrower and each SPE Party and (C) an Elad Entity or a Qualified Transferee controls the Guarantor or (z) the foreclosure (or the exercise of similar rights and remedies) by the holder of a Permitted Pledge, provided that the holder of the Permitted Pledge is an institutional lender and after giving effect to any such Transfer under this clause (z) (I) the Guarantor or a Qualified Transferee own, in the aggregate, more than 50.1% of the direct or indirect equity ownership interest in each Individual Borrower and each SPE Party; (II) the Guarantor or a Qualified Transferee control each Individual Borrower and each SPE Party, (III) an Elad Entity or a Qualified Transferee control the Guarantor and (IV) if a Qualified Transferee (and not an Elad Entity) so controls each Individual Borrower and each SPE Party pursuant to this clause (IV) after giving effect to any such Transfer, then as a condition to any such Transfer, such Qualified Transferee (or an Affiliate thereof reasonably acceptable to the Mortgage Lender) that is a Replacement Guarantor, assumes all of the liabilities and obligations of the Guarantor under the guaranty and the environmental indemnity or execute a replacement guaranty and environmental indemnity substantially similar to the guaranty and the environmental indemnity or in such other form that is reasonably acceptable to the Mortgage Lender (and the Mortgage Lender has received any organizational documents, consents and resolutions and legal opinions of counsel reasonably required by the Mortgage Lender in connection therewith), in which case the Guarantor will be released from all liabilities and obligations arising under the guaranty and the environmental indemnity due to acts or omissions occurring from and after the date of such assumption or replacement guaranty and environmental indemnity;

(iii)       Transfers by devise or descent or by operation of law upon the death of a natural person, provided after giving effect to any such Transfer, (A) the Guarantor controls each Individual Borrower and each SPE Party and (B) an Elad Entity or a Qualified Transferee controls the Guarantor;

(iv)       Transfers of direct or indirect interests in any Individual Borrower for estate planning purposes to the spouse, any lineal descendant, sibling, parent or other immediate or extended family member of such transferor (including any of the foregoing by adoption), or to a trust for the benefit of any one or more of such persons, provided after giving effect to any such Transfer, (A) the Guarantor controls each Individual Borrower and each SPE Party and (B) an Elad Entity or a Qualified Transferee controls the Guarantor;

(v)       (x) the sale, transfer, pledge or issuance of shares of common stock or other beneficial ownership interests in any person holding a direct or indirect interest in any Restricted Party that is a publicly traded entity, (a “Traded Security”), provided such Traded Security is listed on the New York Stock Exchange or another nationally recognized stock exchange, including, without limitation, the Tel Aviv Stock Exchange, and (y) any sale or pledge, or any Transfer, of any direct or indirect legal, beneficial or other interest in the Elad Control Entity, provided after giving effect to any such Transfer under this clause (y): (A) Elad Canada Inc., a Qualified Transferee or any other person approved by the Mortgage Lender in its reasonable discretion must control the Elad Control Entity, (B) the Elad Control Entity must control Guarantor and (C) Guarantor must control each Individual Borrower and each SPE Party;

(vi)       (A) sales or pledges of the direct or indirect equity interests in the Borrower and SPE Party by the Mezzanine Borrower to the Mezzanine Lender in accordance with the applicable Mezzanine Loan Documents and (B) any exercise of remedies by a Mezzanine Lender in respect of such sale or pledge; or

(vii)       any Transfer of the direct or indirect ownership interests in Mezzanine Borrower to any Affiliate of the Guarantor that is controlled and 100% owned, directly or indirectly, by the Guarantor, provided after giving effect to such Transfers, (A) Guarantor owns, in the aggregate, more than 50.1% of the direct or indirect equity ownership interest in each Individual Borrower, each Mezzanine Borrower and each SPE Party; (B) the Guarantor controls each Individual Borrower, each Mezzanine Borrower and each SPE Party and (C) an Elad Entity or a Qualified Transferee controls the Guarantor.

provided: (i) with respect to the Transfers listed in clauses (i) and (vii) above, no Agellan Portfolio Loan Event of Default has occurred and is continuing, (ii) with respect to the Transfers listed in clauses (i) and (vii) above, the Mortgage Lender has received not 20 days’ prior written notice of such Transfer if such Transfer is a Transfer of control or 25% or more of the direct or indirect interests in any Individual Borrower to a Person, that prior to such Transfer did not own, together with its Affiliates, 25% or more of the direct or indirect interests in any Individual Borrower, (iii) following such Transfer, each Individual Borrower and SPE Party continues to be in compliance with the representations and warranties contained in the Agellan Portfolio Loan Agreement relating to their status as special purpose entities, (iv) after giving effect to the equity Transfer in question, the Borrower continues to be in compliance with the representations contained in the Agellan Portfolio Loan Agreement relating to the Committee on Foreign Investment in the United States, ERISA matters, the Patriot Act, the Office of Foreign Assets Control (“OFAC”) and matters concerning embargoed persons (and, upon the Mortgage Lender’s request, (other than pursuant to clauses (ii)(y), (v) and (vi) above) the Borrower delivers to the Mortgage Lender a certificate of the Borrower containing such updated representations made effective as of the date of the consummation of the applicable equity Transfer), (v) if any such Transfer (other than pursuant to clause (v)(x) or (vi) above) will result in a person, that prior to such Transfer did not own, together with its Affiliates, 25% of the direct or indirect interests in any Individual Borrower, owning 25% or more of the direct or indirect interests in any Individual Borrower, then the Borrower, upon the Mortgage Lender’s request, will be required to deliver to the Mortgage Lender (x) lien, bankruptcy, litigation, Patriot Act and OFAC searches reasonably acceptable to the Mortgage Lender and (y) such other diligence such that the Mortgage Lender is in compliance with the Mortgage Lender’s then current “know your customer” requirements; it being acknowledged and agreed that if such searches are not satisfactory search results, then such Transfer will not be a Permitted Transfer, (vi) prior to any Transfer (other than pursuant to clause (vi) above) which, after giving effect to such Transfer, results in more than 49% of the direct or indirect interests in the Borrower being transferred to a person not owning at least 49% of the direct or indirect interests in the Borrower prior to such Transfer, the Borrower is required to deliver to the Mortgage Lender an additional insolvency opinion with respect to the proposed Transfer, which additional insolvency opinion must be reasonably acceptable to the Mortgage Lender and, if required by the Mortgage Lender, the Rating Agency (provided that such additional insolvency opinion may be delivered within 45 days of any Transfer under clauses (iii) or (v) above), and (vii) such Transfer does not trigger any right of first refusal, option to purchase or default under any material reciprocal easement agreement or condominium documents that has not expired or been waived in writing prior to the consummation of such Transfer.  The Borrower is required to pay all reasonable third-party out-of-pocket costs and expenses of the Mortgage Lender incurred in connection with the Mortgage Lender’s review of any Transfer or proposed Transfer, including, without limitation, attorneys’ fees and expenses. For the avoidance of doubt, except as otherwise provided in the Agellan Portfolio Loan Agreement, all Transfers of direct equity interests in any Individual Borrower or any SPE Party are prohibited.

Notwithstanding any of the restrictions of the Agellan Portfolio Loan Documents, sales or conveyances (but not a deed of trust, mortgage, lien or other encumbrance) by the Borrower of the Agellan Portfolio Mortgaged Properties in their entirety (or 100% of the direct or indirect equity interest in the Borrower and Mezzanine Borrower) and related assumptions of the Agellan Portfolio Whole Loan are permitted without the Mortgage Lender’s consent or approval other than during the period that is 60 days prior to and 60 days after a securitization, provided that each of the following conditions have been satisfied:

(i)       the Borrower gives written notice to the Mortgage Lender of the proposed sale or conveyance not later than 30 days prior thereto, which notice sets forth the name of the proposed Transferee, identify the owners of such direct and indirect interests in the proposed Transferee sufficient to establish satisfaction of the conditions set forth in clauses (iii) and (ix) below, and set forth the date the sale or conveyance is expected to be effective (such notice may be revocable provided, that the Borrower must reimburse Lender for all out-of-pocket costs and expenses incurred by the Mortgage Lender in connection with such revocation);

(ii)       the person to whom the Agellan Portfolio Mortgaged Properties (or 100%) of the direct or indirect equity in the Borrower) is sold or conveyed (the “Transferee”) satisfies the requirements of the Agellan Portfolio Loan Agreement in connection with their Special Purpose Entity status and the organizational documents of the Transferee satisfy the rating agency criteria as determined by the Mortgage Lender;

(iii)       the Transferee is an Acceptable Person that is (i) a Qualified Transferee, (ii) controlled by a Qualified Transferee which owns, directly or indirectly, at least 51% of the equity interests in the Transferee and any SPE Party or (iii) a person approved by the Mortgage Lender and following a securitization, with respect to which a rating agency confirmation is received;

(iv)       for so long as the Mezzanine Loan is then outstanding, the Transferee is directly and/or indirectly wholly-owned by a New Mezzanine Borrower;

(v)       immediately prior to such sale or conveyance, no Agellan Portfolio Loan Event of Default has occurred and is continuing and no Agellan Portfolio Loan Event of Default will exist as a result of such sale or conveyance;

(vi)       following the sale or conveyance, each Agellan Portfolio Individual Property is managed by a Qualified Manager;

(vii)       the Mortgage Lender receives an additional insolvency opinion which may be relied upon by the Mortgage Lender and the Rating Agency with respect to the sale or conveyance, which additional insolvency opinion must be reasonably acceptable to a prudent lender acting reasonably and the Rating Agency;

(viii)       the Transferee executes an assumption of all of the obligations of the Borrower under the Agellan Portfolio Loan Agreement, the mortgage and the other Agellan Portfolio Loan Documents arising from and after such assumption and delivers or causes to be delivered such other documents, organizational documents, legal opinions, title insurance endorsements and evidence of insurance required under the Agellan Portfolio Loan Agreement, in each case as may be reasonably requested by the Mortgage Lender;

(ix)       the proposed transfer will not result in a violation of any of the covenants contained in the Agellan Portfolio Loan Agreement relating to compliance with ERISA and certain prescribed laws, and the Borrower delivers or causes the proposed Transferee to deliver to the Mortgage Lender such documentation and/or evidence of compliance as the Mortgage Lender reasonably requests which may include search results customarily obtained by a prudent lender in connection with a Agellan Portfolio Loan assumption;

(x)       the Borrower pays the Mortgage Lender a loan assumption fee equal to 0.25% of the then outstanding principal amount of the Agellan Portfolio Whole Loan;

(xi)       a Substitute Guarantor has executed a replacement guaranty satisfactory to the Mortgage Lender and if such Substitute Guarantor has and agrees to maintain a net worth of not less than $100,000,000 (USD) (in U.S. and/or Canadian assets and exclusive of the Agellan Portfolio Mortgaged Properties, the Agellan Portfolio Whole Loan and the Mezzanine Loan) and liquidity of not less than $5,000,000 (USD) during the term of the Agellan Portfolio Whole Loan (and the Mortgage Lender has received any legal opinions of counsel reasonably required to the Mortgage Lender in connection therewith), upon delivery of the replacement guaranty pursuant to this clause (xi), the Guarantor must be released from all liability arising due to acts or omissions occurring from and after the date of such replacement guaranty;

(xii)       a Substitute Guarantor has executed a replacement environmental indemnity satisfactory to the Mortgage Lender and the Mortgage Lender has received any legal opinions of counsel reasonably required to the Mortgage Lender in connection therewith, and upon delivery of the replacement environmental indemnity pursuant to this clause (xii) or an environmental insurance policy with respect to the Agellan Portfolio Mortgaged Properties acceptable to the Mortgage Lender, the Guarantor must be released from all liability arising due to acts or omissions occurring from and after the date of such replacement environmental indemnity.

(xiii)       such transfer does not trigger (A) any right of first refusal, or option to purchase under any reciprocal easement agreement, the condominium documents or any lease or (B) default under any material reciprocal easement agreement, the condominium documents or any lease, in each case, that has not expired or been waived prior to the consummation of transfer and assumption of the Agellan Portfolio Whole Loan;

(xiv)       to the extent the Mezzanine Loan is outstanding, the Mortgage Lender has received evidence that the Mezzanine Borrower has complied (or is simultaneously complying) with certain requirements of the Mezzanine Loan Agreement relating to permitted transfers; and

(xv)       Borrower has paid any and all reasonable third-party out-of-pocket costs incurred in connection with such transfer and assumption of the Agellan Portfolio Whole Loan (including, without limitation, the Mortgage Lender’s counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes).

The Mortgage Lender is not required to demonstrate any actual impairment of its security or any increased risk of default under the Agellan Portfolio Loan Agreement in order to declare the Agellan Portfolio Whole Loan immediately due and payable during the continuance of an Agellan Portfolio Loan Event of Default as a result of the Borrower’s Transfer in violation of the Agellan Portfolio Loan Agreement (other than a Permitted Transfer or the Borrower entering into any lease (that is not a Major Lease) in violation of the terms of the Agellan Portfolio Loan Agreement that is cured within the cure period set forth in the applicable provisions of Agellan Portfolio Loan Agreement) without the Mortgage Lender’s consent. This provision applies to every Transfer in violation of the Agellan Portfolio Loan Agreement (other than a Permitted Transfer or the Borrower entering into any lease (that is not a Major Lease) in violation of the terms of the Agellan Portfolio Loan Agreement that is cured within the cure period set forth in the applicable provisions of Agellan Portfolio Loan Agreement) without the Mortgage Lender’s consent regardless of whether voluntary or not, or whether or not the Mortgage Lender has consented to any previous Transfer.

“Elad Control Entity” means Elad Canada Realty Inc. and/or any successor to the Elad Control Entity (by merger, consolidation, business combination or any similar transaction made in accordance with the terms of the Agellan Portfolio Loan Agreement, whether or not the Elad Control Entity is the surviving entity).

“Elad Entity” means (a) the Elad Control Entity and/or (b) any person that is majority-owned and controlled, directly or indirectly, by the Elad Control Entity.

“New Mezzanine Borrower” means one or more special purpose, bankruptcy remote entities formed by the Borrower as reasonably required by the Mezzanine Lender in order to serve as borrower under any new mezzanine loan or, if available, utilize an upper-tier special purpose vehicle in its structure as such borrower.

“PACE Loan” means (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Agellan Portfolio Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against such Agellan Portfolio Individual Property.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015 and as the same may be further amended, extended, replaced or otherwise modified from time to time, and any corresponding provisions of future laws.

“Permitted Pledgors” mean, each of Elad Genesis Limited Partnership, a limited partnership formed under the laws of the Province of Ontario and Agellan Commercial Real Estate Investment Trust, provided, that, no person will be a Permitted Pledgor if it owns any direct equity interest in the Borrower.

“Permitted Transfer” means any of the following: (a) any Transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the person or persons lawfully entitled thereto, (b) any Transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the person or persons lawfully entitled thereto, (c) any Transfer or sale or pledge expressly permitted by and made in accordance with the provisions described under “Description of the Agellan Portfolio Whole Loan—Permitted Transfers” in the Memorandum, (d) any Permitted Encumbrance, (e) any other Transfer approved by the Mortgage Lender or permitted without the consent of the Mortgage Lender in accordance with the terms and provisions of the Agellan Portfolio Loan Documents, including any condemnation, (f) leases entered into in accordance with the terms of the Agellan Portfolio Loan Agreement and (g) a release of an Agellan Portfolio Individual Property or the Agellan Portfolio Mortgage Properties in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement.

“Qualified Transferee” means any of the following entities (the financial tests below must each be calculated exclusive of such entity’s interest in the Agellan Portfolio Mortgaged Properties):

(i)       a pension fund, pension trust or pension account that immediately prior to such transfer owns, directly or indirectly, total real estate assets of at least $1,500,000,000;

(ii)       a pension fund advisor who (a) immediately prior to such transfer, controls, directly or indirectly, at least $1,500,000,000 of real estate assets, and (b) is acting on behalf of one or more pension funds that, in the aggregate, satisfy the requirements of clause (i) of this definition;

(iii)       an insurance company which is subject to supervision by the insurance commissioner, or a similar official or agency, of a state or territory of the United States (including the District of Columbia) (a) with a net worth, determined as of a date no more than six months prior to the date of the transfer of at least $750,000,000, and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,500,000,000;

(iv)       a corporation organized under the banking laws of the United States or any state or territory of the United States (including the District of Columbia) (a) with a combined capital and surplus of at least $500,000,000, and (b) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,500,000,000;

(v)       any person (a) who owns or operates at least 10 industrial properties of similar or higher quality as the Agellan Portfolio Mortgaged Properties (exclusive of the Agellan Portfolio Mortgaged Properties), (b) who has a net worth, determined as of a date no more than six months prior to the date of such transfer, of at least $750,000,000, and (c) who, immediately prior to such transfer, controls, directly or indirectly, real estate assets of at least $1,500,000,000;

(vi)       any person in which more than 50% of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (i) through (v) of this definition of “Qualified Transferee”, or any combination of more than one such entity, and which is controlled directly or indirectly by such entity or entities;

(vii)       any person approved by the Mortgage Lender with respect to which Lender has received a Rating Agency Confirmation; or

(viii)       any person in which more than 20% of the ownership interests are owned directly or indirectly by any of the entities listed in subsections (i) or (ii) of this definition of “Qualified Transferee”, or any combination of both such entities, and which is controlled directly or indirectly by such entity or entities.

“Restricted Party” means the Borrower, Mezzanine Borrower, SPE Party under the Mezzanine Loan, each SPE Party (if any), Guarantor, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any of the foregoing.

Intercompany Loan

Each Individual Borrower is required to (a) promptly perform and/or observe, all of the material covenants and agreements required to be performed and observed by it under the Intercompany Note and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder, (b) promptly notify the Mortgage Lender in writing of the giving of any written notice of any default (beyond all applicable notice and/or cure periods) by any party under any Intercompany Note of which it is aware, (c) not amend, modify, or terminate any Intercompany Note, without the prior written consent of the Mortgage Lender (which consent may not be unreasonably withheld, conditioned or delayed), except (A) for a termination pursuant to Section 7 of the Intercompany Note or (B) for an amendment or modification of the Intercompany Note to make such Intercompany Note bear interest which must not be current pay, and (d) not transfer or assign any Intercompany Note, except that, notwithstanding anything to the contrary in the Agellan Portfolio Loan Agreement or in the other Agellan Portfolio Loan Documents, the Borrower may, without the consent of the Mortgage Lender, distribute the Intercompany Note to its direct owners, who may distribute the Intercompany Note to its direct and indirect owners to Intercompany Loan Obligor in accordance with the organizational documents of Borrower.

“Intercompany Loan” means that certain intercompany loan in the aggregate amount of $159,518,495.00 made by Agellan Commercial REIT U.S. L.P., 9385 Washington Blvd LP, 6100 McIntosh LP, Agellan Warrenville LP, Continental Drive LP, Norcross Springs LP, Corridor Park LP, and Chicago Industrial Properties 1 LP, collectively, as lender to Piper Commercial Holdings LLC on February 19, 2019 as evidenced by the Intercompany Notes.

“Intercompany Loan Lender” means, individually and/or collectively, as the context may require, Agellan Commercial REIT U.S. L.P., 9385 Washington Blvd LP, 6100 McIntosh LP, Agellan Warrenville LP, Continental Drive LP, Norcross Springs LP, Corridor Park LP, and Chicago Industrial Properties 1 LP.

“Intercompany Loan Obligor” means Piper Commercial Holdings LLC, a Delaware limited liability company.

“Intercompany Note” means, each of that certain (i) Promissory Note made by Piper Commercial Holdings LLC to Agellan Commercial REIT U.S. L.P. in the original principal amount of $87,478,896, dated as of February 19, 2019, (ii) Promissory Note made by Piper Commercial Holdings LLC to 9385 Washington Blvd LP in the original principal amount of $3,592,995, dated as of February 19, 2019, (iii) Promissory Note made by Piper Commercial Holdings LLC to 6100 McIntosh LP in the original principal amount of $12,191,361, dated as of February 19, 2019, (iv) Promissory Note made by Piper Commercial Holdings LLC to Agellan Warrenville LP in the original principal amount of $31,043,965, dated as of February 19, 2019, (v) Promissory Note made by Piper Commercial Holdings LLC to Continental Drive LP in the original principal amount of $10,033,216, dated as of February 19, 2019, (vi) Promissory Note made by Piper Commercial Holdings LLC to Norcross Springs LP in the original principal amount of $4,521,428, dated as of February 19, 2019, (vii) Promissory Note made by Piper Commercial Holdings LLC to Corridor Park LP in the original principal amount of $5,351,064, dated as of February 19, 2019, and (viii) Promissory Note made by Piper Commercial Holdings LLC to Chicago Industrial Properties 1 LP in the original principal amount of $5,305,571, dated as of February 19, 2019, as each of the foregoing has been amended by that certain amending agreement dated as of the Agellan Portfolio Loan Origination Date by and between Intercompany Loan Obligor and Intercompany Loan Lender and as the same may be further amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time in accordance with the terms of the Agellan Portfolio Loan Agreement.

Additional Indebtedness; Liens

Permitted Indebtedness and Liens

The Borrowers are not permitted to incur any indebtedness other those described under section (29)(d) of Annex A of this Memorandum.

Reserve Accounts

The Borrower established the reserve accounts described below on the Agellan Portfolio Loan Origination Date. The reserve accounts are required to be maintained by the master servicer pursuant to the terms of the PSA.

Reserve Funds, Generally

The Borrower has granted to the Mortgage Lender a first-priority perfected security interest in each of the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Rollover Reserve Fund, the Common Charges Fund, the Excess Cash Flow Reserve Fund, the DSCR Cure Fund, the Working Capital Reserve Fund and any other escrow fund collectively, the “Reserve Funds”) and any money deposited therein as additional security for payment of the Agellan Portfolio Whole Loan. The Reserve Funds will be held in an interest-bearing account and invested in permitted investments, and any interest that accrues thereon will be added to the related Reserve Fund.

Upon and during the continuance of an Agellan Portfolio Loan Event of Default, the Mortgage Lender may apply any amounts on deposit in the related Reserve Funds to the payment of the Agellan Portfolio Whole Loan in any order in its sole discretion.

The Borrower is not permitted to further pledge, assign or grant any security interest in any Reserve Fund or any money deposited therein without the consent of the Mortgage Lender, except for those naming the Mortgage Lender as the secured party.

The Borrower will indemnify the Mortgage Lender and the servicer from any actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) actually incurred by the Mortgage Lender or any servicer and arising from or in any way connected with the related Reserve Funds or the performance of the obligations for which the related Reserve Funds were established, unless resulting from the Mortgage Lender’s gross negligence or willful misconduct.

Required Repair Fund

On the Agellan Portfolio Loan Origination Date, the Borrower was required to deposit with the Mortgage Lender the amount for each Agellan Portfolio Individual Property set forth in the table below to perform the Required Repairs for such Agellan Portfolio Individual Property (the amounts deposited, the “Required Repair Fund” and the account in which such amounts are held, the “Required Repair Account”).

The Borrower is required to perform certain repairs at the Agellan Portfolio Mortgaged Properties (the “Required Repairs”), as provided for in the Agellan Portfolio Loan Agreement.

The Borrower is required to complete each of the Required Repairs within the applicable time period set forth in the table above (the “Required Repairs Deadline”). It will be an Agellan Portfolio Loan Event of Default under the Agellan Portfolio Loan Agreement if the Borrower does not complete the Required Repairs at each Agellan Portfolio Individual Property on or before the applicable Required Repairs Deadline; provided, however, if the Borrower is unable to complete a Required Repair by the applicable Required Repairs Deadline, after using commercially reasonable efforts to do so and provided that the failure to complete such Required Repair does not imminently endanger any tenant, patron or other occupant of the applicable Agellan Portfolio Individual Property or the general public and does not materially and adversely affect the value of the applicable Agellan Portfolio Individual Property, the applicable Required Repairs Deadline will be automatically extended solely as to such Required Repair to permit the Borrower to complete such Required Repair so long as the Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such extended Required Repairs Deadline does not exceed the applicable extended period set forth in the table above in respect of any Required Repair). The Mortgage Lender is required to disburse to the Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by the Borrower of certain conditions set forth in the Agellan Portfolio Loan Agreement.

The Mortgage Lender is not required to make disbursements from the Required Repair Account with respect to the any Agellan Portfolio Individual Property (i) more than once a month and (ii) unless such requested disbursement is in an amount greater than $25,000.00 (or a lesser amount if the total amount in the Required Repair Account with respect to such Agellan Portfolio Individual Property is less than $25,000.00), in which case only one disbursement of such remaining amount is required to be made).

Tax and Insurance Reserve Fund

The Borrower is required on each Agellan Portfolio Loan Payment Date to deposit with the Mortgage Lender, or cause to be deposited with the Mortgage Lender pursuant to the Cash Management Agreement (i) an amount equal to one-twelfth of the taxes and, during the continuance of a Cash Sweep Period, other charges (other than any taxes and other charges for which the Borrower delivers evidence reasonably acceptable to the Mortgage Lender that such taxes and/or other charges have or must be paid directly by a tenant) that the Mortgage Lender reasonably estimates (in good faith non-binding consultation with the Borrower) will be payable during the next ensuing 12 months in order to accumulate with the Mortgage Lender sufficient funds to pay all such taxes and, during the continuance of a Cash Sweep Period, other charges at least 10 days prior to their respective delinquency dates, and (ii) one-twelfth of the insurance premiums that the Mortgage Lender estimates (in good faith non-binding consultation with the Borrower) will be payable for the renewal of the coverage afforded by the policies upon the expiration thereof in order to accumulate with the Mortgage Lender sufficient funds to pay all such insurance premiums at least 10 days prior to the expiration of the policies (collectively, the “Tax and Insurance Escrow Fund”). The Mortgage Lender will apply funds on deposit in the related Tax and Insurance Escrow Fund to payments of taxes and other charges and to payments of insurance premiums due pursuant to the Agellan Portfolio Loan Agreement.

If the amount on deposit in the Tax and Insurance Escrow Fund exceeds the amounts due for taxes, insurance premiums and, during the continuance of a Cash Sweep Period, other charges pursuant to the Agellan Portfolio Loan Agreement, the Mortgage Lender will, in its sole discretion (exercised in good faith), return any excess to the Borrower or credit such excess against future payments to be made to such Tax and Insurance Escrow Fund. If at any time the Mortgage Lender reasonably determines (in good faith non-binding consultation with the Borrower) that amounts on deposit in the Tax and Insurance Escrow Fund is not or will not be sufficient to pay taxes, insurance premiums and, during the continuance of a Cash Sweep Period, other charges by the dates required under the Agellan Portfolio Loan Agreement, the Mortgage Lender will notify the Borrower of such determination and the Borrower will increase its monthly deposits to the Mortgage Lender by the amount that the Mortgage Lender estimates (in good faith non-binding consultation with the Borrower so long as no Agellan Portfolio Loan Event of Default is continuing, provided any determination by the Mortgage Lender of the required amount in accordance with this section will be binding absent manifest error)

Notwithstanding the foregoing, the Mortgage Lender has agreed that upon delivery to the Mortgage Lender by the Borrower of evidence satisfactory to the Mortgage Lender that the policies of insurance required to be maintained by the Borrower pursuant to Agellan Portfolio Loan Agreement are maintained pursuant to blanket insurance policies covering the Agellan Portfolio Mortgaged Properties and other properties and which blanket insurance policies otherwise comply with the requirements of Agellan Portfolio Loan Agreement and the insurance premiums payable in connection therewith have been prepaid for not less than one year in advance (or, for the period of coverage under the policies as to which certificates are delivered at closing, such period, if less than one year), then the Borrower’s obligation to make monthly deposits of the insurance premiums pursuant to this section will be suspended. Upon request of the Mortgage Lender, the Borrower is required to provide evidence satisfactory to the Mortgage Lender that the insurance premiums payable in connection with such blanket insurance policies are paid as soon as appropriate evidence is reasonably available. Any amount held in the Tax and Insurance Escrow Fund and allocated for an Agellan Portfolio Individual Property must, provided no Agellan Portfolio Loan Event of Default is continuing, be disbursed to the Borrower in the event such Agellan Portfolio Individual Property is released from the lien of its related mortgage in accordance with the provisions of the Agellan Portfolio Loan Agreement.

Replacement Reserve Fund

The Borrower is required to deposit with the Mortgage Lender, or cause to be deposited with the Mortgage Lender pursuant to the Cash Management Agreement, (a) on the Agellan Portfolio Loan Origination Date an initial deposit in the amount of $0.00 and (b) on each Agellan Portfolio Loan Payment Date thereafter, the amount equal to 1/12th of the amount of $0.20 per square foot of the Agellan Portfolio Individual Properties then subject to the lien of the mortgage per annum (the “Replacement Reserve Monthly Deposit”) which amounts are to be utilized for the payment of replacements and repairs required to be made to the Agellan Portfolio Mortgaged Properties (collectively, the “Replacements”). Amounts so deposited are the “Replacement Reserve Fund” and the account in which such amounts are held is the “Replacement Reserve Account”.

Notwithstanding the aforementioned, the amount of Replacement Reserve Funds on deposit in the Replacement Reserve Account at any given time must not exceed an amount equal to the product of 36 times the Replacement Reserve Monthly Deposit (the “Replacement Reserve Cap”) and, accordingly, to the extent a Replacement Reserve Monthly Deposit would result in the aggregate amount of Replacement Reserve Funds in the Replacement Reserve Account to exceed the Replacement Reserve Cap, such Replacement Reserve Monthly Deposit is required to be decreased by an amount equal to such excess. Any amount held in the Replacement Reserve Account and allocated for an Agellan Portfolio Individual Property must, provided no Agellan Portfolio Loan Event of Default is continuing, be disbursed to the Borrower in the event such Agellan Portfolio Individual Property is released from the lien of its related mortgage in accordance with the Agellan Portfolio Loan Agreement.

The Mortgage Lender will make disbursements from the Replacement Reserve Account only to pay, or reimburse, the Borrower for the costs of the Replacements. The Mortgage Lender will not be obligated to make disbursements from the Replacement Reserve Account to pay, or reimburse, the Borrower for the costs of routine maintenance to an Agellan Portfolio Individual Property or for costs which are to be reimbursed or paid from the Required Repair Fund or the Rollover Reserve Fund.

The Mortgage Lender will, upon written request from the Borrower and satisfaction of the requirements set forth in the Agellan Portfolio Loan Agreement, disburse to the Borrower amounts from the Replacement Reserve Account necessary to pay for the actual costs of Replacements or to reimburse the Borrower therefor, upon completion of the Replacements for which the Borrower has requested a disbursement (or, upon partial completion in certain instances) as reasonably determined by the Mortgage Lender. In no event will the Mortgage Lender be obligated to disburse funds from the Replacement Reserve Account if an Agellan Portfolio Loan Event of Default exists.

Rollover Reserve Fund

Borrower is required to deposit with the Mortgage Lender, or cause to be deposited with the Mortgage Lender pursuant to the Cash Management Agreement, (i) on the Agellan Portfolio Loan Origination Date an initial deposit in the amount of $6,410,963.00 and (ii) on each Agellan Portfolio Loan Payment Date thereafter, an amount equal to 1/12th of the amount of $0.85 per square foot of the Agellan Portfolio Individual Properties then subject to the lien of the mortgage per annum (the “Rollover Reserve Monthly Deposit”), which amounts are to be deposited with and held by the Mortgage Lender and utilized for Tenant Improvements costs, Tenant Improvements Allowances, Leasing Commissions and base building costs incurred with respect to leases in effect as of the Agellan Portfolio Loan Origination Date or leases executed after the Agellan Portfolio Loan Origination Date in accordance with the Agellan Portfolio Loan Documents (collectively, “Leasing Costs”). The amounts so deposited are the “Rollover Reserve Fund” and the account in which such amounts are held, the “Rollover Reserve Account”.

Notwithstanding the aforementioned, the aggregate amount of the Rollover Reserve Fund (other than any Lease Termination Payments and the Gap Rent Amount) must not exceed an amount equal to the product of 36 times the Rollover Reserve Monthly Deposit (the “Rollover Reserve Cap”) on any Agellan Portfolio Loan Payment Date (after giving effect to the payment of the Rollover Reserve Monthly Deposit) and accordingly, to the extent a Rollover Reserve Monthly Deposit would result in the aggregate amount of Rollover Reserve Funds (other than any Lease Termination Payments and the Gap Rent Amount) in the Rollover Reserve Account to exceed the Rollover Reserve Cap, such Rollover Reserve Monthly Deposit is required to be decreased by an amount equal to such excess.

The Borrower is also required to deposit with the Mortgage Lender, on the Agellan Portfolio Loan Origination Date an initial deposit in the amount of $172,050.00 (the “Gap Rent Amount”), which amount is the aggregate amount of all outstanding free rent concessions and rent abatements under existing leases as of the Agellan Portfolio Loan Origination Date.

In addition, the following items will be deposited into the Rollover Reserve Account and held as Rollover Reserve Funds: all sums paid to the Borrower (net of expenses paid, or to be paid, by the Borrower and excluding any fee paid to the Borrower of up to $500,000.00 per transaction) with respect to (A) a modification of any lease or otherwise paid in connection with the Borrower granting a consent or approval or waiving any provision thereof (but excluding any base rent, additional rent or reimbursements paid in connection with any modification), (B) any settlement of claims of the Borrower against third parties in connection with any lease or (C) any rejection, termination, surrender or cancellation of any lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any tenant (including, but not limited to, any payment relating to unamortized Tenant Improvements and/or Leasing Commissions and any security deposits, holdover rents or amounts forfeited or otherwise received or retained by the Borrower in connection therewith) (amounts set forth in this clause (C), collectively, “Lease Termination Payments”), in each case, less any amounts expended by the Borrower in connection with the transactions giving rise to such Lease Termination Payment and any amounts representing accrued or unpaid rents from such tenant, which accrued or unpaid rent must be deposited by the Borrower into the Lockbox Account (any Lease Termination Payments to be used first for any Tenant Improvement Allowances and Leasing Commissions with respect to the premises demised under the terminated lease). Notwithstanding the foregoing, upon (A) the Borrower’s delivery of any new replacement lease for any leased space with an initial term of at least five (5) years entered into in accordance with the terms of the Agellan Portfolio Loan Agreement (and which, if such lease is a Major Lease, has been approved, or deemed approved, by the Mortgage Lender), and (B) receipt by the Mortgage Lender of an estoppel certificate from the new tenant thereunder or evidence reasonably acceptable to the Mortgage Lender that, with respect to such new replacement lease, all Tenant Improvements required to be completed by the Borrower pursuant to such replacement lease, if any, have been completed and all Tenant Improvement Allowances and Leasing Commissions required to be paid by the Borrower with respect to such replacement lease, if any, have been paid, and no Agellan Portfolio Loan Event of Default or Cash Sweep Period then exists, the Mortgage Lender is required to disburse to the Borrower all Lease Termination Payments on deposit with respect to such leased space. Any amount held in the Rollover Reserve Account and allocated for an Agellan Portfolio Individual Property must, provided no Agellan Portfolio Loan Event of Default is continuing, be disbursed to the Borrower in the event such Agellan Portfolio Individual Property is released from the lien of its related mortgage in accordance with Agellan Portfolio Loan Agreement.

“Tenant Improvement Allowance” means the amount required to be paid by the Borrower to a tenant under a lease on account of or in lieu of work performed by such tenant in the applicable space demised under such lease.

“Tenant Improvements” means the improvements and/or other work affecting any space at the Agellan Portfolio Individual Property required to be constructed and paid for by the Borrower pursuant to applicable leases for such space.

“Leasing Commissions” means the leasing commissions required to be paid by the Borrower (a) to Leasing Agent pursuant to the terms and provisions of the Leasing Agreement, (b) to Manager pursuant to the terms and provisions of the Management Agreement, or (c) any Leasing Agent or property manager pursuant to a leasing agreement or property management agreement entered into in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement or reasonably approved by the Mortgage Lender, in each case for procuring leases with respect to an Agellan Portfolio Individual Property.

Common Charges Funds

During the continuance of a Cash Sweep Period, the Borrower is required to deposit with the Mortgage Lender, or a servicer on behalf of the Mortgage Lender, or cause to be deposited with the Mortgage Lender or a servicer pursuant to the Cash Management Agreement, on each Agellan Portfolio Loan Payment Date, an amount equal to one-twelfth of the Common Charges that the Mortgage Lender estimates (in good faith non-binding consultation with the Borrower) will be payable during the next ensuing 12 months in order to accumulate sufficient funds to pay all such Common Charges at least 30 days prior to their respective due dates (such amounts deposited the “Common Charges Fund”. If at any time during a Cash Sweep Period the Mortgage Lender reasonably determines (in good faith non-binding consultation with the Borrower) that the Common Charges Funds will not be sufficient to pay the Common Charges, the Mortgage Lender will notify the Borrower of such determination and the monthly deposits for Common Charges will be increased by the amount that the Mortgage Lender reasonably estimates is sufficient to make up the deficiency at least 10 days prior to the respective due dates for the Common Charges; provided that if the Borrower receives notice of any deficiency after the date that is 10 days prior to the date that Common Charges are due, the Borrower will deposit such amount within two business days after its receipt of such notice. The Common Charges Funds are to be held in a common charges reserve account pursuant to the Cash Management Agreement.

If the amount of the Common Charges Funds exceeds the amounts due for Common Charges, the Mortgage Lender may, in its sole discretion, return any excess to the Borrower. Any Common Charges Funds remaining in the common charges reserve account upon the expiration of the applicable Cash Sweep Period, so long as no other Cash Sweep Period is continuing, must be disbursed to the Borrower. Any amount held in the Common Charges Fund and allocated for an Agellan Portfolio Individual Property must, provided no Agellan Portfolio Loan Event of Default is continuing, be disbursed to the Borrower in the event such Agellan Portfolio Individual Property is released from the lien of its related mortgage in accordance with Agellan Portfolio Loan Agreement.

“Common Charges” means all fees, dues, charges and assessments, whether annual, monthly, regular, special or otherwise payable by the Borrower under the condominium documents, but without duplication of taxes, other charges and insurance premiums.

Excess Cash Flow Reserve Fund

During the continuance of a Cash Sweep Period, the Borrower is required to deposit with the Mortgage Lender all Excess Cash Flow in the Cash Management Account, which is to be held by the Mortgage Lender as additional security for the Agellan Portfolio Whole Loan (amounts so held, the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held, the “Excess Cash Flow Reserve Account”).

Provided a Cash Sweep Period is no longer in effect, all funds on deposit as Excess Cash Flow Reserve Funds will be promptly disbursed (a) to the Mezzanine Lender to the extent the Agellan Portfolio Whole Loan has been paid or defeased in full and the Mezzanine Loan is outstanding, or (b) otherwise, to the Borrower. Notwithstanding anything to the contrary contained in the Agellan Portfolio Loan Agreement, if a Cash Sweep Period is in effect solely due to the occurrence of DSCR Trigger Event and no Agellan Portfolio Loan Event of Default is then continuing, the Borrower is entitled to request, and the Mortgage Lender is required to make to the Borrower, disbursements from the Excess Cash Flow Reserve Funds for (i) the payment of shortfalls in the payment of debt service in connection with the Agellan Portfolio Whole Loan and/or debt service in connection with the Mezzanine Loan, (ii) the payment of shortfalls for any documented property-level operating expenses pursuant to the then applicable Approved Annual Budget or as otherwise reasonably approved by the Mortgage Lender and other necessary or emergency expenses reasonably approved by the Mortgage Lender, (iii) the payment of any deposits to any Reserve Funds required to be made by the Borrower under the Agellan Portfolio Loan Agreement, (iv) the payment of any Capital Expenditures Work at any Agellan Portfolio Individual Property, (v) the payment of any extraordinary operating expense or capital expense incurred by the Borrower which is not set forth in the Approved Annual Budget (each an “Extraordinary Expense”) at any Agellan Portfolio Individual Property reasonably approved by the Mortgage Lender, (vi) at the Borrower’s election, the prepayment of the Agellan Portfolio Loan and the Mezzanine Loan in accordance with the Agellan Portfolio Loan Agreement and Mezzanine Loan Agreement, as applicable, including, without limitation, for purposes of effectuating a cure of the applicable Cash Sweep Period (provided that such prepayment is made pro rata among the Agellan Portfolio Whole Loan, and the Mezzanine Loan), and (vii) the payment of distributions to any direct and indirect owners of the Borrower that are treated as “real estate investment trusts” (“REITs”) for U.S. federal income tax purposes for the payment of U.S. federal income and excise taxes with respect to taxable income allocable from the Borrower to such REIT (provided that the amount disbursed pursuant to this clause (vii) does not exceed $200,000.00 in any calendar year and in no event in an amount greater than the related tax obligation and is subject to receipt of evidence reasonably satisfactory to the Mortgage Lender of the amount of such tax obligations).

“Capital Expenditures” means, for any period, the amount expended for replacements and alterations to the Agellan Portfolio Mortgaged Properties which are required to be capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Capital Expenditures Work” means any labor performed or materials installed in connection with any Capital Expenditure.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

Working Capital Reserve

The Borrower is required to deposit with the Mortgage Lender on the Agellan Portfolio Loan Origination Date, an amount equal to $2,000,000.00 for a working capital reserve (amounts so deposited, the “Working Capital Reserve Fund” and the account in which such amounts are held, the “Working Capital Account”.

Provided no Agellan Portfolio Loan Event of Default exists under the Agellan Portfolio Loan Agreement, the Mortgage Lender may make disbursements from the Working Capital Reserve Fund in accordance with the terms of the Agellan Portfolio Loan Agreement for (i) the payment of shortfalls in the debt service payment on the Agellan Portfolio Whole Loan and/or the Mezzanine Loan, (ii) the payment of shortfalls for any documented operating expenses pursuant to the then applicable Approved Annual Budget or as otherwise reasonably approved by the Mortgage Lender, Extraordinary Expenses and other necessary or emergency expenses reasonably approved by the Mortgage Lender, (iii) the payment of any Replacements at any Agellan Portfolio Individual Property to the extent amounts in the Replacement Reserve are insufficient to pay such amounts, (iv) the payment of any Leasing Costs at any Agellan Portfolio Individual Property to the extent amounts in the Rollover Reserve are insufficient to pay such amounts and (vi) the payment of taxes/other charges and/or insurance premiums at any Agellan Portfolio Individual Property to the extent amounts in the Tax and Insurance Reserve are insufficient to pay such amounts.

Letters of Credit

The Borrower is required to pay to the Mortgage Lender all of the Mortgage Lender’s reasonable out-of-pocket costs and expenses in connection with the delivery of any Letter of Credit pursuant to the Agellan Portfolio Loan Agreement. The Borrower is not entitled to draw from any such Letter of Credit. No party other than the Mortgage Lender is entitled to draw on any such Letter of Credit.

In the event the Borrower delivers to the Mortgage Lender a Letter of Credit pursuant to the provisions of the Agellan Portfolio Loan Agreement after the Agellan Portfolio Loan Origination Date, the Borrower will have no reimbursement obligations with respect to such Letter of Credit, and such Letter of Credit will be a contribution to the Borrower and will be accompanied by the execution and delivery of a contribution agreement in a form reasonably acceptable to the Mortgage Lender. The aggregate amount of any Letters of Credit delivered pursuant to the Agellan Portfolio Loan Agreement or any other Agellan Portfolio Loan Document (together with any guarantees, other than non-recourse guarantees) will not exceed 10% of the outstanding principal balance of the Agellan Portfolio Whole Loan. The applicant under each Letter of Credit will be required, until such time as the Agellan Portfolio Whole Loan has been paid or defeased in full, to waive, release and abrogate any and all rights it may have under any agreement, at law, in equity or otherwise (including, without limitation, any law subrogating the applicant to the rights of the Mortgage Lender, to assert any claim against or seek contribution, indemnification or any other form of reimbursement from the Borrower or any other person liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

Each Letter of Credit delivered under the Agellan Portfolio Loan Agreement will be additional security for the payment of the Agellan Portfolio Whole Loan. Upon the occurrence and during the continuance of an Agellan Portfolio Loan Event of Default, the Mortgage Lender has the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Agellan Portfolio Whole Loan in such order, proportion or priority as the Mortgage Lender may determine. In connection with any such application to the indebtedness, the Borrower is required to pay the applicable Yield Maintenance Premium and, if for any reason such application is not made on a regularly scheduled Agellan Portfolio Loan Payment Date, interest for the full Agellan Portfolio Interest Accrual Period during which such application occurs. On the Agellan Portfolio Maturity Date, any such Letter of Credit may be applied to reduce the indebtedness if and to the extent that the Agellan Portfolio Whole Loan is not repaid or defeased in full on the Agellan Portfolio Maturity Date with other immediately available funds, otherwise if the Agellan Portfolio Whole Loan is repaid or defeased in full, any such Letter of Credit will be returned to the Borrower.

In addition to any other right the Mortgage Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of Agellan Portfolio Loan Agreement, the Mortgage Lender has the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if the Mortgage Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least 30 days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if the Mortgage Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least 30 days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least 30 days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of the Agellan Portfolio Loan Agreement or a substitute Letter of Credit is provided); or (d) if the Mortgage Lender has received notice that the bank issuing the Letter of Credit has ceased to be an Eligible Institution. Notwithstanding anything to the contrary contained in the above, the Mortgage Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (a), (b), (c) or (d) above and is not be liable for any losses sustained by the Borrower due to the insolvency of the bank issuing the Letter of Credit if the Mortgage Lender has not drawn the Letter of Credit.

“Letter of Credit” means an irrevocable, unconditional, transferable, clean sight draft letter of credit reasonably acceptable to the Mortgage Lender and satisfying rating agency criteria (being either an evergreen letter of credit or one which does not expire until at least 30 business days after the Agellan Portfolio Maturity Date) in favor of the Mortgage Lender and entitling the Mortgage Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution. If at any time the bank issuing any such Letter of Credit ceases to be an Eligible Institution, the Mortgage Lender has the right to immediately draw down the same in full and hold the proceeds of such draw in accordance with the applicable provisions of the Agellan Portfolio Loan Agreement.

“Eligible Institution” means either (a) a depository institution or trust company the deposits of which are insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P and “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for 30 days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than 30 days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s), or (b) each of JPMorgan Chase Bank, National Association and Bank of America, National Association, provided that the rating by S&P and the other Rating Agency for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings set forth in subclause (a) of this definition.

Property Management

The Borrower is required to cause the Agellan Portfolio Mortgaged Properties to be operated, in all material respects, in accordance with the Management Agreement (or replacement Management Agreement), as applicable, and is required to use commercially reasonable efforts and its prudent business judgment to cause the Manager to operate the Agellan Portfolio Mortgaged Properties, in all material respects, in accordance with the Management Agreement (or replacement Management Agreement), as applicable. In the event that the Management Agreement expires or is terminated (without limiting any obligation of the Borrower to obtain the Mortgage Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement), the Borrower is required to promptly enter into a replacement Management Agreement with a Manager or another Qualified Manager, as applicable.

In addition, the Borrower is required to cause the Agellan Portfolio Mortgaged Properties to be operated, in all material respects, in accordance with the Leasing Agreement (or replacement Leasing Agreement), as applicable. In the event that the Leasing Agreement expires or is terminated (without limiting any obligation of the Borrower to obtain the Mortgage Lender’s consent to any termination or modification of the Leasing Agreement in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement), the Borrower is required to promptly enter into a replacement Leasing Agreement with Leasing Agent or another Qualified Leasing Agent, as applicable.

The Borrower will not, without the Mortgage Lender’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate, cancel, amend (in any material respect) or modify (in any material respect) the Management Agreement or the Leasing Agreement; provided, that the Borrower may at any time, without the Mortgage Lender’s consent, terminate and replace the Manager or Leasing Agent so long as the replacement manager is a Qualified Manager pursuant to a replacement Management Agreement or the replacement leasing agent in a Qualified Leasing Agent pursuant to a replacement Leasing Agreement, as applicable; (ii) reduce or consent to the reduction of the term of the Management Agreement or the Leasing Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement or the Leasing Agreement, or (iv) otherwise modify, change, supplement, alter or amend, in each case in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement or the Leasing Agreement in any material respect.

Following the occurrence and during the continuance of an Agellan Portfolio Loan Event of Default, the Borrower cannot exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or the Leasing Agreement without the prior written consent of the Mortgage Lender, which consent may be granted, conditioned or withheld in the Mortgage Lender’s sole discretion.

“Leasing Agreement” means, with respect to each Agellan Portfolio Individual Property, that certain leasing agreement between the applicable Individual Borrower and the applicable Leasing Agent, as set forth in the Agellan Portfolio Loan Agreement or if the context requires, any replacement Leasing Agreement executed in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement.

“Leasing Agent” means, individually or collectively, as the context requires, (a) each leasing agent listed in the Agellan Portfolio Loan Agreement as to each Agellan Portfolio Individual Property identified in the Agellan Portfolio Loan Agreement, or (b) if the context requires, a Qualified Leasing Agent selected as the leasing agent of an Agellan Portfolio Individual Property from time to time in accordance with the terms of the Agellan Portfolio Loan Agreement.

“Management Agreement” means, with respect to each Agellan Portfolio Individual Property, that certain management agreement entered into by and between the applicable Individual Borrower and the applicable Manager, as set forth on Annex B attached hereto, pursuant to which the Manager is to provide management and other services with respect to such Agellan Portfolio Individual Property or any replacement Management Agreement entered into in accordance with the Agellan Portfolio Loan Documents.

“Manager” means, individually or collectively, as the context requires, (a) each property manager listed on Annex B attached hereto as to the Agellan Portfolio Individual Property(ies) identified on Annex B attached hereto as being managed by such property manager in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement, or (b) if the context requires, a Qualified Manager who is managing one or more Agellan Portfolio Individual Properties in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement pursuant to a replacement Management Agreement.

“Qualified Manager” means, to the extent not previously removed by the Borrower or Lender pursuant to the Agellan Portfolio Loan Documents, (a) Manager; (b) any manager set forth on Annex B attached hereto, (c) a reputable and experienced management organization (which may be an Affiliate of the Borrower), approved by the Mortgage Lender in its reasonable discretion, which management organization must possess experience in managing properties similar in size, scope, use and value as the Agellan Portfolio Mortgaged Properties and with respect to which a rating agency confirmation has been obtained by the Borrower; or (d) a reputable and experienced professional management organization managing office and industrial properties, which includes (i) not less than 10 properties (exclusive of the Agellan Portfolio Mortgaged Properties) and (ii) not less than 1,000,000 square feet (exclusive of the Agellan Portfolio Mortgaged Properties), which professional management organization has at least 10 years of experience managing office and industrial properties; provided, however, that in order for any person to qualify as a “Qualified Manager”, the following must also be true at the time of determination: (A) such person is not and has not been the subject of a voluntary or involuntary bankruptcy action filing in the previous seven years, (B) such person has never been, and is not Affiliated with any person which has been, indicted or convicted for a Patriot Act offense, and is not on any anti-terrorism list and (C) if such person is an Affiliate of the Borrower, the Borrower has delivered an additional insolvency opinion in accordance with rating agency criteria.

Qualified Leasing Agent” means (a) Leasing Agent, (b) any leasing agent set forth in the Agellan Portfolio Loan Agreement, (c) a reputable and experienced professional leasing organization leasing office and industrial properties, which includes (i) not less than ten (10) properties (exclusive of the Agellan Portfolio Mortgaged Properties) and (ii) not less than 1,000,000 square feet (exclusive of the Agellan Portfolio Mortgaged Properties), which professional leasing organization has at least ten (10) years of experience leasing office and industrial properties, or (d) a reputable and experienced leasing agent (which may be an Affiliate of the Borrower) reasonably acceptable to the Mortgage Lender which, in the reasonable judgment of the Mortgage Lender, possesses experience in leasing of properties similar in location, size, class, use and operation of the Agellan Portfolio Mortgaged Properties; provided, however, that in order for any person to qualify as a “Qualified Leasing Agent”, the following must also be true at the time of determination: (A) such person is not and has not been the subject of a voluntary or involuntary bankruptcy action filing in the previous seven (7) years, (B) such person has never been, and is not Affiliated with any person which has been, indicted or convicted for a Patriot Act offense, and is not on any anti-terrorism list and (C) if such person is an Affiliate of the Borrower, the Borrower has delivered an additional insolvency opinion in accordance with rating agency criteria.

Alterations

Except as otherwise noted below, the Borrower is required to obtain the Mortgage Lender’s prior written consent to any alterations to any improvements, which consent will not be unreasonably withheld or delayed except with respect to alterations that would be reasonably likely to have a Material Adverse Effect on the Borrower’s financial condition, the value of the applicable Agellan Portfolio Individual Property or such Agellan Portfolio Individual Property’s net operating income.

Notwithstanding the foregoing, the Mortgage Lender’s consent is not required in connection with any alterations (a) that are made in connection with (i) tenant improvement work performed pursuant to the terms of any lease executed on or before the Agellan Portfolio Loan Origination Date, or (ii) tenant improvement work performed pursuant to the terms and provisions of a lease, which are either approved by the Mortgage Lender or that do not adversely affect (except to a de minimis extent) any structural component of any improvements or the exterior of any building constituting a part of any improvements, (b) alterations performed in connection with the restoration of an Agellan Portfolio Individual Property after the occurrence of a casualty or condemnation in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement, (c) which are being funded from the Replacement Reserve Fund, the Required Repair Fund or the Rollover Reserve Fund, or (d) the cost of which (including any related alteration, improvement or replacement), together with all other ongoing alterations pursuant to this clause (d) with respect to an Agellan Portfolio Individual Property, is not reasonably anticipated to exceed the Threshold Amount. If the total unpaid amounts due and payable with respect to alterations to the improvements at an Agellan Portfolio Individual Property (other than such amounts to be paid or reimbursed by tenants under the leases or to paid or reimbursed from the Replacement Reserve Fund, the Required Repair Fund or the Rollover Reserve Fund or amounts for alterations performed in connection with the restoration of an Agellan Portfolio Individual Property to be paid from Net Proceeds in accordance with the terms of the Agellan Portfolio Loan Agreement) exceed at any time the Threshold Amount, the

Borrower is required to promptly deliver to the Mortgage Lender as security for the payment of such amounts and as additional security for the Borrower’s obligations under the Agellan Portfolio Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities having a rating reasonably acceptable to the Mortgage Lender and that, at the Mortgage Lender’s option, the Rating Agency have provided a rating agency confirmation with respect to, (D) an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+”(and the equivalent by Moody’s if Moody’s is rating the Loan-Specific Certificates) if the term of such letter of credit is no longer than three months or, if such term is in excess of three months, issued by a financial institution having a rating that is reasonably acceptable to the Mortgage Lender and that, at the Mortgage Lender’s option, the Rating Agency have provided a rating agency confirmation with respect thereto, or (E) a guaranty from the Guarantor reasonably acceptable to the Mortgage Lender, provided that the aggregate amount of any guaranty delivered pursuant to this section (together with any other guarantees (other than non-recourse guarantees) or any Letters of Credit delivered pursuant to the Agellan Portfolio Loan Agreement or any other Agellan Portfolio Loan Document) does not exceed 10% of the outstanding principal balance of the Agellan Portfolio Whole Loan and delivery of such guaranty is accompanied by an additional insolvency opinion or a “bring down” of the insolvency opinion provided in connection with the origination of the Agellan Portfolio Whole Loan, satisfactory in form and substance to the Mortgage Lender. Such security is required to be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the improvements on the applicable Agellan Portfolio Individual Property (other than such amounts to be paid or reimbursed by tenants under the leases or to paid or reimbursed from the Replacement Reserve Fund, the Required Repair Fund or the Rollover Reserve Fund or amounts for alterations performed in connection with the restoration of an Agellan Portfolio Individual Property to be paid from Net Proceeds in accordance with the terms of the Agellan Portfolio Loan Agreement) over the Threshold Amount and, provided no Agellan Portfolio Loan Event of Default is continuing, the Mortgage Lender is required to disburse such security from time to time at the request of the Borrower to pay for such alterations upon the satisfaction of the following conditions: (1) the Borrower submits a request for disbursement to the Mortgage Lender at least five business days prior to the date on which the Borrower requests that such disbursement be made, which request for disbursement specifies the Alterations for which such disbursement is requested, (2) on the date such payment is to be made, no Agellan Portfolio Loan Event of Default is continuing, and (3) such request is accompanied by an officer’s certificate meeting the requirements set forth in the Agellan Portfolio Loan Agreement.

“Allocated Loan Amount” means, with respect to each Agellan Portfolio Individual Property, the amount set forth on Schedule 1.1 of the Agellan Portfolio Loan Agreement with respect to such Agellan Portfolio Individual Property, provided, that in the event the Borrower has paid (x) the Outparcel Release Price to the Mortgage Lender in connection with the release of the Outparcel in accordance with the Agellan Portfolio Loan Agreement, the Allocated Loan Amount with respect to the Agellan Portfolio Individual Properties known as “Sarasota Distribution Hub” and “Supervalu” will be reduced by the amount of the Outparcel Release Price and (y) the Release Parcel Price to Mortgage Lender in connection with the release of the Release Parcel in accordance with the Agellan Portfolio Loan Agreement, the Allocated Loan Amount with respect to the Agellan portfolio Individual Property located at 1000 and 1100 Warrenville Road, Naperville, Illinois 60563, will be reduced by the amount of the Release Parcel Price.

“Material Adverse Effect” means a material adverse effect on (a) the use, operation or value of the Agellan Portfolio Mortgaged Properties, taken as a whole, (b) the financial condition, operations, assets and liabilities of all Borrowers, taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of any mortgage or the other Agellan Portfolio Loan Documents, or (d) the ability of the Borrowers (taken as a whole) to perform their obligations under Agellan Portfolio Loan Agreement, the Agellan Portfolio Notes or the other Agellan Portfolio Loan Documents taken as a whole.

“Threshold Amount” means, with respect to any Agellan Portfolio Individual Property, an amount equal to the greater of (x) five percent of the sum of the Allocated Loan Amount and the Mezzanine Allocated Loan Amount with respect to such Agellan Portfolio Individual Property and (y) $1,000,000.

Leases

Entering into any Major Lease executed after the Agellan Portfolio Origination Date is subject to the prior written approval of the Mortgage Lender, which approval may not be unreasonably withheld, conditioned or delayed. Upon request, the Borrower is required to furnish the Mortgage Lender with executed copies of all leases. It is required for all renewals of leases and all proposed leases executed after the Agellan Portfolio Origination to provide for rental rates comparable to or in excess of existing local market rates for similar properties (other than renewals with a fixed based rent amount set forth in leases as of the Agellan Portfolio Origination Date or in leases that have been approved by the Mortgage Lender after the Agellan Portfolio Origination Date). All proposed leases executed after the Agellan Portfolio Origination Date must be on commercially reasonable terms and must not contain any terms which would materially and adversely affect the Mortgage Lender’s rights under the Agellan Portfolio Loan Documents. All leases executed after the Agellan Portfolio Origination Date must provide that they are subordinate to the mortgage encumbering the applicable Agellan Portfolio Individual Property and that the lessee agrees to attorn to the Mortgage Lender or any purchaser at a sale by foreclosure or power of sale, subject to the right of any such tenant to receive a non-disturbance and attornment agreement reasonably satisfactory to such tenant and Lender. All leases that do not constitute Major Leases and all renewals, amendments, modifications, extensions, assignments and subleases of leases, in each case which are entered into in accordance with this section do not require the Mortgage Lender’s consent or approval. Notwithstanding anything to the contrary contained herein, all new leases and all amendments, modifications, extensions, and renewals of existing leases with tenants that are Affiliates of the Borrower will be subject to the prior written consent of the Mortgage Lender.

Notwithstanding anything to the contrary in the section, provided an Agellan Portfolio Loan Event of Default has not occurred and is continuing, whenever the Mortgage Lender’s approval or consent is required pursuant to the provisions of this section (including, without limitation, any assignment of a lease or a sublease of space demised pursuant to a lease), the Mortgage Lender must use good faith efforts to respond within 10 business days after the Mortgage Lender’s receipt of the Borrower’s written request for such approval or consent together with all information reasonably required by the Mortgage Lender to make its determination. The Mortgage Lender’s request for additional information will be deemed a response. If the Mortgage Lender fails to respond to such request within 10 business days, and the Borrower sends a second written request containing a legend in bold letters stating that the Mortgage Lender’s failure to respond within an additional five business days will be deemed consent or approval, the Mortgage Lender will be deemed to have approved or consented to the matter for which the Mortgage Lender’s consent or approval was sought if the Mortgage Lender fails to respond to such second written request before the expiration of such five business day period.

“Major Lease” means (a) any lease which, individually or when aggregated with any other lease with the same tenant or any Affiliate of such tenant within an Agellan Portfolio Individual Property, assuming the exercise of all fixed expansion rights and other preferential rights to lease additional space at an Agellan Portfolio Individual Property (as distinguished from right of first offer rights), covers, or is reasonably expected to cover, more than 75,000 rentable square feet or more of an Agellan Portfolio Individual Property, (b) any lease which contains any option, offer, right of first refusal or other similar preferential entitlement, to acquire all or any portion of an Agellan Portfolio Individual Property (which such rights will be deemed to be exclusive of any rights under any lease to extend the term thereof or to lease additional space at an Agellan Portfolio Individual Property), (c) any lease entered, or to be entered, into during the continuance of an Agellan Portfolio Loan Event of Default or (d) any lease with an Affiliate of the Borrower.

Risk Management

Insurance

The Borrower is required to obtain and maintain, or cause to be maintained, insurance for the Borrower and the Agellan Portfolio Mortgaged Properties providing at least the following coverages:

(i)       comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the improvements and the personal property, (A) in an amount equal to 100% of the “Full Replacement Cost,” which means the actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) with respect to the improvements and personal property waiving all co-insurance provisions to be written on a no co-insurance form; (C) providing for no deductible in excess of $25,000 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed 5% (subject to a $250,000 minimum) of the total insurable value of the related Agellan Portfolio Individual Property; and (D)  include ordinance or law coverage on a replacement cost basis, with no co-insurance provisions, containing Coverage A: “Loss Due to Operation of Law” (with a limit equal to replacement cost), Coverage B: “Demolition Cost” subject to a limit of $25,000,000.00 and Coverage C: “Increased Cost of Construction” coverages, except as otherwise set forth in this clause. In addition, the Borrower is required to obtain: (y) if any portion of the related improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to (1) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended (“Flood Insurance Acts”) plus, with no deductibles greater than the maximum limit of coverage available under the Flood Insurance Acts or (2) such greater amount as the Mortgage Lender requires, and (z) earthquake insurance in amounts and in form and substance satisfactory to the Mortgage Lender in the event any Agellan Portfolio Individual Property is located in an area with a high degree of seismic activity; provided that the insurance pursuant to clauses (y) and (z) must be on terms consistent with the comprehensive all risk insurance policy required under this clause (i);

(i)       business income or rental loss insurance (A) with loss payable to the Mortgage Lender; (B) covering all risks required to be covered by the insurance provided for in clause (i) above; (C) in an amount equal to 100% of the projected gross revenues from the operation of each Agellan Portfolio Individual Property (as reduced to reflect expenses not incurred during a period of restoration) for a period of at least 24 months after the date of the casualty; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the improvements and personal property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six months from the date that the applicable Agellan Portfolio Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance was determined prior to the Agellan Portfolio Loan Origination Date and will be determined at least once each year thereafter based on the Borrower’s reasonable estimate of the gross revenues from the each Agellan Portfolio Individual Property for the succeeding 24 month period.

(ii)       at all times during which structural construction, repairs or alterations are being made with respect to the improvements, and only if the property and liability coverage forms do not otherwise apply, (A) commercial general liability and umbrella/excess liability insurance, covering claims related to the structural construction, repairs or alterations being made at the applicable Agellan Portfolio Individual Property which are not covered by or under the terms or provisions of the below mentioned commercial general liability and umbrella/excess liability insurance policies and (B) the insurance provided for in clause (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to clause (i) above, (3) including permission to occupy each Agellan Portfolio Individual Property and (4) with no co-insurance provisions;

(iii)       comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as are reasonably required by the Mortgage Lender on terms consistent with the commercial property insurance policy required under clause (i) above;

(iv)       commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Agellan Portfolio Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000 in the aggregate and $1,000,000 per occurrence with a deductible/self-insured retention not to exceed $10,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by the Mortgage Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in the mortgages to the extent the same is available;

(v)       if applicable, worker’s compensation and employer’s liability subject to the worker’s compensation laws of the State in which the applicable Agellan Portfolio Individual Property is located;

(vi)       umbrella and excess liability insurance in an amount not less than $75,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under clause (v) above, which can be satisfied through a combination of general liability and umbrella liability, including, but not limited to, supplemental coverage for employer’s liability and automobile liability, if applicable, which umbrella liability coverage applies in excess of such supplemental coverage;

(vii)       the insurance required under clauses (i), (ii), (v) and (vii) above (provided, however, that, for purposes of this clause, the reference to “$75,000,000.00” in clause (vii) above will be replaced with “$25,000,000.00”), provided, that the Mortgage Lender reserved the right to increase this requirement throughout the term of the Agellan Portfolio Loan so long as at no point during the term of the Agellan Portfolio Whole Loan will such coverage (a) be required to be greater than the insurance required in clause (vii) and (b) coverage is commercially available but in such event the Borrower will not be required to spend on terrorism insurance coverage more than $200,000 at such time in respect of the coverage required in clause (vii), and if the cost of terrorism insurance exceeds such amount, the Borrower must purchase the maximum amount of terrorism insurance available with funds equal to such amount) must cover perils of terrorism and acts of terrorism and Borrower must maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under clauses (i), (ii), (v) and (vii) above at all times during the term of the Agellan Portfolio Whole Loan (“Terrorism Insurance”). Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), the Mortgage Lender will accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program) as full compliance with this clause as it relates to the risks that are required to be covered hereunder but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism; and

(viii)       upon 60 days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as the Mortgage Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to any Agellan Portfolio Individual Property located in or around the region in which any Agellan Portfolio Individual Property is located.

All insurance policies (collectively, the “Policies”) are subject to the reasonable approval of the Mortgage Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies must be issued by financially sound and responsible insurance companies authorized to do business in the state in which the applicable Agellan Portfolio Individual Property is located and: each having a financial strength rating of (1) “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “A” or better by Fitch, to the extent Fitch rates the Loan-

Specific Certificates, (provided, however that for multi-layered policies, (A) if four or fewer insurance companies issue the Policies, then at least 75% of the required coverage must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “A” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, or (B) if five or more insurance companies issue the Policies, then at least 60% of the required coverage must be provided by insurance companies with a rating of “A” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “A” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, with no remaining carrier below “BBB” by S&P and “Baa2” or better by Moody’s, to the extent Moody’s rates the Loan-Specific Certificates, and “BBB” or better by Fitch, to the extent Fitch rates the Loan-Specific Certificates, and (2) a rating of A:X or better in the current Best’s Insurance Reports. Notwithstanding the foregoing, Depositors Insurance Company (“Depositors”) and Royal & Sun Alliance Insurance Company of Canada (“RSA”) will be deemed to satisfy the requirements of this section with respect to commercial liability insurance and umbrella liability insurance provided that (x) the AM Best rating of Depositors and the S&P rating of RSA is not withdrawn or downgraded to a rating below that of the rating as of the Agellan Portfolio Loan Origination Date, and (y) the coverage provided by Depositors and RSA will only be deemed to satisfy the requirements of this section during the existence of the existing coverage in place at the Agellan Portfolio Mortgaged Properties as of the Agellan Portfolio Loan Origination Date, and upon the expiration thereof, Borrower will replace Depositors and RSA with one or more insurance carriers satisfying the requirements of this section.

Any insurance coverage required under the Agellan Portfolio Loan Agreement may be met utilizing blanket insurance Policies, provided that any blanket insurance Policy is required to specifically allocate to any Agellan Portfolio Individual Property the amount of coverage from time to time required under the Agellan Portfolio Loan Agreement or otherwise provide the same protection as would a separate Policy insuring only the Agellan Portfolio Mortgage Properties in compliance with the provisions of the Agellan Portfolio Loan Agreement. Further, as long as an Agellan Portfolio Individual Property is insured under a blanket Policy, if another property covered by such blanket policy is located within a one thousand foot radius from the Agellan Portfolio Individual Property (the “Radius”) the limits of such blanket Policy must be sufficient to maintain coverage as set forth in clauses (i), (ii) and (viii) above for such Agellan Portfolio Individual Property and any and all other locations combined within the Radius that are covered by such blanket policy calculated on a total insured value basis. Notwithstanding anything to the contrary contained in the Agellan Portfolio Loan Agreement, the Borrower is required to notify the Mortgage Lender of any material changes to the blanket policy, including changes to the limits under the policy as of Agellan Portfolio Loan Origination Date or an aggregation of the insured values covered under the blanket policy, including the reduction of windstorm/named storm or flood limits or the addition of locations that are subject to the perils of windstorm/named storm or flood, and such changes will be subject to the Mortgage Lender’s approval.

Casualty and Condemnation

If any Agellan Portfolio Individual Property is damaged or destroyed, in whole or in part, by fire or other casualty, the Borrower must, if the cost to restore the Agellan Portfolio Individual Property as a result of such casualty exceeds $500,000, give prompt written notice of such casualty to the Mortgage Lender and must promptly commence and diligently prosecute the completion of the restoration of such Agellan Portfolio Individual Property pursuant to the Agellan Portfolio Loan Agreement as nearly as possible to the condition such Agellan Portfolio Individual Property was in immediately prior to such casualty, with such alterations as may be reasonably approved by the Mortgage Lender or any alterations that may be performed without the consent of the Mortgage Lender in accordance with the Agellan Portfolio Loan Agreement and otherwise in accordance with Agellan Portfolio Loan Agreement. The Borrower is required to pay all costs of such restoration whether or not such costs are covered by insurance. The Mortgage Lender may, but is not obligated to make proof of loss if not made promptly by the Borrower. In the event of a casualty where the loss does not exceed the Restoration Threshold as reasonably determined by the Mortgage Lender, the Borrower may settle and adjust such claim; provided that (a) no Agellan Portfolio Loan Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a casualty where the loss exceeds the Restoration Threshold as reasonably determined by the Mortgage Lender or if an Agellan Portfolio Loan Event of Default then exists, the Borrower may settle and adjust such claim only with the consent of the Mortgage Lender (which consent may not be unreasonably withheld or delayed) and the Mortgage Lender will have the opportunity to participate, at the Borrower’s cost, in any such adjustments.

The Borrower is required to promptly give the Mortgage Lender notice of the actual or threatened commencement, of any proceeding for the condemnation by any governmental authority of all or any part of any Agellan Portfolio Individual Property and deliver to the Mortgage Lender copies of any and all papers served in connection with such proceedings. Provided no Agellan Portfolio Loan Event of Default has occurred and is continuing and in the event of a condemnation where the value of the taking does not exceed the Restoration Threshold as reasonably determined by the Mortgage Lender, the Borrower may settle and compromise such condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event a condemnation where the value of the taking exceeds the Restoration Threshold, in the Mortgage Lender’s reasonable determination, or if an Agellan Portfolio Loan Event of Default then exists, the Borrower may settle and compromise the condemnation only with the consent of the Mortgage Lender (which consent may not be unreasonably withheld or delayed) and the Mortgage Lender will have the opportunity to participate, at the Borrower’s cost, in any litigation and settlement discussions in respect thereof and the Borrower must from time to time deliver to the Mortgage Lender all instruments requested by the Mortgage Lender to permit such participation. The Borrower is required to, at its expense, diligently prosecute any such proceedings, and must consult with the Mortgage Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), the Borrower is required to continue to pay the Agellan Portfolio Whole Loan at the time and in the manner provided for its payment in the Agellan Portfolio Notes and in the Agellan Portfolio Loan Agreement and the debt under the Agellan Portfolio Whole Loan will not be reduced until any award has been actually received and applied by the Mortgage Lender, after the deduction of expenses of collection, to the reduction or discharge of the debt under the Agellan Portfolio Whole Loan in accordance with the terms and provisions of the Agellan Portfolio Notes and the Agellan Portfolio Loan Agreement. The Mortgage Lender is not limited to the interest paid on the award by any governmental authority but is entitled to receive out of the award interest on the outstanding amount of the Agellan Portfolio Whole Loan at the rate or rates provided in the Agellan Portfolio Loan Agreement or in the Agellan Portfolio Notes. If any Agellan Portfolio Individual Property or any portion thereof is taken by any governmental authority, the Borrower is required to promptly commence and diligently prosecute the restoration of the applicable Agellan Portfolio Individual Property pursuant to the provisions of the Agellan Portfolio Loan Agreement. If any Agellan Portfolio Individual Property is sold, through foreclosure or otherwise, prior to the receipt by the Mortgage Lender of the award, the Mortgage Lender has the right, whether or not a deficiency judgment on the Agellan Portfolio Note has been sought, recovered or denied, to receive the award, or a portion thereof sufficient to pay the debt under the Agellan Portfolio Whole Loan.

Notwithstanding anything to the contrary contained in the Agellan Portfolio Loan Agreement or in any other Agellan Portfolio Loan Document, immediately following a release of any portion of the lien of a mortgage in connection with a condemnation of an Agellan Portfolio Individual Property (but taking into account any proposed restoration on the remaining portion of such Agellan Portfolio Individual Property), the loan-to-value ratio is greater than 125% (such value to be determined, in the Mortgage Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC trust), the principal balance of the Agellan Portfolio Whole Loan must be prepaid down by an amount not less than the least of the following amounts: (i) the condemnation proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan-to-value ratio (as so determined by the Mortgage Lender) does not increase after the release, unless the Mortgage Lender receives REMIC opinion. Any such prepayment will be deemed a voluntary prepayment and will be subject to compliance with the terms and conditions of “—Prepayment” above (other than the requirements to prepay the Agellan Portfolio Whole Loan in full and provide prior notice to the Mortgage Lender).

Provided no Agellan Portfolio Loan Event of Default exists, proceeds received by the Mortgage Lender on account of the business interruption insurance specified in clause (ii) of “—Risk Management—Insurance” above (“BI/Rent Loss Proceeds”) with respect to any casualty is required to be deposited by the Mortgage Lender directly into the Lockbox Account but (a) only to the extent the BI/Rent Loss Proceeds reflects a replacement for (i) lost rents that would have been due under leases existing on the date of such casualty, and/or (ii) lost rents under leases that had not yet been executed and delivered at the time of such casualty which the Borrower has proven to the insurance company would have been due under such leases (and then only to the extent such BI/Rent Loss Proceeds disbursed by the insurance company reflect a replacement for such past due rents) and (b) only to the extent necessary to fully pay debt service, make the required monthly Reserve Fund deposits and pay operating expenses approved by the Mortgage Lender for the applicable Agellan Portfolio Loan Payment Date and then applied in accordance with the terms of the Cash Management Agreement. In no event may the Mortgage Lender make a lump sum disbursement of BI/Rent Loss Proceeds for a period in excess of one month. All Net Proceeds other than BI/Rent Loss Proceeds are to be held by the Mortgage Lender and disbursed in accordance with the Agellan Portfolio Loan Agreement.

In connection with a restoration, if the Net Proceeds are less than the Restoration Threshold and the costs of completing the restoration are less than the Restoration Threshold, the Net Proceeds will be disbursed by the Mortgage Lender to the Borrower upon receipt, provided that the conditions set forth in clauses (a), (b), (c), (e), (g), (h), (i), and (l) below are met and the Borrower delivers to the Mortgage Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the restoration in accordance with the terms of the Agellan Portfolio Loan Agreement. If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the restoration is equal to or greater than the Restoration Threshold, the Mortgage Lender will make the Net Proceeds available for the restoration available to the Borrower provided that the following conditions, among others, are met:

(a)       no Agellan Portfolio Loan Event of Default has occurred and is continuing;

(b)       (1) in the event the Net Proceeds are insurance proceeds, less than 40% of the total floor area of the improvements on the Agellan Portfolio Individual Property has been damaged, destroyed or rendered unusable as a result of such casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than 10% of the land constituting the Agellan Portfolio Individual Property is taken, and such land is located along the perimeter or periphery of the Agellan Portfolio Individual Property, and no material portion of the improvements is the subject of the condemnation;

(c)       leases requiring payment of annual rent equal to 70% of the operating income received by the Borrower during the 12 month period immediately preceding the casualty or condemnation remain in full force and effect during and after the completion of the restoration without abatement of rent beyond the time required for restoration, notwithstanding the occurrence of such casualty or condemnation

(d)       the Borrower commences the restoration as soon as reasonably practicable (but in no event later than 90 days after such casualty or condemnation, whichever the case may be, occurs) and diligently pursues the same to satisfactory completion;

(e)       the Mortgage Lender is reasonably satisfied that any operating deficits, including all scheduled payments of principal and interest under the Agellan Portfolio Whole Loan, which will be incurred with respect to the Agellan Portfolio Individual Property as a result of the occurrence of any such casualty or condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in clause (ii) of “—Risk Management—Insurance” above or otherwise maintained by the Borrower, if applicable, and/or (3) by other funds of the Borrower;

(f)       the Mortgage Lender is satisfied that the restoration will be completed on or before the earliest to occur of (1) 90 days prior to the Agellan Portfolio Maturity Date, (2) the earliest date required for such completion under the terms of any Major Leases, the condominium documents and any material reciprocal easement agreement, as applicable, (3) such time as may be required under all applicable legal requirements in order to repair and restore the applicable Agellan Portfolio Individual Property to the condition it was in immediately prior to such casualty or to as nearly as possible the condition it was in immediately prior to such condemnation, as applicable, or (4) the expiration of the insurance coverage referred to “—Risk Management—Insurance” above;

(g)       the Agellan Portfolio Individual Property and the use thereof after the restoration is in compliance in all material respects with and permitted in all material respects under all applicable legal requirements, any Major Lease, the condominium documents and, as applicable, any material reciprocal easement agreement;

(h)       the restoration is done and completed by the Borrower in an expeditious and diligent fashion and in compliance in all material respects with all applicable legal requirements, any Major Lease, the condominium documents and, as applicable, any material reciprocal easement agreement;

(i)       such casualty or condemnation, as applicable, does not result in the permanent loss of access to the Agellan Portfolio Individual Property or the related improvements;

(j)       the Borrower delivers or causes to be delivered to the Mortgage Lender a signed budget approved in writing by the Borrower’s architect or engineer stating the entire cost of completing the restoration, which budget is subject to the Mortgage Lender’s reasonable approval;

(k)       the Net Proceeds together with any cash or cash equivalent or Letter of Credit deposited by the Borrower with the Lender are sufficient in the Mortgage Lender’s discretion to cover the cost of the restoration; and

(l)       with respect to any Condominium, the Condominium will not be terminated as a result of such casualty or condemnation.

“Restoration Threshold” means, with respect to any Agellan Portfolio Individual Property, an amount equal to the greater of (x) five percent of the Allocated Loan Amount with respect to such Agellan Portfolio Individual Property and (y) $1,000,000.

Condominium Covenants

Each Individual Borrower has covenanted that, among other things:

(a)       Each Individual Borrower will observe and perform in all material respects each and every term to be observed or performed by it pursuant to the condominium documents, as applicable.

(b)       Each Individual Borrower will promptly deliver to the Mortgage Lender a true and full copy of all notices of default (beyond all applicable notice and/or cure periods) received by it with respect to any obligation or duty of such Individual Borrower under the condominium documents.

(c)       Each Individual Borrower will not (i) institute any action or proceeding for subdivision of the Condominium Unit, (ii) vote for or consent to any material modification of, or material amendment to or relaxation in the enforcement of the condominium documents or the termination of the Condominium, or (iii) in the event of damage to or destruction to the building caused by a casualty or condemnation, vote not to repair, restore or rebuild the building, including, without limitation the condominium common elements, if such Individual Borrower has such a voting right pursuant to the condominium documents.

(d)       Each Individual Borrower will not revoke any proxies delivered to the Mortgage Lender in connection with the Agellan Portfolio Whole Loan and relating to any voting rights it may have as a unit owner in the Condominium.

(e)       To the extent that any approval rights, consent rights or other rights or privileges granted to a permitted mortgagee (or similar term) in the condominium documents are conditioned upon such approval rights, consent rights or other rights or privileges being required or contained in any mortgage, then such approval rights, consent rights or other rights or privileges will be deemed to be required by the Agellan Portfolio Loan Agreement.

(f)       Each Individual Borrower will not, without the prior written consent of the Mortgage Lender, take (and hereby assigns to the Mortgage Lender any right it may have to take) any action to terminate the Condominium, withdraw the Condominium from the condominium law, or cause a partition of the Condominium.

(g)       During the term of the Agellan Portfolio Whole Loan, each Individual Borrower will cause its representatives to be appointed or elected to the condominium board to the extent that it has such right pursuant to the condominium documents. Each Individual Borrower will deliver a copy of the appointment documents to the Mortgage Lender and will cause any representatives which are elected or otherwise appointed to the condominium board to deliver a resignation to the Mortgage Lender substantially in the form attached to the Agellan Portfolio Loan Agreement. In the event there is a resignation by any of the directors appointed by such Individual Borrower to the condominium board during the term of the Agellan Portfolio Whole Loan, the Borrower will cause the condominium board to appoint a representative of such Individual Borrower as a replacement director to the extent that it has such right pursuant to the condominium documents and will cause a copy of the resignation and appointment documents to be delivered to the Mortgage Lender, and such Individual Borrower will cause any such replacement director(s) to deliver a new resignation to the Lender substantially in the form attached to the Agellan Portfolio Loan Agreement.

(h)       Upon the occurrence and during the continuance of an Agellan Portfolio Loan Event of Default, in the event that a condominium board is in operation at the Condominium, the Mortgage Lender, at its option, may exercise its right to cause the resignation of the directors appointed by any Individual Borrower to the condominium board and such Individual Borrower will elect new directors approved by the Mortgage Lender to such condominium board. Any Individual Borrower will cause such replacement directors to deliver new resignations to the Mortgage Lender substantially in the form delivered to the Mortgage Lender on the Agellan Portfolio Loan Origination Date and attached to the Agellan Portfolio Loan Agreement.

“Condominium Unit” means any condominium units created pursuant to the condominium documents and comprising all or a portion of an Agellan Portfolio Individual Property.

Financial Reporting

Annual Financial Statements

The Borrower will furnish to the Mortgage Lender annually prior to the date that is 120 days after the end of the calendar year, (1) a complete copy of the Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to the Mortgage Lender prepared in accordance with GAAP, International Financial Reporting Standards (“IFRS”), a tax basis of accounting, or such other accounting basis selected by the Borrower and reasonably acceptable to the Mortgage Lender (“Approved Accounting Basis”) covering each Agellan Portfolio Individual Property (which prior to a Transfer pursuant to the Agellan Portfolio Loan Agreement, may be on a consolidated basis with Agellan Commercial REIT U.S. L.P. (“Agellan REIT”) so long as Agellan REIT owns no assets other than the direct or indirect interest in the Agellan Portfolio Mortgaged Properties and the equity interests in the other Individual Borrowers and any general partners of such other Individual Borrowers, and provided that such statements include appropriate notations to indicate the separateness of each Individual Borrower, a listing will be provided of each such Borrower and their respective Agellan Portfolio Mortgaged Properties and include a schedule of the unaudited operating statements for each Agellan Portfolio Individual Property on a property-level basis), including unaudited statements of income and expense and cash flow for the Borrower and each Agellan Portfolio Individual

Property and an unaudited balance sheet for Borrower and (2) the unaudited operating statements for each Agellan Portfolio Individual Property from the prior 12 month period.

Quarterly Financial Statements

The Borrower is required to furnish to the Mortgage Lender, prior to the date that is 60 days after the end of each calendar quarter, the following items:

(ii)       unaudited quarterly and year to date statements of income and expense and cash flow prepared for such quarter with respect to each Agellan Portfolio Individual Property and the unaudited operating statements for each Agellan Portfolio Individual Property (in each case, on a consolidated basis, provided that such balance sheets and statements include appropriate notations to indicate the separateness of each Individual Borrower, a listing will be provided of each such Borrower and their respective Agellan Portfolio Mortgaged Properties and include a schedule of the operating statements for each Agellan Portfolio Individual Property) from the prior quarter, provided, that, in lieu of delivery of such operating statements, the Borrower may deliver financial reports prepared by a Manager for each Agellan Portfolio Individual Property so long as such reports otherwise contain the information required under this clause (i);

(iii)       a certificate of the Borrower certifying: (A) that such statements (or the financial reports of any Manager) referred to in clause (i) above are true and correct in all material respects as of the date thereof, and fairly present in all material respects the financial condition and the results of the operations of the Borrower and each Agellan Portfolio Individual Property in accordance with the Approved Accounting Basis as of the dates thereof, and (B) a calculation reflecting the Debt Service Coverage Ratio; and

(iv)       a current rent roll for each Agellan Portfolio Individual Property.

Annual Budget

On or before the date which is 30 days prior to the commencement of each fiscal year (or in the event that no Cash Sweep Period is continuing, the date which is 30 days after the commencement of the fiscal year), the Borrower is required to submit to the Mortgage Lender an annual budget in form similar to that delivered to the Mortgage Lender prior to the Agellan Portfolio Loan Origination Date or such other form as is reasonably determined by the Borrower and reasonably approved by the Mortgage Lender. Each annual budget or amendment thereto submitted to the Mortgage Lender during any period which is not a Cash Sweep Period will be for informational purposes only and the Mortgage Lender will not have the right to approve same. During the continuance of a Cash Sweep Period, each such annual budget or amendment thereto and any amendment to any annual budget then in effect upon the occurrence of a Cash Sweep Period will then be subject to the Mortgage Lender’s approval, which approval may not be unreasonably withheld, conditioned or delayed (each such annual budget, as and when approved or deemed approved by the Mortgage Lender as contemplated in the Agellan Portfolio Loan Agreement (to the extent such approval of the Mortgage Lender is required pursuant to the terms of the Agellan Portfolio Loan Agreement), an “Approved Annual Budget”). In the event that the Mortgage Lender has the right to approve any applicable annual budget or amendment thereto as the result of the existence of a Cash Sweep Period, as above, and the Mortgage Lender objects to a proposed annual budget submitted by the Borrower, the Mortgage Lender must advise the Borrower of such objections after receipt thereof (and deliver to the Borrower a reasonably detailed description of such objections) and the Borrower will be required to promptly revise such annual budget and resubmit the same to the Mortgage Lender. Provided no Agellan Portfolio Loan Event of Default is continuing, the Mortgage Lender must use good faith efforts to respond within 10 business days after the Mortgage Lender’s receipt of the Borrower’s written request for such approval together with all information reasonably required by the Mortgage Lender to make its determination. The Mortgage Lender’s request for additional information will be deemed a response under the Agellan Portfolio Loan Agreement. If the Mortgage Lender fails to respond to such request within 10 business days, and the Borrower sends a second written request containing a legend in bold letters stating that the Mortgage Lender’s failure to respond within an additional five business days will be deemed consent or approval, provided no Agellan Portfolio Loan Event of Default is continuing, the

Mortgage Lender will be deemed to have approved the annual budget or amendment thereto for which the Mortgage Lender’s consent was sought if the Mortgage Lender fails to respond to such second written request before the expiration of such five business day period. Until such time that the Mortgage Lender approves or is deemed to have approved a proposed annual budget, the most recently Approved Annual Budget will apply; provided that such Approved Annual Budget will be adjusted to reflect (x) actual increases in taxes, insurance premiums, the cost of utilities and such other property-related costs which by their nature the Borrower cannot control, as well as increases for capital costs for leases approved by the Mortgage Lender and (y) increases on the basis of the Consumer Price Index (“CPI”) for the applicable greater metropolitan area where the applicable Agellan Portfolio Individual Property is located for all other items included in the Approved Annual Budget.

Representations and Warranties

Each Individual Borrower made the representations and warranties in the Agellan Portfolio Loan Agreement set forth in Annex A to this Memorandum as of the Agellan Portfolio Loan Origination Date.

Special Purpose Entity Covenants

Each Individual Borrower is required to maintain its status as a Special Purpose entity at all times.

“Special Purpose Entity” means a limited partnership or limited liability company that at all times on and after the Agellan Portfolio Loan Origination Date complies with the requirements (a)-(ee), (gg) and (jj) set forth in Annex A to this Memorandum unless it has received prior consent to do otherwise from the Mortgage Lender or a permitted administrative agent thereof, and, while the Agellan Portfolio Whole Loan is securitized, a rating agency confirmation from each of the Rating Agency, and an additional insolvency opinion.

Agellan Portfolio Loan Events of Default

With respect to the Agellan Portfolio Whole Loan, each of the following events will constitute an “Agellan Portfolio Loan Event of Default”:

(i)       if (A) the payment due on the Agellan Portfolio Loan Maturity Date is not paid when due, (B) any monthly installment of principal and/or interest due under the Agellan Portfolio Notes is not paid when due, (C) any amount required to be deposited into the Reserve Funds is not paid within five days of the date due or (D) any other portion of the indebtedness is not paid when due and such failure continues for five business days following written notice thereof from the Borrower to the Mortgage Lender, in each of the foregoing cases, unless (x) there are sufficient funds in the Cash Management Account to pay the same and the Mortgage Lender failed to apply such funds as required in accordance with the Cash Management Agreement to pay such amounts or make such deposits to the Reserve Funds or (y) there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower as required in accordance with the Agellan Portfolio Loan Agreement;

(ii)       if any of the taxes or other charges are not paid within five days of the date such amounts are delinquent, unless, (A) with respect to taxes, sufficient Tax and Insurance Escrow Funds are on deposit with the Mortgage Lender and the Mortgage Lender is required to disburse such amounts for the payment of taxes in accordance with the applicable provisions of the Agellan Portfolio Loan Agreement and the Mortgage Lender’s access to such funds has not been restricted, (B) such taxes are being contested by an Individual Borrower in compliance with the Agellan Portfolio Loan Agreement or (C) there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower as required in accordance with the Agellan Portfolio Loan Agreement;

(iii)       if the Policies are not kept in full force and effect, unless (x) sufficient Tax and Insurance Escrow Funds are in deposit with the Mortgage Lender and the Mortgage Lender is required to disburse such amounts for the payment of taxes in accordance with the applicable provisions of the Agellan Portfolio Loan Agreement and the Mortgage Lender’s access to such funds has not been restricted or (y) there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower as required in accordance with the Agellan Portfolio Loan Agreement;

(iv)       subject to clause (viii) below, if any Individual Borrower makes any Transfer (other than a Permitted Transfer) or otherwise encumbers any portion of any Agellan Portfolio Individual Property (other than a Permitted Encumbrance), in each case without the Mortgage Lender’s prior written consent in violation of the applicable provisions of the Agellan Portfolio Loan Agreement or the applicable mortgage, unless any such breach under this clause (iv) (A) is with respect to any breach of a notice requirement under such provisions or (B) results from the Borrower entering into any lease (that is not a Major Lease) in violation of the terms of the Agellan Portfolio Loan Agreement, such breach does not constitute an Agellan Portfolio Event of Default if such breach is curable and such breach is cured within 30 days of the earlier to occur of (x) notice from the Mortgage Lender or (y) the date the Borrower becomes aware of such breach;

(v)       if any representation or warranty made by any Individual Borrower and/or Guarantor herein or in any other Agellan Portfolio Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Mortgage Lender has been false or misleading in any material respect as of the date the representation or warranty was made provided, however, that if (A) such misrepresentation was not intentional, and (B) the condition causing the representation or warranty to be false is susceptible of being cured (provided that the Borrower acknowledges and agrees in the Agellan Portfolio Loan Agreement that certain representations and warranties set forth in the Agellan Portfolio Loan Agreement are not capable of being cured) the same will be an Agellan Portfolio Event of Default under the Agellan Portfolio Loan Agreement only if the same is not cured within 30 days after the earlier of the Borrower’s knowledge of the same or written notice to the Borrower from the Mortgage Lender;

(vi)       if any Individual Borrower, any SPE Party or Guarantor makes an assignment for the benefit of creditors (other than in favor of the Mortgage Lender);

(vii)       if a receiver, liquidator or trustee is appointed (other than at the Mortgage Lender’s request) for any Individual Borrower, any SPE Party or Guarantor or if any Individual Borrower, any SPE Party or Guarantor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed (other than by the Mortgage Lender) by or against, consented to, or acquiesced in, by, any Individual Borrower, any SPE Party or Guarantor, or if any proceeding for the dissolution or liquidation of any Individual Borrower, any SPE Party or Guarantor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to, solicited or acquiesced in by any Individual Borrower, any SPE Party or Guarantor, upon the same not being discharged, stayed or dismissed within 120 days;

(viii)       if any Agellan Portfolio Individual Property becomes subject to any mechanic’s, materialman’s or other lien other than a Permitted Encumbrance or a lien for local real estate taxes and assessments not then due and payable and such lien remains undischarged of record (by payment, bonding or otherwise) for 30 days following receipt by the Borrower of notice thereof, unless within such 30 day period, such lien is insured over in the title insurance policy or is being contested by the Borrower in compliance with the Agellan Portfolio Loan Documents;

(ix)       if any Individual Borrower attempts to assign its rights under the Agellan Portfolio Loan or any of the other Agellan Portfolio Loan Documents or any interest herein or therein in contravention of the Agellan Portfolio Loan Documents;

(x)       any Individual Borrower or any SPE Party (if any) breaches certain covenants in the Agellan Portfolio Loan Agreement relating to Special Purpose Entity status; provided, that such breach will not constitute an Agellan Portfolio Loan Event of Default if (A) such breach was inadvertent or immaterial, (B) if such breach is curable, the Borrower to promptly commences to cure such breach within five days of the earlier to occur of (x) notice from the Mortgage Lender or (y) the date the Borrower becomes aware of such breach, (C) such breach is cured within 30 days of such earlier date, as the same may be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, and (D) if requested by the Mortgage Lender, within 30 days of request by the Mortgage Lender, the Borrower delivers to the Mortgage Lender an additional insolvency opinion to the effect that such breach does not in any material respect impair, negate or amend the opinions rendered in the insolvency opinion provided in connection with the origination of the Agellan Portfolio Whole Loan or the additional insolvency opinion most recently delivered to the Mortgage Lender, which opinion is required to be acceptable to the Mortgage Lender in its reasonable discretion;

(xi)       if the Borrower breaches certain negative covenants in the Agellan Portfolio Loan Agreement, provided, that no Agellan Portfolio Loan Event of Default will be deemed to have occurred if such breach (other than a breach of Section 5.2.3 thereof, except a breach of Section 5.2.3(a) that is inadvertent, non-recurring and susceptible to cure without any material and adverse effect on the Borrower, the Agellan Portfolio Mortgaged Property or the Mortgage Lender’s security interest therein) is curable and the Borrower promptly commences to cure such breach within five days of the earlier to occur of (x) notice from the Mortgage Lender, or (y) the date the Borrower becomes aware of such breach and such breach is cured within 30 days of such notice;

(xii)       with respect to any term, covenant or provision set forth in the Agellan Portfolio Loan Agreement which specifically contains an express notice requirement and/or express grace period, if the Borrower is in default under such term, covenant or condition after the giving of such notice and/or the expiration of such grace period;

(xiii)       if any of the factual assumptions contained in the insolvency opinion (other than those relating to the Mortgage Lender), or in any additional insolvency opinion (other than those relating to the Mortgage Lender) delivered to the Mortgage Lender in connection with the Agellan Portfolio Whole Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Agellan Portfolio Whole Loan, was not true and correct in any material respect as of the date of such insolvency opinion or additional insolvency opinion, as applicable; provided, that no Agellan Portfolio Loan Event of Default will be deemed to have occurred (A) if such untruth was inadvertent or immaterial, (B) if such untruth is curable, the Borrower promptly commences to cure same within five days of the earlier to occur of (x) notice from the Mortgage Lender or (y) the date the Borrower becomes aware of such breach and (C) if reasonably requested by the Mortgage Lender, within 30 days of request by the Mortgage Lender, the Borrower delivers to the Mortgage Lender an additional insolvency opinion to the effect that such breach is not in any material respect impair, negate or amend the opinions rendered in the insolvency opinion or the additional insolvency opinion most recently delivered to the Mortgage Lender in connection with the Agellan Portfolio Whole Loan, which opinion is required to be acceptable to the Mortgage Lender in its reasonable discretion;

(xiv)       if a material default by an Individual Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any replacement Management Agreement) and such Manager terminates or cancels such Management Agreement (or replacement Management Agreement), provided, that no Agellan Portfolio Loan Event of Default will exist under the Agellan Portfolio Loan Agreement if the Borrower and a new Qualified Manager enter into a replacement Management Agreement within 60 days of such termination or cancellation, provided, further, that if the Borrower has commenced to replace such Manager within such 60 day period and thereafter diligently and expeditiously proceeds to cure the same, such 60 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to replace such Manager, such additional period not to exceed an additional 30 days;

(xv)       if the Borrower continues to be in Default under certain of the terms relating to securitization contained in the Agellan Portfolio Loan Agreement, or fails to cooperate with the Mortgage Lender in connection with a securitization for five business days after notice to the Borrower from the Mortgage Lender;

(xvi)       if the Guarantor breaches any financial covenant in the Guaranty provided, that no Agellan Portfolio Loan Event of Default will be deemed to have occurred if (x) the Guarantor promptly commences to cure such breach within five days of the earlier to occur of (A) notice from the Mortgage Lender or (B) the date the Borrower becomes aware of such breach, and such breach is cured within 30 days of such notice, (y) within 30 days of such notice, either (1) a Replacement Guarantor assumes all of the liabilities and obligations of the Guarantor under the Guaranty executed by the Guarantor or execute a replacement guaranty substantially similar to the Guaranty or in such other form as reasonably acceptable to the Mortgage Lender or (2) a Replacement Guarantor (that together with any Guarantor then party to the Guaranty satisfies the financial covenants therein) executes and delivers a joinder agreement to the Guaranty, in form and substance reasonably acceptable to the Mortgage Lender, pursuant to which such Replacement Guarantor guaranties the guaranteed obligations on a joint and several basis (and, in each case, the Mortgage Lender has received any organizational documents, consents and resolutions and legal opinions of counsel reasonably required by the Mortgage Lender in connection therewith);

(xvii)       if any of the following occur: (A) if the Borrower fails to exercise its rights under the condominium documents to cause the condominium board to keep the condominium common elements and/or the improvements, as applicable, insured against the hazards specified in the condominium documents in the amounts and pursuant to policies in the form specified therein; (B) if, without the prior written consent of the Mortgage Lender (to the extent the Mortgage Lender’s consent is required pursuant to the terms and provisions of the Agellan Portfolio Loan Documents), the Borrower votes for or otherwise consents to, any modification or amendment to any of the terms or provisions of the condominium documents in violation of the terms of the Agellan Portfolio Loan Agreement; (C) if the Borrower fails to pay, as and when the same becomes due and payable, any charge or encumbrance which results in a lien against the applicable Agellan Portfolio Individual Property or any part thereof which remains undischarged of record (by payment, bonding or otherwise) for 20 days following the earlier of the Borrower obtaining knowledge of such lien or receipt of notice from the Mortgage Lender (unless (x) arising from the failure to pay Common Charges and sufficient Common Charges Funds are on deposit with the Mortgage Lender pursuant to the Agellan Portfolio Loan Agreement and the Mortgage Lender’s access to such funds has not been restricted or there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower as required in accordance with the Agellan Portfolio Loan Agreement or (y) being contested by the Borrower in compliance with the Agellan Portfolio Loan Documents), (D) if the Condominium is partitioned pursuant to any action for partition or (E) if the Condominium is terminated by the Borrower without the Mortgage Lender’s written consent;

(xviii)       if the Borrower or Guarantor continues to be in default under any of the other terms, covenants or conditions of the Agellan Portfolio Loan Agreement or any other Agellan Portfolio Loan Document not specified in clauses (i) to (xvii) above, for 10 days after notice to the Borrower from the Mortgage Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from the Mortgage Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that the Borrower has commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 90 days;

(xix)       if an “ERISA Event” has occurred that, when taken together with all other such “ERISA Events”, would reasonably be expected to result in a Material Adverse Effect.

Upon the occurrence of an Agellan Portfolio Loan Event of Default (other than an Agellan Portfolio Loan Event of Default described in clauses (vi), (vii) or (ix) above) with respect to any Individual Borrower and at any time thereafter during the continuance of such Agellan Portfolio Loan Event of Default, in addition to any other rights or remedies available to it pursuant to the Agellan Portfolio Loan Agreement and the other Agellan Portfolio Loan Documents or at law or in equity, the Mortgage Lender may take such action, without notice or demand, that the Mortgage Lender deems advisable to protect and enforce its rights against the Borrower and in and to any or all of the Agellan Portfolio Mortgaged Properties, including, without limitation, declaring the indebtedness to be immediately due and payable, and the Mortgage Lender may enforce or avail itself of any or all rights or remedies provided in the Agellan Portfolio Loan Documents against the Borrower and any or all of the Agellan Portfolio Mortgaged Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Agellan Portfolio Loan Event of Default described in clauses (vi), (vii) or (ix) above, the indebtedness and other obligations of the Borrower under the Agellan Portfolio Loan Documents will immediately and automatically become due and payable, without notice or demand.

Governing Law

The Agellan Portfolio Loan Documents are governed by the laws of the State of New York (without regard to conflicts of laws principles) and any applicable law of the United States of America, except that at all times the provisions for the creation, priority, perfection, and enforcement of the liens and security interests created pursuant to the Agellan Portfolio Loan Documents (other than with respect to liens and security interests in property whose perfection and priority is covered by Article 9 of the UCC (including, without limitation, the accounts) which are governed by the law of the jurisdiction applicable thereto in accordance with sections 9-301 through 9-307 of the UCC as in effect in the State of New York) are governed and construed according to the law of the State in which the applicable Agellan Portfolio Individual Property is located.

Description of the Agellan Portfolio Mezzanine Loan

The following is a summary of the principal provisions of the Mezzanine Loan. This summary does not purport to be complete and is qualified in its entirety by reference to the Mezzanine Loan Agreement, dated as of July 15 2020 (the “Mezzanine Loan Origination Date”) (as amended from time to time, the “Mezzanine Loan Agreement”) between the Mezzanine Borrower and the Mezzanine Lender and the other documents executed by the Mezzanine Borrower and the other parties in connection with the Mezzanine Loan (as amended from time to time, the “Mezzanine Loan Documents”).

General

A mezzanine loan in the original principal amount of $31,000,000 (the “Mezzanine Loan”) was made on the Mezzanine Loan Origination Date by JPMCB (in such capacity, the “Mezzanine Lender”) to Agellan Commercial REIT U.S. LLC (the “Mezzanine Borrower”), pursuant to the Mezzanine Loan Agreement and the other documents executed by the Mezzanine Borrower and other applicable parties in connection with the origination of Mezzanine Loan (collectively, the “Mezzanine Loan Documents”).

The Mezzanine Borrower has pledged 100% of its direct or indirect equity interests in the Borrower to secure the Mezzanine Loan (collectively, the “Loan Equity Collateral”). The relative rights of the Mortgage Lender and the Mezzanine Lender will be governed by the Intercreditor Agreement, dated as of the Mezzanine Loan Origination Date, among the Mortgage Lender and the Mezzanine Lender (the “Mezzanine Intercreditor Agreement”).

The Mezzanine Loan is evidenced by 10 pari passu promissory notes (each, an “Mezzanine Note” and together, the “Mezzanine Notes”).

The outstanding principal balance and interest rate of each Mezzanine Note as of the Mezzanine Loan Origination Date is set forth in the table below:

Note	Original Principal Balance	Note Interest Rate
Note A-1-A	$ 6,611,000	9.0000%
Note A-1-B	$ 1,217,000	9.0000%
Note A-1-C	$ 8,000,000	9.0000%
Note A-1-D	$ 113,000	9.0000%
Note A-1-E	$ 386,000	9.0000%
Note A-1-F	$ 702,000	9.0000%
Note A-1-G	$ 908,000	9.0000%
Note A-1-H	$ 424,000	9.0000%
Note A-1-I	$ 239,000	9.0000%
Note A-2	$ 12,400,000	9.0000%
Total/Wtd. Avg.	$ 31,000,000	9.0000%

The Note Interest Rate indicated in the table above for each Mezzanine Note is referred to as the “Mezzanine Note Interest Rate”.

Payment on the Mezzanine Loan

Payments on the Mezzanine Loan are required to be made on the 7th day of each calendar month (or if such 7th day is not a business day, the immediately preceding business day) occurring during the term of the Mezzanine Loan Agreement (each, a “Mezzanine Loan Payment Date”), up until the maturity date occurring on August 7, 2025 or such other date on which the outstanding principal amount of the Mezzanine Notes becomes due and payable as therein provided, whether at such stated maturity date, by declaration of acceleration or otherwise (the “Mezzanine Maturity Date”). The first Mezzanine Loan Payment Date after the Mezzanine Loan Origination Date will be September 7, 2020.

On each Mezzanine Loan Payment Date, the Mezzanine Borrower is required to pay to the Mezzanine Lender interest on the outstanding principal balance accrued at a rate per annum equal to the Mezzanine Note Interest Rate with respect to each Mezzanine Note during the Mezzanine Interest Accrual Period (each, a “Mezzanine Monthly Debt Service Payment Amount”) (except that interest will be payable at the Mezzanine Default Rate during the continuance of a Mezzanine Loan Event of Default).

“Mezzanine Default Rate” means, with respect to each Mezzanine Note, a rate per annum equal to the lesser of (a) the maximum legal rate or (b) four percent above the Mezzanine Note Interest Rate applicable to such Mezzanine Note.

“Mezzanine Interest Accrual Period” means, with respect to each Mezzanine Note, the period commencing on and including the seventh day of each calendar month during the term of the Mezzanine Loan and ending on and including the sixth day of the following calendar month; however, the initial accrual period commences on and include the Mezzanine Loan Origination Date and ends on and includes the sixth day of the following calendar month.

Mezzanine Loan Prepayment

Except as described under this “—Mezzanine Loan Prepayment”, the Mezzanine Borrower will not be permitted to prepay the Mezzanine Loan.

Voluntary Prepayments

(a) On the Mezzanine Permitted Par Prepayment Date, and on any business day thereafter through the Mezzanine Loan Maturity Date, the Mezzanine Borrower may prepay the Mezzanine Loan, in whole (but not in part except pursuant to clause (b) below and sections “—Release of Agellan Portfolio Individual Property” and “—Release of Outparcels” below), provided that (i) such prepayment is made in accordance with and subject to section “—Prepayment after Default” below if such prepayment is made during the continuance of a Mezzanine Loan Event of Default, (ii) such prepayment will be made after the Mezzanine Permitted Prepayment Date (except a prepayment in part pursuant to and in accordance with clause (b) below or sections “—Release of Agellan Portfolio Individual Property” and “—Release of Outparcels” below or a prepayment during the continuance of a Mezzanine Loan Event of Default pursuant to “—Prepayment after Default” below), (iii) such prepayment may be made without payment of any Mezzanine Yield Maintenance Premium or other prepayment premium, fee or penalty on the Permitted Par Prepayment Date, and on any business day thereafter through the Mezzanine Maturity Date, (iv) if such prepayment is made prior to the Mezzanine Permitted Par Prepayment Date, the Mezzanine Borrower pays to the Mezzanine Lender, in addition to the outstanding principal amount of the Mezzanine Loan to be prepaid, the Mezzanine Yield Maintenance Premium applicable thereto; (v) if for any reason such prepayment is not paid on a Mezzanine Loan Payment Date, the debt being prepaid will include, if a Mezzanine Securitization has occurred, interest for the full accrual period in which the prepayment occurs (otherwise if a Mezzanine Securitization has not occurred, the debt being prepaid will only include interest on the amount of debt prepaid through the date on which such prepayment occurs).The Mezzanine Borrower’s right to prepay the principal balance of the Mezzanine Loan in full or in part pursuant to this subsection is subject to: (a) the Mezzanine Borrower’s submission to the Mezzanine Lender of a notice of the projected date of prepayment, which must be no less than 10 days from the date of such notice (or such shorter period of time as may be permitted by Mezzanine Lender in its reasonable discretion), which notice may be revoked at any time on or prior to the proposed prepayment date by written notice to Mezzanine Lender; provided that the Mezzanine Borrower must reimburse the Mezzanine Lender for all third party out-of-pocket costs and expenses incurred by the Mezzanine Lender in connection with such revocation; (b) the Mezzanine Borrower’s actual payment to the Mezzanine Lender of the full amount of the related indebtedness, including, if such prepayment occurs on a date other than a regularly scheduled Mezzanine Loan Payment Date and if a Mezzanine Securitization has occurred, interest for the full Mezzanine Interest Accrual Period in which the prepayment occurs (otherwise if a Mezzanine Securitization has not occurred, the debt being prepaid will only include interest on the amount of debt prepaid through the date on which such prepayment occurs); (c) contemporaneously with such prepayment of the related indebtedness, the Borrower’s prepayment of the Agellan Portfolio Whole Loan in full in accordance with the terms of the Agellan Portfolio Loan Documents (or in connection with a prepayment in part, Borrower makes a pro rata prepayment of the Agellan Portfolio Whole Loan in accordance with the terms of the Agellan Portfolio Loan Documents); and (d) the payment of all other sums due and payable under the Mezzanine Loan Agreement, the Mezzanine Notes, and the other Mezzanine Loan Documents, including but not limited to, all of the Mezzanine Lender’s out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by the Mezzanine Lender in connection with such prepayment.

(b) In order to achieve the Debt Service Coverage Ratio required to (i) effect a DSCR Trigger Cure or (ii) achieve the Required Release DSCR, the Mezzanine Borrower has the right to do any one or a combination of the following: (A) make a voluntary prepayment of the Mezzanine Loan (together with the applicable Mezzanine Yield Maintenance Premium due in connection therewith if such prepayment occurs prior to the Permitted Par Prepayment Date), together with the Borrower’s pro rata prepayment of the Agellan Portfolio Whole Loan in accordance with the Agellan Portfolio Loan Agreement, in the amount necessary to achieve a DSCR Trigger Cure or the Required Release DSCR, in each case after taking into account any Letters of Credit then held by the Mortgage Lender pursuant to this clause (c) and/or any amounts then on deposit in the DSCR Cure Fund (the “DSCR Cure Amount”), so long as any other applicable conditions to prepayment set forth above are satisfied on or prior to the date of such prepayment, (B) cause the Borrower to deliver a Letter of Credit to the Mortgage Lender in an amount equal to the DSCR Cure Amount, or (C) cause the Borrower to deposit with the Mortgage Lender cash collateral in an amount equal to the DSCR Cure Amount (the “DSCR Cure Fund”), which Letter of Credit or DSCR Cure Fund will be held as additional collateral for the Agellan Portfolio Whole Loan. All funds in the DSCR Cure Fund must be treated as a “Reserve Fund” for purposes of the Agellan Portfolio Loan Agreement. If at any time no Mezzanine Loan Event of Default is continuing and the Debt Service Coverage Ratio required to achieve a DSCR Trigger Cure and/or Required Release DSCR (as applicable) has been achieved for a calendar quarter (without taking into account the Letter of Credit or any sums on deposit in the DSCR Cure Fund, as applicable), the Mortgage Lender will be required to return the Letter of Credit and/or the funds remaining in the DSCR Cure Fund to the Borrower.

(c) In the event the Mezzanine Borrower makes a partial prepayment of the Mezzanine Loan in accordance with this section, the Borrower is required to make a pro rata prepayment of its Agellan Portfolio Whole Loan pursuant to the applicable terms and provisions of the Agellan Portfolio Loan Agreement.

“Mezzanine Permitted Par Prepayment Date” means the Mezzanine Loan Payment Date which is three (3) Payment Dates prior to the Mezzanine Maturity Date.

“Mezzanine Permitted Prepayment Date” means the “Permitted Release Date” as defined above under “Description of the Agellan Portfolio Whole Loan—Prepayment—Prepayment Prior to Permitted Defeasance Date”.

“Mezzanine Yield Maintenance Premium” means, with respect to each Mezzanine Note, an amount equal to the greater of (a) one percent of the outstanding principal of the portion of the applicable Mezzanine Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under such Mezzanine Note being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the applicable portion of each Mezzanine Note being prepaid is paid on the Mezzanine Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Mezzanine Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Mezzanine Loan Payment Date in the event such payment is not made on a Mezzanine Loan Payment Date), over (ii) the principal amount being prepaid.

“Mezzanine Prepayment Rate” means the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Mezzanine Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Mezzanine Permitted Par Prepayment Date, as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the Mezzanine Lender may reasonably select.

“Mezzanine Prepayment Rate Determination Date” means the date which is five business days prior to the date that such prepayment is required to be applied in accordance with the terms and provisions of the Mezzanine Loan Agreement.

Release of Agellan Portfolio Individual Property

(a) The Mezzanine Borrower may not permit Mortgage Borrower to obtain the release of any Agellan Portfolio Individual Property from the liens of the Agellan Portfolio Loan Documents pursuant to the Agellan Portfolio Loan Agreement, unless, in addition to the satisfaction of the conditions relating thereto set forth in the Agellan Portfolio Loan Agreement, the conditions set forth below have been satisfied (and/or waived by the Mezzanine Lender in its sole discretion in accordance with the terms of the Mezzanine Loan Agreement).

Provided that no Mezzanine Loan Event of Default or Agellan Portfolio Loan Event of Default has occurred and is continuing (other than a Mezzanine Loan Event of Default or Agellan Portfolio Loan Event of Default that would be cured by the release of such Agellan Portfolio Individual Property and partial prepayment of the Mezzanine Loan in accordance with this section) and the other conditions set forth in this section have been satisfied, the Mezzanine Borrower will have the right at any time and from time to time to voluntarily prepay a portion of the Mezzanine Loan in connection with the Borrower obtaining a release of an Agellan Portfolio Individual Property from the lien of the mortgage thereon pursuant to the Agellan Portfolio Loan Agreement (and related Agellan Portfolio Loan Documents) and the release of the Mezzanine Borrower’s, and the related Individual Borrower’s, obligations under the Agellan Portfolio Loan Documents with respect to such Agellan Portfolio Individual Property (other than those expressly stated to survive) (a “Partial Release” and each such released Agellan Portfolio Individual Property, a “Released Property”), in each case, upon the satisfaction of each of the following conditions:

(i)       the Mezzanine Borrower provides the Mezzanine Lender not less than 15 days’ notice (or a shorter period of time if permitted by the Mezzanine Lender in its reasonable discretion) specifying a date (the “Partial Release Date”) on which the Partial Release is to occur, provided that the Mezzanine Borrower may withdraw such notice (or adjourn the Partial Release Date) at any time prior to the Partial Release Date by giving written notice of the same to the Mezzanine Lender, provided further that upon any such withdrawal, the Mezzanine Borrower will remain liable for payment of any reasonable third-party out-of-pocket expenses incurred by the Mezzanine Lender in connection with the proposed release (including, without limitation, reasonable attorneys’ fees and expenses of any servicer in connection with such Partial Release) and any other amounts then due and owing to the Mezzanine Lender pursuant to the Mezzanine Loan Agreement and the other Mezzanine Loan Documents;

(ii)       the Mezzanine Borrower makes a voluntary prepayment of the Mezzanine Loan in an amount equal to the Mezzanine Release Price for the Agellan Portfolio Individual Property or Agellan Portfolio Individual Properties subject to the Partial Release and, if for any reason such prepayment is not paid on a regularly scheduled Payment Date, and a Mezzanine Securitization has occurred, the Mezzanine Borrower also pays interest for the full Mezzanine Interest Accrual Period in which such voluntary prepayment occurs (otherwise if a Mezzanine Securitization has not occurred, the amount of the Mezzanine Loan being prepaid will only include interest on the amount of the Mezzanine Loan prepaid through the date on which such prepayment occurs) and the Mezzanine Borrower satisfies the other requirements relating to prepayments as set forth in the Mezzanine Loan Agreement;

(iii)       the Borrower makes a voluntary prepayment of the Agellan Portfolio Whole Loan equal to the Agellan Portfolio Release Price relating to such Agellan Portfolio Individual Property or Agellan Portfolio Individual Properties subject to the Partial Release in accordance with the Agellan Portfolio Loan Agreement and satisfy the conditions for the Partial Release under the Agellan Portfolio Loan Agreement;

(iv)       if such Partial Release occurs prior to the Mezzanine Permitted Par Prepayment Date, the Mezzanine Borrower pays the applicable Mezzanine Yield Maintenance Premium with respect thereto (including, for the avoidance of doubt, on any Release DSCR Payment made by the Mezzanine Borrower in connection therewith);

(v)       after giving effect to the release of the applicable Agellan Portfolio Individual Property (including the portion of the Mezzanine Loan prepaid pursuant to the terms of the Mezzanine Loan Agreement), the Debt Service Coverage Ratio for the Agellan Portfolio Mortgaged Properties then remaining subject to the liens of the mortgages (excluding the Agellan Portfolio Individual Property requested to be released) based on the trailing 12 month period immediately preceding the release of the applicable Agellan Portfolio Individual Property must be equal to or greater than the greater of (i) the Release Debt Service Coverage Ratio, and (ii) the Debt Service Coverage Ratio for all of the Agellan Portfolio Mortgaged Properties then remaining subject to the liens of the mortgages (including the Agellan Portfolio Individual Property requested to be released) immediately preceding the release of the applicable Agellan Portfolio Individual Property based on the trailing 12 month period immediately preceding the release of the applicable Agellan Portfolio Individual Property (such greater amount, the “Required Release DSCR”), provided that the Mezzanine Borrower will have the right to do any one or a combination of the following to achieve the Required Release DSCR: make a prepayment of the Mezzanine Loan, cause the Borrower to deliver to the Mortgage Lender a Letter of Credit and/or cause the Borrower to deposit cash collateral in the DSCR Cure Fund;

(vi)       except in connection with a Transfer pursuant to section “—Prepayment Prior to Permitted Defeasance Date”, “—Casualty and Condemnation” or clause (b) or (c) below, the Released Property is transferred and conveyed pursuant to a bona fide sale of the Released Property to a person that is not an Affiliate of the Borrower or Mezzanine Borrower on arms’-length terms and conditions;

(vii)       subsequent to such Partial Release (after taking into account the applicable Partial Release), the Mezzanine Borrower must continue to be a special purpose entity and each Individual Borrower continues to be a Special Purpose Entity;

(viii)       in the event the applicable Partial Release results in an Individual Borrower no longer owning any Agellan Portfolio Individual Property that is subject to a lien of the mortgage, then the Mezzanine Borrower submits to the Mezzanine Lender, not less than three business days prior to the Partial Release Date, a release and discharge with respect to such Individual Borrower (and any applicable “Mortgage GP” (as defined in the Mezzanine Loan Agreement) if such “Mortgage GP” (as defined in the Mezzanine Loan Agreement) is not a general partner to any Individual Borrower that owns any Agellan Portfolio Individual Property that is subject to a lien of the mortgage) from any covenants and obligations arising after such Partial Release and the liens of the Mezzanine Loan Documents (except to the extent that any obligations, indemnities, warranties, representations or covenants specifically survive the payment or satisfaction of the debt), for execution by the Mezzanine Lender, which the Mezzanine Lender must execute, deliver and release to the Mezzanine Borrower promptly upon the payment of the Mezzanine Release Price with respect to the Agellan Portfolio Individual Property being released;

(ix)       to the extent any Agellan Portfolio Individual Property is released and conveyed to an Affiliate of the Borrower or Mezzanine Borrower, the Mezzanine Borrower must deliver to the Mezzanine Lender and the Rating Agency an additional insolvency opinion or an update of the insolvency opinion already provided in connection with the origination of the Mezzanine Loan indicating that the release does not affect the opinions set forth therein; and

(x)       with respect to a release of either of the Service Center Properties, unless the Service Center Properties are released simultaneously in accordance with the terms of the Agellan Portfolio Loan Agreement, the Mezzanine Borrower delivers to the Mezzanine Lender (A) evidence reasonably acceptable to Mezzanine Lender that (x) the released Service Center Property is not necessary for the Service Center Property remaining subject to the lien of the applicable mortgage to comply with any zoning, building, land use or parking or other similar legal requirements with respect to such Service Center Property or for the then current use of the related Service Center Property, including without limitation for access, driveways, parking, utilities or drainage and (y) the Service Center Property remaining subject to the lien of the applicable mortgage has access to all parking, roadways, entry ways and improvements in the same manner as prior to such release or (B) to the extent necessary for such compliance or continued access, a reciprocal easement agreement or other agreement has been or will be executed and recorded that would allow the owner of the Service Center Property remaining subject to the lien of the applicable mortgage to continue to use the Service Center Property being released to the extent necessary for such foregoing access and compliance, which reciprocal easement agreement is required to be in form and substance reasonably acceptable to the Mortgage Lender and the Mezzanine Borrower is required to cause the Borrower to deliver to the Mortgage Lender an endorsement to the title policy insuring the rights and benefits under any new or amended reciprocal easement agreement that has been executed and recorded; and

(xi)       subject to the terms and provisions of the Mezzanine Loan Agreement, the Mezzanine Borrower is required to reimburse the Mezzanine Lender and servicer for any reasonable third-party out-of-pocket costs and expenses incurred by the Mezzanine Lender in connection with such Partial Release (including reasonable and out-of-pocket attorneys’ fees and expenses, the then current fee being assessed by a servicer to effect such Partial Release (which must not exceed $5,000 with respect to the release of any one Agellan Portfolio Individual Property) and reasonable third-party out-of-pocket expenses of such servicer) and the Mezzanine Borrower must have paid, in connection with such Partial Release, all recording charges, filing fees, taxes or other reasonable and out-of-pocket expenses payable in connection therewith.

(b)       In the event either (i) a default or a Mezzanine Loan Event of Default under the Mezzanine Loan Documents arising from an event or occurrence specifically applicable to and caused by an Agellan Portfolio Individual Property that was not caused by the intentional acts of the Borrower, Mezzanine Borrower, Guarantor or their respective Affiliates or (ii) there exists a material non-monetary violation of environmental law not caused by the intentional acts of the Borrower, Guarantor or their respective Affiliates which is specifically applicable to and caused by an Agellan Portfolio Individual Property (each of clause (i) and (ii), a “Default Property”), and in each instance the Mezzanine Lender has delivered a notice to the Mezzanine Borrower with respect to such default, Mezzanine Loan Event of Default or violation or the Mortgage Lender has delivered a default notice to the Borrower with respect to a default, Agellan Portfolio Loan Event of Default or violation (but only if such notice is required by, as applicable, the Mezzanine Loan Agreement or the other Mezzanine Loan Documents, the Agellan Portfolio Loan Agreement or the other Agellan Portfolio Loan Documents) and the Mezzanine Borrower has demonstrated in good faith to the Mezzanine Lender that it has pursued a cure of such default, Mezzanine Loan Event of Default or violation and/or the Borrower has pursued a cure of such default, Agellan Portfolio Loan Event of Default or violation, as applicable, (if a cure period is permitted under the Mezzanine Loan Documents or Agellan Portfolio Loan Documents, as applicable, with respect thereto), the Mezzanine Borrower will have the right, but not the obligation, to release the applicable Default Property (including to an Affiliate of the Borrower or Mezzanine Borrower) in accordance with this section, provided that (A) such release will cure the default, Mezzanine Loan Event of Default, Agellan Portfolio Loan Event of Default and/or or violation, (B) the Mezzanine Borrower prepays the Mezzanine Loan in an amount equal to the Mezzanine Release Price for the Default Property, together with the applicable Mezzanine Yield Maintenance Premium, if any, and (C) if the Default Property is transferred to an Affiliate of the Borrower or Mezzanine Borrower in connection with such release, the Mezzanine Borrower will be required to deliver a “bring-down” of the insolvency opinion provided in connection with the origination of the Mezzanine Loan in form and substance reasonably acceptable to the Mezzanine Lender or an additional insolvency opinion. For the avoidance of doubt, the Mezzanine Borrower will also be required to satisfy the other requirements of this section.

(c)       The Mezzanine Borrower has the right to cause the Borrower to release the Braker Individual Property to an Affiliate of the Borrower or Mezzanine Borrower, provided that (i) the Mezzanine Borrower must satisfy the conditions set forth above to release the Agellan Portfolio Individual Property, except that Mezzanine Borrower will pay to the Mezzanine Lender a Release Price equal to 120% of the Mezzanine Allocated Loan Amount for such Agellan Portfolio Individual Property and (ii) as a condition to the release of the Braker Individual Property to an Affiliate of the Borrower or Mezzanine Borrower, the Mezzanine Borrower covenanted and agreed that subsequent to such release, neither the Borrower, Mezzanine Borrower nor any of its Affiliates or agents, nor any other party acting on behalf of or at the direction of any of the foregoing, will lease any space at the Braker Individual Property to an existing tenant or any of its Affiliates at any other Agellan Portfolio Individual Property then subject to the lien of the mortgage unless either (i) the Mezzanine Borrower has replaced such tenant with a new tenant at such other applicable Agellan Portfolio Individual Property which pays an effective rent per square foot pursuant to its lease in an amount equal to or greater than the tenant that was relocated to the Braker Individual Property or (ii) the Mezzanine Lender has provided its prior written consent thereto (not to be unreasonably withheld, conditioned or delayed).

“Mezzanine Allocated Loan Amount” means, with respect to each Agellan Portfolio Individual Property, the amount set forth on Schedule 1.1 of the Mezzanine Loan Agreement with respect to such Agellan Portfolio Individual Property, provided, that in the event the Mezzanine Borrower has paid (x) the Mezzanine Outparcel Release Price to the Mezzanine Lender in connection with the release of the Outparcel in accordance with Mezzanine Loan Agreement, the Mezzanine Allocated Loan Amount with respect to the Agellan Portfolio Individual Properties known as “Sarasota Distribution Hub” and “Supervalu” will be reduced by the amount of the Mezzanine Outparcel Release Price and (y) the Mezzanine Release Parcel Price to the Mezzanine Lender in connection with the release of the Release Parcel, the Mezzanine Allocated Loan Amount with respect to the Agellan Portfolio Individual Property located at 1000 and 1100 Warrenville Road, Naperville, Illinois 60563, will be reduced by the amount of the Mezzanine Release Parcel Price.

“Mezzanine Release Price” means, with respect to any Agellan Portfolio Individual Property being released in accordance with this section “—Release of Agellan Portfolio Individual Property”, (i) until an amount equal to $4,650,000.00 has been prepaid in connection with Partial Releases in accordance with this section “—Release of Agellan Portfolio Individual Property”, 110% of the Mezzanine Allocated Loan Amount for such Agellan Portfolio Individual Property and (ii) thereafter, 115% of the Mezzanine Allocated Loan Amount for such Agellan Portfolio Individual Property.

“Mezzanine Securitization” means any sale by the Mezzanine Lender of all or any portion of the Mezzanine Loan and the Mezzanine Loan Documents, or issue of one or more participations therein, or consummation of one or more private or public securitizations of rated single- or multi-class securities secured by or evidencing ownership interests in all or any portion of the Mezzanine Loan and the Mezzanine Loan Documents or a pool of assets that include the Mezzanine Loan and the Mezzanine Loan Documents.

Release of Outparcels and Release Parcel

Notwithstanding the restrictions contained in the Mezzanine Loan Documents, provided no Mezzanine Loan Event of Default has occurred and is continuing, the Mezzanine Borrower has the right at any time and from time to time at any time to voluntarily prepay a portion of the Mezzanine Loan and cause the Borrower to obtain a partial release of the Mortgage with respect to the lien on each of (x) the Outparcels and (y) the Release Parcel, in each case, upon satisfaction of the following conditions precedent:

(i)       The Mezzanine Borrower provides the Mezzanine Lender not less than 30 days’ notice (or a shorter period of time if permitted by the Mezzanine Lender in its reasonable discretion) specifying a date for the release of the Outparcel or Release Parcel (the “Release Parcel Date”) is to occur, provided that the Mezzanine Borrower may withdraw such notice (or adjourn the Release Parcel Date) at any time on or prior to the Release Parcel Date by giving written notice of the same to the Mezzanine Lender, provided further that upon any such withdrawal, the Mezzanine Borrower remains liable for payment of any reasonable third-party out-of-pocket expenses incurred by the Mezzanine Lender in connection with the proposed partial release (including, without limitation, reasonable attorneys’ fees and expenses of any servicer in connection with such release of the Outparcel or Release Parcel (the “Parcel Release”) and any other amounts then due and owing to the Mortgage Lender pursuant to the Mezzanine Loan Agreement and the other Mezzanine Loan Documents;

(ii)       With respect to the release of any Outparcel, (A) the Mezzanine Borrower makes a voluntary prepayment of the Mezzanine Loan in an amount equal to the Mezzanine Outparcel Release Price, together with all interest accrued thereon for the full Mezzanine Loan Accrual Period in which such voluntary prepayment occurs if a Mezzanine Securitization has occurred (otherwise if a Mezzanine Securitization has not occurred, the amount of the Mezzanine Loan being prepaid will only include interest on the amount of the Mezzanine Loan prepaid through the date on which such prepayment occurs), and (B) the Borrower makes a voluntary prepayment of the Agellan Portfolio Whole Loan equal to the Outparcel Release Price under the Agellan Portfolio Loan Agreement and satisfies the conditions for the Parcel Release under of the Agellan Portfolio Loan Agreement;

(iii)       With respect to the release of the Release Parcel, the Mezzanine Borrower must, or must cause the Borrower to, deliver to the Mezzanine Lender, (A) an updated survey of the Agellan Portfolio Individual Property delineating the Agellan Portfolio Individual Property excluding the Release Parcel and (B) the metes and bounds (or lot and block) legal description of the Release Parcel and the remaining portion of the Agellan Portfolio Individual Property, which will be subject to the reasonable approval of the Mezzanine Lender;

(iv)       With respect to the release of the Release Parcel, (x) the Mezzanine Borrower makes a voluntary prepayment of the Mezzanine Loan in an amount equal to the greater of (A) the pro rata portion of the Mezzanine Allocated Loan Amount for such Agellan Portfolio Individual Property that is allocable to the Release Parcel, as determined by the Mezzanine Lender in its reasonable discretion (except that if such Release Parcel is released to an Affiliate of the Mezzanine Borrower, such amount will equal 120% of such pro rata portion of such Mezzanine Allocated Loan Amount as so determined by the Mezzanine Lender) or (B) if the Release Parcel is sold to any third-party, the gross sale proceeds received from any such sale of the Release Parcel (less any (x) out-of-pocket costs paid at the closing of the sale of the Release Parcel to third parties that are not Affiliates of the Borrower or Mezzanine Borrower and (y) prorations that constitute credits to the purchaser) (such greater amount, the “Mezzanine Release Parcel Price”), together with all interest accrued thereon for the full Mezzanine Loan Accrual Period in which such voluntary prepayment occurs if a Mezzanine Securitization has occurred (otherwise if a Mezzanine Securitization has not occurred, the amount of the Mezzanine Loan being prepaid will only include interest on the amount of the Mezzanine Loan prepaid through the date on which such prepayment occurs) and (y) the Borrower makes a voluntary prepayment of the Agellan Portfolio Whole Loan equal to the Release Parcel Price under the Agellan Portfolio Loan Agreement and satisfies the conditions for the Parcel Release under the Agellan Portfolio Loan Agreement;

(v)       if such Parcel Release occurs prior to the Mezzanine Permitted Par Prepayment Date, the Mezzanine Borrower is required to pay the applicable Mezzanine Yield Maintenance Premium with respect thereto;

(vi)       the Mezzanine Borrower delivers to the Mezzanine Lender (i) evidence which would be satisfactory to a prudent lender acting reasonably that (A) the Outparcel or Release Parcel, as applicable, has been legally subdivided from the remainder of the related Agellan Portfolio Individual Property and does or will upon its release, constitute a separate tax lot, and (B) the Outparcel or Release Parcel, as applicable (together with any appurtenant easements or other rights with respect to adjacent property) is not necessary for the related Agellan Portfolio Individual Property to comply with any zoning, building, land use or parking or other similar legal requirements with respect to such Agellan Portfolio Individual Property or for the then current use of the related Agellan Portfolio Individual Property, including without limitation for access, driveways, signage, parking, utilities or drainage or, to the extent that the Outparcel or Release Parcel, as applicable, is necessary for any such purpose, a reciprocal easement agreement or other agreement has been or will be executed and recorded that would allow the owner of the related Agellan Portfolio Individual Property to continue to use the Outparcel or Release Parcel, as applicable, to the extent necessary for such purpose, which reciprocal easement agreement must be in form and substance reasonably acceptable to the Mezzanine Lender and (ii) a certificate executed by the Mezzanine Borrower stating that after giving effect to such transfer, each of the Outparcel or Release Parcel, as applicable, and the balance of the related Agellan Portfolio Individual Property (together with any appurtenant easements or other rights with respect to adjacent property) conforms to and is in compliance in all material respects with applicable legal requirements and constitutes or will constitute a separate tax lot;

(vii)       the Mezzanine Borrower causes the Borrower to deliver to the Mortgage Lender an endorsement to the title policy insuring the applicable mortgage, in form and substance reasonably satisfactory to the Mortgage Lender, which endorsement (i) extends the effective date of such title policy to the effective date of the release, (ii) confirms no change in the priority of the Mortgage on the balance of the related Agellan Portfolio Individual Property (exclusive of the Outparcel or Release Parcel, as applicable,), subject to the Permitted Encumbrances and (iii) insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required above that has been executed and recorded, if any;

(viii)       the Mezzanine Borrower delivers to the Mezzanine Lender evidence in the form of a certificate executed by the Mezzanine Borrower that the Borrower has complied with any requirements applicable to the release in the leases, reciprocal easement agreements, operating agreements, parking agreements or other similar agreements affecting the related Agellan Portfolio Individual Property and that the release does not violate any of the provisions of such documents and that any such release of a Outparcel or Release Parcel, as applicable, does not result in any right in favor of a third party of offset, abatement or reduction of rent payable to the Borrower or any right in favor of a third party of termination, cancellation or surrender under any leases, reciprocal easement agreements or other material agreement by which the Mezzanine Borrower or the related Agellan Portfolio Individual Property is bound or encumbered and the surrender, termination or cancellation of which would have a material adverse effect on the Borrower, Mezzanine Borrower or the related Agellan Portfolio Individual Property;

(ix)      the Mezzanine Borrower must cause the Borrower to simultaneously with the release of the Outparcel or Release Parcel, as applicable, transfer title to the Outparcel or Release Parcel, as applicable, to a person other than the Borrower;

(x)       subsequent to such Parcel Release (taking into account the Parcel Release), the Mezzanine Borrower and each SPE party under the Mezzanine Loan Agreement continues to comply with the Special Purpose Entity requirements of the Mezzanine Loan Agreement and each Borrower and SPE Party continues to comply with the Special Purpose Entity requirements of the Agellan Portfolio Loan Agreement;

(xi)       the Mezzanine Borrower delivers to the Mezzanine Lender any other information and documents of a ministerial or administrative nature which would be required by a prudent lender acting reasonably relating to the release of the Outparcel or Release Parcel, as applicable;

(xii)       to the extent any Outparcel or Release Parcel is released and conveyed to an Affiliate of the Borrower or Mezzanine Borrower, the Mezzanine Borrower delivers to the Mezzanine Lender and the Rating Agency an additional insolvency opinion or an update of the insolvency opinion delivered in connection with the Mezzanine Loan indicating that the release does not affect the opinions set forth therein; and

(xiii)       the Mezzanine Borrower reimburses the Mezzanine Lender and the servicer for any reasonable third-party out-of-pocket costs and expenses incurred by the Mortgage Lender in connection with such Parcel Release (including reasonable attorneys’ fees and expenses, any current and customary fee being assessed by the servicer to effect such Parcel Release and reasonable third-party out-of-pocket expenses of the servicer) and the Borrower pays, in connection with such Parcel Release, all recording charges, filing fees, taxes or other reasonable, out-of-pocket expenses payable in connection therewith.

As a condition to the release of an Outparcel or Release Parcel to an Affiliate of the Borrower or the Mezzanine Borrower, the Mezzanine Borrower covenanted and agreed in the Mezzanine Loan Agreement that none of the Borrower, Mezzanine Borrower, nor any of its Affiliates or agents, nor any other party acting on behalf of or at the direction of any of the foregoing, may lease any space at the Outparcel or Release Parcel to an existing tenant or any of its Affiliates at the applicable Agellan Portfolio Individual Property, unless either (i) the Mezzanine Borrower has caused the Borrower to replace such tenant with a new tenant at such Agellan Portfolio Individual Property which pays an effective rent per square foot pursuant to its lease in an amount equal to or greater than the tenant that was relocated to the Outparcel or Release Parcel, or (ii) the Mezzanine Lender has provided its prior written consent thereto (not to be unreasonably withheld, conditioned or delayed).

“Mezzanine Outparcel Release Price” means (i) with respect to the release of an Outparcel in connection with a bona fide sale of such Outparcel to a person that is not an Affiliate of the Borrower or Mezzanine Borrower on arms’-length terms and conditions, the amount set forth on Schedule 2.6.3 of the Mezzanine Loan Agreement with respect to such Outparcel, or (ii) with respect to the release of an outparcel to an Affiliate of the Borrower or Mezzanine Borrower, 120% of the amount set forth on Schedule 2.6.3 of the Mezzanine Loan Agreement with respect to such Outparcel.

Mandatory Prepayment

In the event of (i) any casualty to any Agellan Portfolio Individual Property or any material portion thereof, (ii) any condemnation of any Agellan Portfolio Individual Property or any material portion thereof, (iii) a transfer of one or more Agellan Portfolio Individual Properties in connection with realization thereon following an Agellan Portfolio Loan Event of Default, including without limitation a foreclosure or sale, (iv) any refinancing of any Agellan Portfolio Individual Property or the Agellan Portfolio Whole Loan (except a refinancing which results in the simultaneous repayment in full of the Mezzanine Loan in accordance with the Mezzanine Loan Agreement), or (v) the receipt by the Borrower of any proceeds realized under such Borrower’s owner’s title insurance policy after application of such proceeds by the Borrower to cure the underlying title defect (each, a “Liquidation Event”), the Mezzanine Borrower is required to cause the related Net Liquidation Proceeds After Debt Service to be paid to the Mezzanine Lender. On each date on which the Mezzanine Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, the Net Liquidation Proceeds After Debt Service will be applied as a prepayment of the debt under the Mezzanine Loan and will be applied (1) first, to the outstanding principal balance of the Mezzanine Loan in an amount up to the Mezzanine Release Price for the affected Agellan Portfolio Individual Property(ies) in accordance with the terms hereof plus interest on such Mezzanine Release Price through the date of prepayment, (2) second, to the actual out-of-pocket costs of the Mezzanine Lender incurred by the Mezzanine Lender in connection with such prepayment and (B) third, all remaining amounts will be remitted to the Mezzanine Borrower. No Mezzanine Yield Maintenance Premium will be due in connection with any prepayment made pursuant to this section (other than the Liquidation Events described in clauses (iii) and (iv) (inclusive) of the definition thereof, to the extent a Mezzanine Yield Maintenance Premium is required to be paid on such date pursuant to the Mezzanine Loan Agreement).

The Mezzanine Borrower is required to notify the Mezzanine Lender of any Liquidation Event promptly following the first date on which the Mezzanine Borrower has knowledge of such event. The Mezzanine Borrower will be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of any Agellan Portfolio Individual Property on the date on which a contract of sale for such sale is entered into by the Borrower and all due diligence (and other similar) termination rights have expired, and a foreclosure sale, on the date notice of such foreclosure sale is given to the Borrower, and (ii) a refinancing of any Agellan Portfolio Individual Property, on the date on which a commitment or indicative term sheet for such refinancing has been executed. The provisions of this section may not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Agellan Portfolio Whole Loan or the transfer of any Agellan Portfolio Individual Property or the pledged collateral set forth in the Mezzanine Loan Agreement and the other Mezzanine Loan Documents.

“Net Liquidation Proceeds After Debt Service” means, with respect to any Liquidation Event, all amounts paid to, or received by or on behalf of, any Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (but only to the extent applicable to such Liquidation Event) (a) the Mortgage Lender’s and/or Mezzanine Lender’s reasonable out-of-pocket costs incurred in connection with the recovery thereof, (b) the costs incurred by the Borrower in connection with a restoration of any Agellan Portfolio Individual Property made in accordance with the Agellan Portfolio Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts required or permitted to be paid pursuant to the Agellan Portfolio Loan Documents to the Mortgage Lender, (d) in the case of a foreclosure sale, disposition or transfer of all or any portion of the Property in connection with realization thereon following an Agellan Portfolio Loan Event of Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by the Mortgage Lender under the Agellan Portfolio Loan Documents as the Mortgage Lender may receive reimbursement for under the terms of the Agellan Portfolio Loan Documents, (f) in the case of a refinancing of the Agellan Portfolio Whole Loan, all out-of-pocket costs and expenses (including attorneys’ fees) of such refinancing, and (g) without duplication of any amounts set forth in this definition, if any, the amount of any prepayments of the Agellan Portfolio Whole Loan required pursuant to the Agellan Portfolio Loan Documents in connection with any such Liquidation Event.

Prepayment after Default

If, concurrently with or during the continuance of a Mezzanine Loan Event of Default, payment of all or any part of the principal of the Mezzanine Loan is tendered by the Mezzanine Borrower or otherwise recovered by the Mezzanine Lender, such tender or recovery is required to be (a) made on the next Mezzanine Loan Payment Date together with the Mezzanine Monthly Debt Service Payment Amount due on such Mezzanine Loan Payment Date (unless a Mezzanine Securitization has not occurred, in which case tender or recovery together with the Mezzanine Monthly Debt Service Payment through the date of such tender or recovery will be applied on the date received by the Mezzanine Lender) and (b) if such payment occurs (i) on or prior to the Mezzanine Permitted Prepayment Date, deemed a voluntary prepayment by the Mezzanine Borrower in violation of the prohibition against prepayment set forth in the Mezzanine Loan Agreement, and the Mezzanine Borrower will be required to pay an additional amount equal to the Mezzanine Yield Maintenance Default Premium, and (ii) after the Mezzanine Permitted Prepayment Date and on or prior to the Mezzanine Permitted Par Prepayment Date, the Mezzanine Borrower will be required to pay an additional amount equal to the Mezzanine Yield Maintenance Premium, which, in each case, the Mezzanine Lender may apply in such order and priority as it determines in its sole and absolute discretion.

“Mezzanine Yield Maintenance Default Premium” means, with respect to each Mezzanine Note, an amount equal to the greater of (a) five percent of the outstanding principal balance of such Mezzanine Note to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under such Mezzanine Note to be made with respect to the portion of the applicable Mezzanine Note being prepaid assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the portion of the applicable portion of each Mezzanine Note being prepaid is paid on the Mezzanine Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Mezzanine Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Mezzanine Loan Payment Date in the event such payment is not made on a Mezzanine Loan Payment Date), over (ii) the principal amount being prepaid.

Mezzanine Loan Defeasance

The Mezzanine Borrower may not defease the Mezzanine Loan and must not permit the Borrower to prepay or defease the Agellan Portfolio Whole Loan unless in connection with the concurrent prepayment of the Mezzanine Loan in accordance with the Mezzanine Loan Agreement.

Mezzanine Loan Events of Default

With respect to the Mezzanine Loan, each of the following events will constitute a “Mezzanine Loan Event of Default”:

(i)       if (A) the payment due on the Mezzanine Loan Maturity Date is not paid when due, (B) any monthly installment of principal and/or interest due under the Mezzanine Notes is not paid when due, (C) any amount required to be deposited into the Reserve Funds is not paid within five days of the date due or (D) any other portion of the indebtedness is not paid when due and such failure continues for five business days following written notice thereof from the Mezzanine Borrower to the Mezzanine Lender, in each of the foregoing cases, unless (x) there are sufficient funds in the Mezzanine Loan sub-account to pay the same and the Mezzanine Lender failed to apply such funds as required in accordance with the Cash Management Agreement to pay such amounts or make such deposits to the Reserve Funds or (y) there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender or Mezzanine Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower or Mezzanine Borrower, as applicable, as required in accordance with the Agellan Portfolio Loan Agreement or the Mezzanine Loan Agreement, as applicable;

(ii)       if any of the taxes or other charges are not paid within five days of the date such amounts are delinquent, unless, (A) with respect to taxes, sufficient Tax and Insurance Escrow Funds are on deposit with the Mortgage Lender or Mezzanine Lender, as applicable, and the Mortgage Lender or Mezzanine Lender, as applicable, is required to disburse such amount for the payment of taxes in accordance with the Agellan Portfolio Loan Agreement or the Mezzanine Loan Agreement, as applicable, and the Mortgage Lender’s or Mezzanine Lender’s, as applicable, access to such funds has not been restricted, (B) such taxes are being contested by an Individual Borrower or Mezzanine Borrower in compliance with the Agellan Portfolio Loan Agreement or Mezzanine Loan Agreement, as applicable, or (C) there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender or the Mezzanine Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower or Mezzanine Borrower, as applicable, as required in accordance with, as applicable, the Agellan Portfolio Loan Agreement or the Mezzanine Loan Agreement;

(iii)       if the Policies are not kept in full force and effect, unless (x) sufficient Tax and Insurance Escrow Funds are on deposit with the Mortgage Lender or Mezzanine Lender, as applicable, and the Mortgage Lender or Mezzanine Lender, as applicable, is required to disburse such amounts for the payment of insurance premiums in a accordance with the Agellan Portfolio Loan Agreement or the Mezzanine Loan Agreement, as applicable, and the Mortgage Lender’s or Mezzanine Lender’s, as applicable, access to such funds has not been restricted or (y) there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender or Mezzanine Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower or Mezzanine as required in accordance with the Agellan Portfolio Loan Agreement; as required in accordance with, as applicable, the Agellan Portfolio Loan Agreement or the Mezzanine Loan Agreement;

(iv)       subject to clause (viii) below, if the Mezzanine Borrower makes, or cause or permits the Borrower to make any transfer (other than a permitted transfer) or otherwise encumbers any portion of any Agellan Portfolio Individual Property (other than a Permitted Encumbrance), in each case without the Mezzanine Lender’s prior written consent in violation of the applicable provisions of the Mezzanine Loan Agreement, the applicable mortgage or the pledge agreement, unless any such breach under this clause (iv) (A) is with respect to any breach of a notice requirement under such provisions or (B) results from the Mezzanine Borrower causing the Borrower to enter into any lease (that is not a Major Lease) in violation of the terms of the Mezzanine Loan Agreement, such breach will not constitute a Mezzanine Loan Event of Default if such breach is curable and such breach is cured within 30 days of the earlier to occur of (x) notice from the Mezzanine Lender or (y) the date the Mezzanine Borrower becomes aware of such breach;

(v)       if any representation or warranty made by any Individual Borrower, Mezzanine Borrower and/or Guarantor in the Mezzanine Loan Agreement or in any other Mezzanine Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Mezzanine Lender has been false or misleading in any material respect as of the date the representation or warranty was made provided, however, that if (A) such misrepresentation was not intentional, and (B) the condition causing the representation or warranty to be false is susceptible of being cured (provided that the Mezzanine Borrower acknowledges and agrees in the Mezzanine Loan Agreement that certain representations and warranties set forth in the Mezzanine Loan Agreement are not capable of being cured) the same will be a Mezzanine Loan Event of Default under the Mezzanine Loan Agreement only if the same is not cured within 30 days after the earlier of the Mezzanine Borrower’s knowledge of the same or written notice to the Mezzanine Borrower from the Mezzanine Lender;

(vi)       if any Individual Borrower, any SPE Party, Mezzanine Borrower, SPE party under the Mezzanine Loan Agreement or Guarantor makes an assignment for the benefit of creditors (other than in favor of the Mezzanine Lender);

(vii)       if a receiver, liquidator or trustee is appointed (other than at the Mezzanine Lender’s request) for any Individual Borrower, any SPE Party, Mezzanine Borrower, SPE Party under the Mezzanine Loan Agreement or Guarantor or if any Individual Borrower, any SPE Party, Mezzanine Borrower, SPE party under the Mezzanine Loan Agreement or Guarantor is adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, is filed (other than by the Mortgage Lender) by or against, consented to, or acquiesced in, by any Individual Borrower, any SPE Party, Mezzanine Borrower, SPE party under the Mezzanine Loan Agreement or Guarantor, or if any proceeding for the dissolution or liquidation of any Individual Borrower, any SPE Party, Mezzanine Borrower, SPE Party under the Mezzanine Loan Agreement or Guarantor is instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented, solicited or acquiesced in to by any Individual Borrower, any SPE

Party, Mezzanine Borrower, SPE party under the Mezzanine Loan Agreement or Guarantor, upon the same not being discharged, stayed or dismissed within 120 days;

(viii)       if (A) any Agellan Portfolio Individual Property becomes subject to any mechanic’s, materialman’s or other lien other than a Permitted Encumbrance or a lien for local real estate taxes and assessments not then due and payable and such lien remains undischarged of record (by payment, bonding or otherwise) for 30 days following receipt by the Mezzanine Borrower of notice thereof, unless within such 30 day period, such lien is insured over in the title insurance policy or is being contested by the Mezzanine Borrower in compliance with the Mezzanine Loan Documents, (B) the pledged securities become subject to any lien other than the lien of the Mezzanine Loan Documents or (C) any other portion of the pledged collateral becomes subject to any lien other than the lien of the Mezzanine Loan Documents and such lien remains undischarged by payment or bonding for 30 days following receipt by the Mezzanine Borrower of notice thereof;

(ix)       if Mezzanine Borrower attempts to assign its rights under the Mezzanine Loan or any of the other Mezzanine Loan Documents or any interest herein or therein in contravention of the Mezzanine Loan Documents;

(x)       any Individual Borrower, any SPE Party, Mezzanine Borrower, SPE party under the Mezzanine Loan Agreement or Guarantor (if any) breaches certain representations, warranties or covenants in the Mezzanine Loan Agreement relating to Special Purpose Entity status; provided, that such breach will not constitute a Mezzanine Loan Event of Default if (A) such breach was inadvertent or immaterial, (B) if such breach is curable, the Mezzanine Borrower to promptly commences to cure such breach within five days of the earlier to occur of (x) notice from the Mezzanine Lender or (y) the date the Mezzanine Borrower becomes aware of such breach, (C) such breach is cured within 30 days of such earlier date, as the same may be extended for such time as is reasonably necessary for the Mezzanine Borrower in the exercise of due diligence to cure such default, and (D) if requested by the Mezzanine Lender, within 30 days of request by the Mezzanine Lender, the Mezzanine Borrower delivers to the Mezzanine Lender an additional insolvency opinion to the effect that such breach does not in any material respect impair, negate or amend the opinions rendered in the insolvency opinion provided in connection with the origination of the Mezzanine Loan or the additional insolvency opinion most recently delivered to the Mezzanine Lender, which opinion is required to be acceptable to the Mezzanine Lender in its reasonable discretion;

(xi)       if the Mezzanine Borrower breaches certain negative covenants in the Mezzanine Loan Agreement (other than a breach of Section 5.2.3 thereof, except a breach of Section 5.2.3(a) that is inadvertent, non-recurring and susceptible to cure without any material and adverse effect on Borrower, Mezzanine Borrower, the Pledged Collateral, the Agellan Portfolio Mortgaged Property or Mezzanine Lender’s security interest therein), provided, that no Mezzanine Loan Event of Default will be deemed to have occurred if such breach is curable and the Mezzanine Borrower promptly commences to cure such breach within five days of the earlier to occur of (x) notice from the Mezzanine Lender, or (y) the date the Mezzanine Borrower becomes aware of such breach and such breach is cured within 30 days of such notice;

(xii)       with respect to any term, covenant or provision set forth in the Mezzanine Loan Agreement which specifically contains an express notice requirement and/or express grace period, if the Mezzanine Borrower is in default under such term, covenant or condition after the giving of such notice and/or the expiration of such grace period;

(xiii)       if any of the factual assumptions contained in the insolvency opinion (other than those relating to the Mezzanine Lender), or in any additional insolvency opinion (other than those relating to the Mezzanine Lender) delivered to the Mezzanine Lender in connection with the Mezzanine Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Mezzanine Whole Loan, was not true and correct in any material respect as of the date of such insolvency opinion or additional insolvency opinion, as applicable; provided, that no

Mezzanine Loan Event of Default will be deemed to have occurred (A) if such untruth was inadvertent or immaterial, (B) if such untruth is curable, the Mezzanine Borrower promptly commences to cure same within five days of the earlier to occur of (x) notice from the Mezzanine Lender or (y) the date the Mezzanine Borrower becomes aware of such breach and (C) if reasonably requested by the Mezzanine Lender, within 30 days of request by the Mezzanine Lender, the Mezzanine Borrower delivers to the Mezzanine Lender an additional insolvency opinion to the effect that such breach is not in any material respect impair, negate or amend the opinions rendered in the insolvency opinion or the additional insolvency opinion most recently delivered to the Mezzanine Lender in connection with the Mezzanine Loan, which opinion is required to be acceptable to the Mezzanine Lender in its reasonable discretion;

(xiv)       if a material default by an Individual Borrower has occurred and continues beyond any applicable cure period under the Management Agreement (or any replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any replacement Management Agreement), provided, that no Mezzanine Loan Event of Default will exist under the Mezzanine Loan Agreement if the Borrower and a new Qualified Manager enter into a replacement Management Agreement within 60 days of such termination or cancellation, provided, further, that if the Mezzanine Borrower has caused the Borrower to have commenced to replace such Manager within such 60 day period and thereafter diligently and expeditiously proceeds to cure the same, such 60 day period will be extended for such time as is reasonably necessary for the Mezzanine Borrower in the exercise of due diligence to cause the Borrower to replace such Manager, such additional period not to exceed an additional 30 days;

(xv)       if the Mezzanine Borrower continues to be in default under certain of the terms relating to securitization contained in the Mezzanine Loan Agreement, or fails to cooperate with the Mezzanine Lender in connection with a securitization for five business days after notice to the Mezzanine Borrower from the Mezzanine Lender;

(xvi)       if the Guarantor breaches any financial covenant in the Guaranty provided, that no Mezzanine Loan Event of Default will be deemed to have occurred if (x) the Guarantor promptly commences to cure such breach within five days of the earlier to occur of (A) notice from the Mezzanine Lender or (B) the date the Mezzanine Borrower becomes aware of such breach, and such breach is cured within 30 days of such notice, (y) within 30 days of such notice, either (1) a Replacement Guarantor assumes all of the liabilities and obligations of the Guarantor under the Guaranty executed by the Guarantor or execute a replacement guaranty substantially similar to the Guaranty or in such other form as reasonably acceptable to the Mezzanine Lender or (2) a Replacement Guarantor (that together with any Guarantor then party to the Guaranty satisfies the financial covenants therein) executes and delivers a joinder agreement to the Guaranty, in form and substance reasonably acceptable to the Mezzanine Lender, pursuant to which such Replacement Guarantor guaranties the guaranteed obligations on a joint and several basis (and, in each case, the Mezzanine Lender has received any organizational documents, consents and resolutions and legal opinions of counsel reasonably required by the Mezzanine Lender in connection therewith);

(xvii)       if any of the following occur: (A) if the Mezzanine Borrower fails to cause the Borrower to exercise its rights under the condominium documents to cause the condominium board to keep the condominium common elements and/or the improvements, as applicable, insured against the hazards specified in the condominium documents in the amounts and pursuant to policies in the form specified therein; (B) if, without the prior written consent of the Mezzanine Lender (to the extent the Mezzanine Lender’s consent is required pursuant to the terms and provisions of the Mezzanine Loan Documents), the Mezzanine Borrower causes the Borrower to vote for or otherwise consents to, any modification or amendment to any of the terms or provisions of the condominium documents in violation of the terms of the Mezzanine Loan Agreement; (C) if the Mezzanine Borrower fails to pay, as and when the same becomes due and payable, any charge or encumbrance which results in a lien against the applicable Agellan Portfolio Individual Property or any part thereof which remains undischarged of record (by payment, bonding or otherwise) for

20 days following the earlier of the Mezzanine Borrower obtaining knowledge of such lien or receipt of notice from the Mezzanine Lender (unless (x) arising from the failure to pay Common Charges and sufficient Common Charges Funds are on deposit with the Mortgage Lender or Mezzanine Lender pursuant to the Agellan Portfolio Loan Agreement or the Mezzanine Loan Agreement and the Mortgage Lender’s or Mezzanine Lender’s, as applicable, access to such funds has not been restricted or there are sufficient amounts in the Excess Cash Flow Reserve Account to pay the same and the Mortgage Lender or Mezzanine Lender failed to make a disbursement for payment of such amounts upon the request of the Borrower or Mezzanine Borrower as required in accordance with the Mezzanine Loan Agreement or (y) being contested by the Mezzanine Borrower in compliance with the Mezzanine Loan Documents or Mezzanine Loan Agreement), (D) if the Condominium is partitioned pursuant to any action for partition or (E) if the Condominium is terminated by the Borrower or Mezzanine Borrower without the Mezzanine Lender’s written consent;

(xviii)       if any Borrower or the Mezzanine Borrower (as applicable) breaches certain terms of the Mezzanine Loan Agreement relating to (A) limitations on distributions, (B) limitations on securities issuances, or (C) certain contractual obligations, provided, that with respect to clause (A) or (C) above, no Mezzanine Loan Event of Default will be deemed to have occurred if such breach is curable, the Mezzanine Borrower promptly commences to cure such breach within five days of the earlier to occur of (x) notice from the Mezzanine Lender or (y) the date the Mezzanine Borrower becomes aware of such breach, and such breach is cured within 10 days of such notice or awareness;

(xix)       an Agellan Portfolio Loan Event of Default has occurred and is continuing;

(xx)       if the liens created pursuant to the pledge agreement cease to be a fully perfected enforceable first priority security interest (other than (i) with respect to the pledged securities, solely as a result of the Mezzanine Lender misplacing or losing the certificates evidencing the pledged securities or (ii) with respect to any other collateral solely as a result of the Mezzanine Lender’s failure to file any UCC continuation statement);

(xxi)       if the Mezzanine Borrower, any SPE Party under the Mezzanine Loan Agreement or Guarantor continues to be in default under any of the other terms, covenants or conditions of the Mezzanine Loan Agreement or any other Mezzanine Loan Document not specified in clauses (i) to (xx) above, for 10 days after notice to the Mezzanine Borrower from the Mezzanine Lender, in the case of any default which can be cured by the payment of a sum of money, or for 30 days after notice from the Mezzanine Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such 30 day period and provided further that the Mezzanine Borrower has commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure the same, such 30 day period will be extended for such time as is reasonably necessary for the Borrower in the exercise of due diligence to cure such default, such additional period not to exceed 90 days; or

(xxii)       if an “ERISA Event” has occurred that, when taken together with all other such “ERISA Events”, would reasonably be expected to result in a material adverse effect under the Mezzanine Loan Agreement.

Upon the occurrence of a Mezzanine Loan Event of Default (other than a Mezzanine Portfolio Loan Event of Default described in clauses (vi), (vii) or (ix) above with respect to any Individual Borrower, SPE Party, Mezzanine Borrower and/or SPE party under the Mezzanine Loan Agreement) and at any time thereafter during the continuance of such Mezzanine Loan Event of Default, the Mezzanine Lender may, in addition to any other rights or remedies available to it pursuant to the Mezzanine Loan Agreement and the other Mezzanine Loan Documents or at law or in equity, take such action, without notice or demand, that the Mezzanine Lender deems advisable to protect and enforce its rights against the Mezzanine Borrower and in and to any pledged collateral, including, without limitation, declaring the indebtedness to be immediately due and payable, and the Mezzanine Lender may enforce or avail itself of any or all rights or remedies provided in the Mezzanine Loan Documents including, all rights and remedies of a secured party under the Uniform Commercial Code, against the Mezzanine Borrower and any or all of the pledged collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Mezzanine Loan Event of Default described in clauses (vi), (vii) or (ix) above with respect to the Borrower, SPE Party, Mezzanine Borrower and/or SPE Party under the Mezzanine Loan Agreement, the indebtedness and all other obligations of the Mezzanine Borrower under the Mezzanine Loan Documents will immediately and automatically become due and payable, without notice or demand.

Governing Law

The Mezzanine Loan Documents are governed by the laws of the State of New York (without regard to conflicts of laws principles) and any applicable law of the United States of America, except that at all times the provisions for the creation, priority, perfection, and enforcement of the liens and security interests created pursuant to the Mezzanine Loan Documents (other than with respect to liens and security interests in property whose perfection and priority is covered by Article 9 of the UCC (including, without limitation, the accounts) which are governed by the law of the jurisdiction applicable thereto in accordance with sections 9-301 through 9-307 of the UCC as in effect in the State of New York) are governed and construed according to the law of the State in which the applicable Pledged Collateral is located.

Description of the Agellan Portfolio Mezzanine Intercreditor Agreement

General

The Mortgage Lender and the Mezzanine Lender will enter into an intercreditor agreement, to be dated as of the Mezzanine Loan Origination Date (the “Mezzanine Intercreditor Agreement”). The following sections summarize the rights of the Mortgage Lender and the Mezzanine Lender pursuant to the Mezzanine Intercreditor Agreement as expected to be in place as of the Closing Date. Certain of the provisions of the Mezzanine Intercreditor Agreement may vary but are not expected to vary materially from the description set forth below.

Modifications to the Agellan Portfolio Whole Loan

The Mortgage Lender will have the right without the consent of the Mezzanine Lender in each instance to enter into certain modifications of the Agellan Portfolio Loan Agreement or the Agellan Portfolio Loan Documents; provided that no such modification may (i) increase the interest rate or principal amount of the Agellan Portfolio Whole Loan except for increases in principal to cover protective advances; (ii) increase in any other material respect any monetary obligations of the Borrowers under the Agellan Portfolio Loan Documents; (iii) shorten the scheduled maturity date of the Agellan Portfolio Whole Loan (other than by acceleration); (iv) convert or exchange the Agellan Portfolio Whole Loan into or for any equity interest or other indebtedness of the Borrowers or any affiliate thereof; (v) waive, amend or modify the provisions limiting transfers of direct or indirect interests in any Borrower or any Agellan Portfolio Individual Property; (vi) modify or amend the terms and provisions of the Agellan Portfolio Loan Documents with respect to the manner, timing, priority, amounts or the application of payments under the Agellan Portfolio Loan Documents; (vii) cross default the Agellan Portfolio Whole Loan with or subordinate the Agellan Portfolio Whole Loan to any other indebtedness; (viii) modify or amend the definitions of “Cash Sweep Event”, “Cash Sweep Event Cure”, “Cash Sweep Period”, “DSCR Trigger Event”, “Debt Service Coverage Ratio”, “Excess Cash Flow”, “Gross Income From Operations”, “Mezzanine Debt Service”, “Net Operating Income”, “Scheduled Defeasance Payments”, “Yield Maintenance Premium” and “Yield Maintenance Default Premium” (as such terms are defined in the Agellan Portfolio Loan Agreement) and any of the terms used within such definitions or the covenants relating to them; (ix) extend the period during which defeasance or voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee, premium or yield maintenance charge or increase the amount of any such prepayment fee, premium or yield maintenance charge or impose any new prepayment fee, premium or yield maintenance charge; (x) release its lien on the Agellan Portfolio Mortgaged Properties, the leases or the rents or any other material portion of the collateral originally granted under the Agellan Portfolio Loan Documents (except as may be required or permitted in accordance with the terms of the Agellan Portfolio Loan Documents on the Mezzanine Loan Origination Date in exchange for prepayment in full in cash of the Agellan Portfolio Whole Loan, or in part, in connection with the release of any portion of an Agellan Portfolio Individual Property); provided that this section (x) does not prohibit the release of any guarantor under any guaranty delivered with respect to the Agellan Portfolio Whole Loan pursuant to and in accordance with the terms of the Agellan Portfolio Loan Agreement and otherwise permitted without the consent of the Mezzanine Lender pursuant to clause (xvi) below; (xi) provide for any contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of the Agellan Portfolio Mortgaged Properties (or other similar equity participation); (xii) impose any financial covenants on a Borrower or the Guarantor (or if such covenants exist, impose more restrictive financial covenants on a Borrower or Guarantor); (xiii) modify or amend any default provision (other than waivers of defaults); (xiv) modify, amend or waive in any material respect any insurance requirements (including any deductibles, limits, qualifications of insurers, terrorism insurance requirements or environmental insurance requirements); (xv) impose any new or additional fees not provided for in the Agellan Portfolio Loan Documents; (xvi) release any Guarantor under the Guaranty delivered with respect to the Agellan Portfolio Whole Loan except pursuant to and in accordance with the Agellan Portfolio Loan Agreement and acceptance of a guaranty from one or more Replacement Guarantors in accordance with the terms of the Agellan Portfolio Loan Documents; (xvii) modify, amend or waive any terms or provisions relating to the Condominium or any related defined terms; (xviii) modify, amend or waive any terms or provisions relating to property releases, Release Price (as defined in the Agellan Portfolio Loan Agreement) or any related defined terms; (xix) amend, waive or modify the terms and provisions relating to the reserve funds or impose any new reserve requirements; (xx) modify, amend or waive any obligation or liability of any Guarantor under the Agellan Portfolio Whole Loan with respect to the Agellan Portfolio Whole Loan debt being recourse to such Guarantor pursuant to and in accordance with the related guaranties, or (xxi) modify or amend the terms and provisions of Section 2.7 (“Lockbox Account/Cash Management”) of the Agellan Portfolio Loan Agreement. Notwithstanding the foregoing, after the later of (a) the expiration of the applicable Monetary Cure Period or Non-Monetary Cure Period (and provided a continuing Event of Default exists) and (b) the date that is 30 days after the Mezzanine Lender has been given notice of a Purchase Option Event, the Mortgage Lender will not be obligated to obtain the consent of the Mezzanine Lender to a modification of the Agellan Portfolio Whole Loan in the case of a work-out or other surrender, extension, compromise, release, renewal, or indulgence relating to the Agellan Portfolio Whole Loan, except that under no circumstance will modifications as described in clause (i) (with respect to increase in principal amount only), clause (iii), clause (v) (to the extent such modification would limit or prohibit the exercise of remedies and realization upon the equity collateral by the Mezzanine Lender or loan pledgee in accordance with the Mezzanine Intercreditor Agreement or cause such exercise to constitute an Event of Default under the Agellan Portfolio Whole Loan), clause (viii), clause (ix) or clause (x) be made without the written consent of the Mezzanine Lender; and provided that, notwithstanding anything to the contrary above, during the continuance of an Event of Default that is caused by a bankruptcy proceeding of any Borrower, after the later of (1) the expiration of the applicable Non-Monetary Cure Period (and provided a continuing Event of Default exists) and (2) the date that is 30 days following receipt by the Mezzanine Lender of a Purchase Notice (plus an additional 10 business days to the extent Mezzanine Lender has delivered a Purchase Election Notice prior to the expiration of such 30 day period), the Mortgage Lender will not be obligated to obtain the consent of the Mezzanine Lender to a modification of the Agellan Portfolio Whole Loan in the case of any proposed plan of reorganization including any Borrower under such proceeding.

“Event of Default” means (i) with respect to the Agellan Portfolio Whole Loan and the Agellan Portfolio Loan Documents, any Agellan Portfolio Loan Event of Default; and (ii) with respect to the Mezzanine Loan and the Mezzanine Loan Documents, any Mezzanine Loan Event of Default.

Modifications to the Mezzanine Loan

The Mezzanine Lender will have the right without the consent of the Mortgage Lender in each instance to enter into any modification of the Mezzanine Loan or the Mezzanine Loan Documents; provided that no such modification may (i) increase the interest rate or principal amount of the Mezzanine Loan except increases in principal to cover protective advances; (ii) increase in any other material respect any monetary obligations of the Mezzanine Borrower under the Mezzanine Loan Documents; (iii) shorten the scheduled maturity date of the Mezzanine Loan (other than by acceleration), or extend the scheduled maturity date by more than three months (other than pursuant to an extension option scheduled pursuant to the terms of the Mezzanine Loan Documents); (iv) convert or exchange the Mezzanine Loan into or for any equity interests or indebtedness except in compliance with the Conversion Conditions or subordinate any of the Mezzanine Loan to any indebtedness of the Mezzanine Borrower; (v) provide for any additional contingent interest, additional interest or so-called “kicker” interest in the Mezzanine Borrower measured on the basis of the cash flow or appreciation of the Agellan Portfolio Mortgaged Properties (or other similar equity participation in the Mezzanine Borrower); (vi) cross default the Mezzanine Loan with any other indebtedness or otherwise modify any default provisions (other than waivers of defaults); (vii) extend the period during which voluntary prepayments are prohibited or during which prepayments require the payment of a prepayment fee, premium or yield maintenance charge or increase the amount of any such prepayment fee or premium or yield maintenance charge or impose any new prepayment fee, premium or yield maintenance charge; (viii) impose any financial covenants on the Mezzanine Borrower or on the guarantor under the Mezzanine Loan Documents (or if such covenants exist, impose more restrictive financial covenants on the Mezzanine Borrower or such guarantor); (ix) impose any new or additional fees not provided for in the Mezzanine Loan Documents; (x) impose any reserve requirements except as expressly permitted under any Mezzanine Loan Documents; (xi) waive, amend or modify the provisions limiting transfers of direct or indirect interests in the Mezzanine Borrower; (xii) waive, amend or modify the terms and provisions of Section 2.7 (“Lockbox Account/Cash Management”) of the Mezzanine Loan Agreement; (xiii) modify or amend the terms and provisions of the Mezzanine Loan Documents with respect to the manner, timing, priority, amounts or method of the application of payments under the Mezzanine Loan Documents; (xiv) modify or amend the definitions of “Approved Annual Budget”, “Capital Expenditures”, “Cash Sweep Event”, “Cash Sweep Event Cure”, “Cash Sweep Period”, “Net Operating Income”, “Permitted Transfer”, “Yield Maintenance Premium”, “Yield Maintenance Default Premium” and “Threshold Amount” (as such terms are defined in the Mezzanine Loan Agreement), and any of the terms used within such definitions or the covenants relating thereto; (xv) release its lien on any equity collateral or any other material portion of the collateral originally granted under the Mezzanine Loan Documents (except as may be required or permitted in accordance with the terms of the Mezzanine Loan Documents in exchange for prepayment in full in cash of the Mezzanine Loan, or in part, in connection with the release of an Agellan Portfolio Individual Property or portions thereto); provided that this clause (xv) does not prohibit the release of any guarantor under the guaranties delivered with respect to the Mezzanine Loan pursuant to and in accordance with the terms of the Mezzanine Loan Agreement and otherwise permitted without the consent of the Mortgage Lender or the Mezzanine Lender under clause (xx) below; (xvi) modify, amend or waive any insurance requirements; (xvii) modify, amend or waive any terms or provisions relating to the Condominium or any related defined terms, (xviii) modify, amendment or waive any provisions related to equity collateral releases in the Mezzanine Loan Documents, release price or any related defined terms; (xix) amend, waive or modify the terms and provisions relating to the reserve funds or impose any new reserve requirements; (xx) modify, amend or waive any obligation or liability of any guarantor under the Mezzanine Loan with respect to the Mezzanine Loan debt being recourse to such guarantors pursuant to and in accordance with the related guaranty; or (xxi) release any guarantor under the guaranties delivered with respect to the Mezzanine Loan except pursuant to and in accordance with the terms of the Mezzanine Loan Agreement and acceptance of a guaranty from one or more Replacement Guarantors. Notwithstanding the foregoing, the Mezzanine Lender will not be obligated to obtain the consent of the Mortgage Lender or the Mezzanine Lender to a modification of the Mezzanine Loan in the case of a work-out or other surrender, extension, compromise, release, renewal, or indulgence relating to the Mezzanine Loan during the existence of an Event of Default with respect to the Mezzanine Loan, except that under no circumstance will modifications as described in clause (i) (with respect to increases in principal amounts only), clause (ii), clause (iii) (with respect to shortening maturity only), clause (iv), clause (v) or clause (vii) be made without the written consent of the Mortgage Lender unless, with respect to clause (iv), the Conversion Conditions have been satisfied and with respect to clause (v), the Kicker Conditions have been satisfied in which case such modifications in clause (iv) or clause (v), as applicable, may be made at any time without the Mortgage Lender’s consent.

“Conversion Conditions” means any unsecured indebtedness or preferred equity meeting the following criteria: (i) a maturity date no earlier than the maturity date of the Agellan Portfolio Whole Loan, (ii) a principal amount equal to or less than the principal amount plus accrued interest and all other amounts due and unpaid in respect of the Mezzanine Loan, (iii) a current-pay interest rate, or current-pay rate of return, as applicable, equal to or less than the interest rate on the Mezzanine Loan, (iv) other economic terms substantially similar to the Mezzanine Loan, (v) no creation of a lien on any Agellan Portfolio Individual Property or any other collateral for the Agellan Portfolio Whole Loan, (vi) subordinate by its terms to the Agellan Portfolio Whole Loan, and, if requested by the Mortgage Lender, a replacement intercreditor agreement is entered into on terms substantially similar to the Mezzanine Intercreditor Agreement, (vii) if such transaction results in a change to any Borrower’s ownership structure such that any new party holds more than a 49% (direct or indirect) interest in such Borrower, if requested by the Mortgage Lender, delivery within 10 business days of the applicable conversion of an additional insolvency opinion to the Mortgage Lender with respect to such transaction, (viii) if any Certificates are outstanding and rated by at least one Rating Agency, obtaining a rating agency confirmation relating to the applicable conversion and (ix)(A) each guarantor reaffirms its obligations under the Third Party Agreements delivered in connection with the Agellan Portfolio Whole Loan and (B) (I) if the guarantor fails to so reaffirm its obligations under an applicable Third Party Agreement or (II) regardless of whether guarantor has so reaffirmed its obligations under an applicable Third Party Agreement, if, after the applicable conversion, the Mezzanine Lender possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the Borrower, whether through the ability to exercise voting power, by contract or otherwise (as opposed to veto rights in connection with major decisions), delivery to the Mortgage Lender at least three business days prior to the applicable conversion of a supplemental Third Party Agreement from a supplemental third party obligor that satisfies certain financial requirements pursuant to the Mezzanine Intercreditor Agreement, in respect of each Third Party Agreement then constituting a Agellan Portfolio Loan Document and in each case in a form substantially similar to the respective original Third Party Agreement that it is replacing as to obligations arising in respect of acts or omissions first occurring from and after the date of the conversion of the Mezzanine Loan.

“Kicker Conditions” means any additional contingent interest, additional interest or so-called “kicker” measured on the basis of the cash flow or appreciation of Agellan Portfolio Mortgaged Properties (or similar equity participation, but excluding any obligation to distribute cash otherwise available for distribution) that does not (i) become payable or otherwise impose monetary obligations prior to the date the Agellan Portfolio Whole Loan liabilities are no longer outstanding or (ii) violate applicable law.

“Third Party Agreement” means, any guaranty, pledge or indemnity which may constitute a Agellan Portfolio Loan Documents.

Notice and Cure Rights of the Mezzanine Lender

Prior to accelerating the Agellan Portfolio Whole Loan or commencing any enforcement action by reason of an event of default under the Agellan Portfolio Loan Documents, the Mortgage Lender is required to provide written notice of such default to the Mezzanine Lender and any loan pledgee entitled to notice whether or not the Mortgage Lender is obligated to give notice thereof to the Borrower (each, a “Default Notice”) and is required to provide the Mezzanine Lender and any loan pledgee an opportunity to cure such default as described below.

Agellan Portfolio Whole Loan Monetary Cure Period

If the default identified in a Default Notice is a monetary default relating to the payment of interest or scheduled principal (if any) or a liquidated sum of money, the Mezzanine Lender will have until 10 business days after the later of (i) the receipt by it from the Mortgage Lender of such Default Notice and (ii) the expiration of the Borrowers’ cure period provided in the Agellan Portfolio Loan Documents, if any, to cure such monetary default (the “Monetary Cure Period”). In the event the Mezzanine Lender elects to cure any such monetary default, the Mezzanine Lender will be required to (x) reimburse the Mortgage Lender for any interest charged by the Mortgage Lender on any required (pursuant to the Trust and Servicing Agreement) advances for the Agellan Portfolio Whole Loan (including protective advances) for amounts which the Borrowers would be obligated to pay under the Agellan Portfolio Loan Documents together with payment of all other amounts then due under the Agellan Portfolio Loan Documents

(excluding any late charges, late fees and default interest) and (y) with respect to any liquidated sum of money due with respect to such monetary default first due and payable pursuant to the Agellan Portfolio Loan Documents after the delivery of a Default Notice, the Mezzanine Lender will be required to pay or cause to be paid such sum, in the amount notified to the Mezzanine Lender by the Mortgage Lender, not more than five business days after receipt of such notice from the Mortgage Lender, in accordance with the Agellan Portfolio Loan Documents, subject only to any grace period with respect to such sum provided in the Agellan Portfolio Loan Documents and without the additional grace period provided to the Mezzanine Lender with respect to the initial monetary default pursuant to the Mezzanine Intercreditor Agreement, but subject to any notice requirements under the Agellan Portfolio Loan Documents.

The Mezzanine Lender will only have the right to cure as set forth above with respect to monthly scheduled debt service payments on the Agellan Portfolio Whole Loan no more than six times in any consecutive 12-month period unless the Mezzanine Lender has commenced and is continuing to diligently pursue its rights against its equity collateral.

Agellan Portfolio Whole Loan Non-Monetary Cure Period

If the default identified in the Default Notice is of a non-monetary nature, (i) the Mezzanine Lender will have until the later of (a) 10 business days after the receipt by the Mezzanine Lender of a Default Notice and (b) 25 business days after the expiration of the Borrowers’ cure period, if any, for such non-monetary default provided in the Agellan Portfolio Loan Documents, to cure such non-monetary default (the “Non-Monetary Cure Period”).

Notwithstanding the Non-Monetary Cure Period, if (i) a non-monetary default identified in a Default Notice is susceptible of cure, but cannot reasonably be cured within such applicable Non-Monetary Cure Period or, if not susceptible of cure, the Mezzanine Lender is diligently pursuing foreclosure of its equity collateral (subject to any applicable stay) and (ii) curative action, which may include, in the case of a non-monetary default that is not susceptible of cure during such applicable Non-Monetary Cure Period, an equity collateral enforcement action, was promptly commenced and is being diligently pursued by the Mezzanine Lender subject to any applicable stay, the Mezzanine Lender will be given such additional period of time as is reasonably necessary for the Mezzanine Lender in the exercise of due diligence to cure such non-monetary default for so long as (w) the Borrowers or the Mezzanine Lender make or cause to be made timely payment of the Borrowers’ regularly scheduled monthly principal (if any) and interest payments under the Agellan Portfolio Whole Loan and any other amounts due under the Agellan Portfolio Loan Documents (other than any late charges, late fees and default interest accruing other than by reason of any failure to make such regularly scheduled monthly principal (if any) and interest payments in a timely manner), (x) such additional period of time does not exceed 90 days, unless such non-monetary default is of a nature that cannot be cured within such 90 days, in which case, the Mezzanine Lender will have such additional time as is reasonably necessary to cure such non-monetary default, provided that the Mezzanine Lender is continuously and diligently pursuing a cure of such non-monetary default, (y) such default is not caused by a bankruptcy proceeding of any Borrower and (z) during such Non-Monetary Cure Period or any extension of such period pursuant to this sentence, there is no material impairment to the value, use or operation of the Agellan Portfolio Mortgaged Properties taken as a whole as reasonably determined by the Mortgage Lender in good faith as a result of such non-monetary default; provided, however, that if the Mortgage Lender determines that the requirements set forth in this clause (z) have not been satisfied, then Mezzanine Lender will have three business days to satisfy such requirements.

If the Mezzanine Lender is exercising its cure right, it is required to keep the Mezzanine Lender informed as to its progress. The Non-Monetary Cure Period and any additional cure period granted pursuant to the Mezzanine Intercreditor Agreement to the Mezzanine Lender will automatically terminate upon (x) the commencement of a voluntary bankruptcy proceeding involving a Borrower, (y) a consent to an involuntary bankruptcy proceeding by a Borrower or (z) the failure of a Borrower to have an involuntary bankruptcy proceeding against such Borrower discharged, stayed or dismissed within 90 days of filing.

Right of the Mezzanine Lender To Purchase the Agellan Portfolio Whole Loan

If an Event of Default has occurred, the Agellan Portfolio Whole Loan has been accelerated, any enforcement action has been commenced under the Agellan Portfolio Loan Documents, a bankruptcy proceeding has been commenced against the Borrower, or the Agellan Portfolio Whole Loan is a “specially serviced mortgage loan” under the Trust and Servicing Agreement as a result of a monetary or material non-monetary Event of Default (each of the foregoing, a “Purchase Option Event”), the Mortgage Lender is required to provide prompt written notice of the same to the Mezzanine Lender (the “Purchase Notice”) (provided that in no case will the Mortgage Lender be obligated to send more than one Purchase Notice to the Mezzanine Lender in respect of any single event or occurrence) and upon 10 business days’ prior written notice (a “Purchase Election Notice”) to the Mortgage Lender, the Mezzanine Lender (individually or collectively pursuant to any applicable co-lender agreement or participation agreement) will have the right to purchase for cash, in whole but not in part, the Agellan Portfolio Whole Loan for a price equal to the sum of (without duplication) its outstanding principal balance, together with all accrued and unpaid interest, and all other amounts due on the Agellan Portfolio Whole Loan, including, without limitation, (i) any unreimbursed required (pursuant to the Trust and Servicing Agreement) advances (including protective advances) made by the Mortgage Lender or any servicer for amounts which the Borrowers are obligated to pay under the Agellan Portfolio Loan Documents, (ii) post-petition interest, (iii) any interest charged by the Mortgage Lender or any servicer on any required (pursuant to the Trust and Servicing Agreement) advances, (iv) any Work-out Fee, Special Servicing Fee or Liquidation Fee payable to any servicer pursuant to the PSA, but excluding any such Work-out Fee or Liquidation Fees if the Agellan Portfolio Whole Loan is purchased within 90 days of the date on which the Purchase Notice was given to the Mezzanine Lender, and (v) all reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses) actually incurred by the Mortgage Lender or any servicer in enforcing the terms of the Agellan Portfolio Loan Documents, but excluding any yield maintenance charges, prepayment fees or premiums, any exit fees, any liquidated damage amount, any yield maintenance premiums, any late charges or any default interest) in excess of interest calculated at the non-default rate.

The right of the Mezzanine Lender to purchase the Agellan Portfolio Whole Loan will automatically terminate (x) to the extent such right arose with respect to a specific Purchase Option Event, if such Purchase Option Event ceases to exist (including, if Mortgage Lender terminates its enforcement action and no other Purchase Option Event exists) or (y) upon any transfer, sale or pledge of all of the Agellan Portfolio Mortgaged Properties by foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure; provided, however, that, with respect to this clause (y), in no event will the Mezzanine Lender have less than 30 days following receipt of an Purchase Notice to purchase the Agellan Portfolio Whole Loan.

Notwithstanding anything to the contrary contained herein, if, after the occurrence and during the continuance of a Purchase Option Event, the Borrower offers to deliver to the Mortgage Lender a deed-in-lieu of foreclosure (a “DIL Offer”), the Mortgage Lender will be required to provide to the Mezzanine Lender not less than 20 business days’ notice prior to accepting the same and, to the extent the Mezzanine Lender delivers to the Mortgage Lender notice within such 20 business day period, the Mortgage Lender may not accept the DIL Offer (until the expiration of the Mezzanine Lender’s purchase rights, as described below) and the Mezzanine Lender will have the right to purchase the Agellan Portfolio Whole Loan at the purchase price and pursuant to the terms described in the first paragraph of this section “—Right of the Mezzanine Lender to Purchase the Agellan Portfolio Whole Loan”, which such right will expire if the purchase is not consummated within 20 days of receipt of notice of the DIL Offer. Notwithstanding the foregoing, if a DIL Offer is made during any bankruptcy proceeding of the Borrower, the Mortgage Lender (or its designee or nominee) may accept the DIL Offer without any prior notice to the Mezzanine Lender but, to the extent not prohibited in the bankruptcy proceeding or under applicable law, the Mezzanine Lender will have 20 days after such acceptance to purchase, as applicable, the Agellan Portfolio Whole Loan (in accordance with the terms and conditions in the Mezzanine Intercreditor Agreement) or the Agellan Portfolio Mortgaged Properties (in accordance with terms and conditions (other than price) reasonably acceptable to the Mortgage Lender), at the purchase price described above, plus, to the extent applicable, (y) any and all actual, out of pocket costs and expenses incurred by the Mortgage Lender in connection with the acquisition of the Agellan Portfolio Mortgaged Properties and

during the time it owned the Agellan Portfolio Mortgaged Properties (including, without limitation, reasonable attorneys’ fees and expenses and any transfer, gains or similar taxes and fees paid in connection with any such acquisition and ownership), net of all cash receipts from the Agellan Portfolio Mortgaged Properties actually received by the Mortgage Lender (or its designee or nominee) during such period (from tenants, by apportionment with the Mezzanine Lender or otherwise) and (z) any and all reasonable, out of pocket cost and expenses incurred by the Mortgage Lender in connection with the transfer of the Agellan Portfolio Mortgaged Properties to the Mezzanine Lender (including, without limitation, reasonable attorneys’ fees and expenses and any transfer, gains or similar taxes and fees paid in connection with any such transfer). The Mezzanine Lender may extend any period as described above during which the Mezzanine Lender has the right to purchase the Agellan Portfolio Whole Loan (or during which the Mortgage Lender is precluded from accepting a deed-in-lieu) for an additional 15 business days by paying to the Mortgage Lender a non-refundable deposit in an amount equal to 10% of the purchase price.

Foreclosure of Separate Collateral

The Mezzanine Lender may not complete a foreclosure, assignment-in-lieu of foreclosure or other realization upon the equity collateral securing the Mezzanine Loan (including, without limitation, obtaining title to such equity collateral or selling or otherwise transferring such equity collateral, or exercising voting power pursuant to the Mezzanine Loan Documents to direct or cause the direction of the management or policies of the equity collateral pursuant to the rights granted in the Mezzanine Loan Documents) without a rating agency confirmation unless: (i) the transferee of the title to the equity collateral satisfies certain financial requirements pursuant to the Mezzanine Intercreditor Agreement and certain other qualifications meeting the requirements set forth in the Mezzanine Intercreditor Agreement, and (ii) the Agellan Portfolio Mortgaged Properties will be managed by one or more qualified managers and one or more leasing agents that satisfy certain qualifications meeting the requirements set forth in the Mezzanine Intercreditor Agreement and that are selected by the Mezzanine Lender or the transferee within a specified period of time after the foreclosure, assignment-in-lieu of foreclosure or other realization upon the collateral.

Regardless of whether the foreclosure, assignment-in-lieu of foreclosure or other realization upon the collateral results in the explicit release from future liability of any guarantor, indemnitor, pledgor, or other obligor under the Agellan Portfolio Whole Loan, the Mezzanine Lender (or the transferee of its equity collateral) will be required to deliver as of the date of completing such assignment-in-lieu of foreclosure or other realization, to the Mortgage Lender, a substitute guaranty, pledge or indemnity with respect to future obligations of the above only from a Substitute Guarantor, pledgor or indemnitor that satisfies certain financial requirements.

Budget Approval Rights

Subject to the terms of the Mezzanine Loan Documents, the Mezzanine Lender will have the right to reasonably approve the annual operating budget for the Agellan Portfolio Mortgaged Properties.

Transfer Restrictions

The Mortgage Lender may in its sole discretion transfer all or any part of the Agellan Portfolio Whole Loan or any interest in the Agellan Portfolio Whole Loan (provided that the Mortgage Lender cannot transfer to the Borrowers or any of their affiliates and any such transfer will be void). The Mezzanine Lender is not permitted to transfer its interests in its Mezzanine Loan without the consent of the Mortgage Lender, except as described in this paragraph. The Mezzanine Lender will have the right to transfer: (a) up to and including 49% of the aggregate interests (taking into account prior transfers) in the Mezzanine Loan or equity interest in the Mezzanine Lender to any person; (b) all or any portion of the Mezzanine Loan (or any other interest in the Mezzanine Loan, including equity interests in the Mezzanine Lender) to a transferee that satisfies certain financial requirements pursuant to the Mezzanine Intercreditor Agreement and certain other qualifications meeting the requirements set forth in the Mezzanine Intercreditor Agreement, in each case without the consent of the Mortgage Lender and without a rating agency confirmation; (c) all or any portion of its interest in its Mezzanine Loan to a transferee that does not satisfy such financial requirements pursuant to the Mezzanine Intercreditor Agreement if a rating agency confirmation has been given with respect to the transfer; or (d) to those certain other parties specified in the Mezzanine Intercreditor Agreement.

ANNEX A

REPRESENTATIONS AND WARRANTIES OF THE BORROWER

All capitalized terms used in this Annex A that are not defined in this Memorandum have the meanings ascribed to such terms in the Agellan Portfolio Loan Agreement.

Each Individual Borrower made the following representations and warranties in the Agellan Portfolio Loan Agreement as of the Agellan Portfolio Loan Origination Date. These representations and warranties were made at the time the Agellan Portfolio Whole Loan was originated and there can be no assurance that such representations and warranties are true and correct as of the date of this Memorandum.

(1) Organization. Each Individual Borrower and each SPE Party has been duly organized and is validly existing and in good standing with requisite power and authority to own the related Agellan Portfolio Individual Property (or its indirect interest therein) and to transact the businesses in which it is now engaged. Each Individual Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each Individual Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the related Agellan Portfolio Individual Property and to transact the businesses in which it is now engaged, except where the failure to so possess would not reasonably be expected to result in a Material Adverse Effect, and the sole business of such Individual Borrower is the ownership, management, financing, leasing, repair, maintenance and operation of the related Agellan Portfolio Individual Property and conducting such other activities incidental thereto. The direct ownership interests in each Individual Borrower are as set forth on the organizational chart attached to the Agellan Portfolio Loan Agreement as Schedule 4.1.1.

(2) Proceedings. Each Individual Borrower has taken all necessary action to authorize the execution, delivery and performance of the Agellan Portfolio Loan and the other Agellan Portfolio Loan Documents. The Agellan Portfolio Loan Agreement and such other Agellan Portfolio Loan Documents have been duly executed and delivered by or on behalf of each Individual Borrower and constitute legal, valid and binding obligations of such Individual Borrower enforceable against such Individual Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(3) No Conflicts. The execution, delivery and performance of the Agellan Portfolio Loan Agreement and the other Agellan Portfolio Loan Documents by each Individual Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Agellan Portfolio Loan Documents) upon any of the property or assets of such Individual Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which such Individual Borrower is a party or by which any of the Agellan Portfolio Individual Properties or Individual Borrower’s assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over such Individual Borrower or any of such Individual Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any court or any such Governmental Authority required for the execution, delivery and performance by such Individual Borrower of the Agellan Portfolio Loan Agreement or any other Agellan Portfolio Loan Documents has been obtained and is in full force and effect.

(4) Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to the Borrower’s knowledge, threatened (in writing) against or affecting any Individual Borrower, any SPE Party, Guarantor or any Agellan Portfolio Individual Property, which actions, suits or proceedings, if determined against the Borrower, any SPE Party, Guarantor or any Agellan Portfolio Individual Property would have, or is reasonably likely to have, a Material Adverse Effect.

(5) Agreements. No Individual Borrower is a party to any agreement or instrument or subject to any restriction which would have, or is reasonably likely to have, a Material Adverse Effect on such Individual Borrower or any Agellan Portfolio Individual Property, or such Individual Borrower’s business, properties or assets, operations or condition, financial or otherwise. No Individual Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Individual Borrower or any Agellan Portfolio Individual Property is bound, which default would have, or is reasonably expected to have, a Material Adverse Effect. No Individual Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Individual Borrower is a party or by which such Individual Borrower or any Agellan Portfolio Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the such Agellan Portfolio Individual Property and obligations permitted pursuant to the Agellan Portfolio Loan Agreement and (b) obligations under the Agellan Portfolio Loan Documents.

(6) Title. Each Individual Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Agellan Portfolio Individual Property that is owned by such Individual Borrower and good title to the balance of the such Agellan Portfolio Individual Property owned by such Individual Borrower, free and clear of all Liens whatsoever except any Permitted Encumbrances, such other Liens as are expressly permitted pursuant to the Agellan Portfolio Loan Documents and the Liens created by the Agellan Portfolio Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the applicable Agellan Portfolio Individual Property (as currently used) or the Borrower’s ability to repay the Agellan Portfolio Whole Loan. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, the Lockbox Agreement and the Cash Management Agreement will create (a) a valid, perfected first priority lien on the applicable Agellan Portfolio Individual Property, subject only to Permitted Encumbrances, such other Liens as are expressly permitted pursuant to the Agellan Portfolio Loan Documents and the Liens created by the Agellan Portfolio Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Agellan Portfolio Loan Documents and the Liens created by the Agellan Portfolio Loan Documents. There are no claims for payment for work, labor or materials affecting the Agellan Portfolio Mortgaged Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Agellan Portfolio Loan Documents, except for Permitted Encumbrances or as disclosed in the Title Insurance Policy and as to which the Mortgage Lender has received affirmative insurance in the Title Insurance Policy in form and substance satisfactory to the Mortgage Lender. Notwithstanding anything to the contrary in the Agellan Portfolio Loan Documents but without limiting the covenants and obligations of the Borrower in the Agellan Portfolio Loan Agreement or in any other Agellan Portfolio Loan Document, including but not limited to the covenants and obligations relating to Transfers, the parties in the Agellan Portfolio Loan Agreement acknowledge and agree that the direct or indirect limited partnership or limited liability company interests held by Agellan Commercial REIT U.S. L.P. in the Subsidiaries do not secure, and do not constitute security for, the Debt.

(7) Solvency. The Borrower has (a) not entered into the transaction or executed the Agellan Portfolio Notes, the Agellan Portfolio Loan Agreement or any other Agellan Portfolio Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Agellan Portfolio Loan Documents. Giving effect to the Agellan Portfolio Whole Loan, the fair saleable value of each Individual Borrower’s assets exceeds and will, immediately following the making of the Agellan Portfolio Whole Loan, exceed such Individual Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of each Individual Borrower’s assets is and will, immediately following the making of the Agellan Portfolio Whole Loan, be greater than such Individual Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Individual Borrower’s assets do not and, immediately following the making of the Agellan Portfolio Whole Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Individual Borrower intends to, nor believes that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Individual Borrower and the amounts to be payable on or in respect of obligations of such Individual Borrower). Each of the foregoing representations and warranties of the Borrower in this clause is made without taking into account the Intercompany Notes or Intercompany Loan. No petition in bankruptcy has been filed against any Individual Borrower, Mezzanine Borrower or any member or partner of any Individual Borrower in the last seven years, and none of any Individual Borrower, Mezzanine Borrower or any member or partner of any Individual Borrower in the last seven years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of any Individual Borrower, Mezzanine Borrower or any member or partner of any Individual Borrower are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Individual Borrower’s assets or property, and no Individual Borrower has any knowledge of any Person contemplating the filing of any such petition against it, Mezzanine Borrower or such member or partner of any Individual Borrower.

(8) Full and Accurate Disclosure. No statement of fact made by the Borrower in the Agellan Portfolio Loan Agreement or in any of the other Agellan Portfolio Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no material fact presently known to the Borrower which has not been disclosed to the Mortgage Lender which is reasonably likely to have a Material Adverse Effect.

(9) ERISA.

(i)       Generally. Each of the Borrower and Guarantor is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable law relating to any Plans and the regulations and published interpretations thereunder. Assuming no portion of the Agellan Portfolio Whole Loan is funded with Plan Assets (unless the Mortgage Lender relies on a prohibited transaction exemption the conditions of which are and will continue to be satisfied throughout the term of the Agellan Portfolio Whole Loan), neither the Borrower nor Guarantor has incurred or reasonably expects to incur any liability for a Prohibited Transaction (as such term is defined in Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code) that would reasonably be expected to result in a Material Adverse Effect. No “ERISA Event” or termination of any Plan has occurred or is reasonably expected to occur and no notice of termination has been filed by or with the PBGC with respect to any Plan established or maintained by the Borrower, Guarantor or any ERISA Affiliate that would, with respect to any of the foregoing, reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Benefit Arrangement and with respect to each Foreign Plan, and except as would not reasonably be expected to result in a Material Adverse Effect, (i) any employer and employee contributions required by law or by the terms of any Foreign Benefit Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Agellan Portfolio Loan Origination Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles, and (iii) each Foreign Plan that is required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(ii)       Plan Assets; Prohibited Transactions. Neither the Borrower nor the Guarantor is, and neither will become an entity deemed to hold Plan Assets. Neither the Borrower nor the Guarantor is a “governmental plan” within the meaning of Section 3(32) of ERISA and either (x) transactions by or with the Borrower or Guarantor are not and will not be subject to any state or other statute, regulation or other restriction regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which is similar to

Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (y) the execution of the Agellan Portfolio Loan Agreement, the making of the Agellan Portfolio Whole Loan and the other transactions contemplated by the Agellan Portfolio Loan Documents, including but not limited to the exercise by the Mortgage Lender of its rights under the Agellan Portfolio Loan Documents, do not and will not violate any applicable Similar Law. Assuming no portion of the Agellan Portfolio Whole Loan is funded with Plan Assets (unless the Mortgage Lender relies on a prohibited transaction exemption the conditions of which are and will continue to be satisfied throughout the term of the Agellan Portfolio Whole Loan), the execution of the Agellan Portfolio Loan Agreement, the making of the Agellan Portfolio Whole Loan and the other transactions contemplated by the Agellan Portfolio Loan Documents, including but not limited to the exercise by the Mortgage Lender of its rights under the Agellan Portfolio Loan Documents, are not and will not give rise to an non-exempt Prohibited Transaction within the meaning of Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Code, and are not prohibited or otherwise restricted by Similar Law.

(10) Compliance. Except as disclosed in the environmental reports and/or zoning reports delivered to the Mortgage Lender in connection with the closing of the Agellan Portfolio Whole Loan, each Individual Borrower and each Agellan Portfolio Individual Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes, except to the extent where the failure to comply or non-compliance would not have a Material Adverse Effect on the applicable Agellan Portfolio Individual Property. No Individual Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would have, or is reasonably likely to have, a Material Adverse Effect. There has not been committed by any Individual Borrower or, to the Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of the Agellan Portfolio Mortgaged Properties any act or omission that has afforded the federal government or any other Governmental Authority the right of forfeiture as against any Agellan Portfolio Individual Property or any part thereof or any monies paid in performance of such Individual Borrower’s obligations under any of the Agellan Portfolio Loan Documents. On the Agellan Portfolio Loan Origination Date, except as set forth in the zoning reports delivered to the Mortgage Lender in connection with the Agellan Portfolio Whole Loan, which non-compliance would not have a Material Adverse Effect, the Improvements at each Agellan Portfolio Individual Property were in material compliance with applicable law.

(11) Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to the Mortgage Lender by or on behalf of the Borrower in connection with the Agellan Portfolio Whole Loan (except any forecasts, projections or other non-historical information, to the Borrower’s knowledge) (a) are true, complete and correct in all material respects as of the date thereof, (b) accurately represent in all material respects the financial condition of the Borrower and the Agellan Portfolio Mortgaged Properties, as applicable, as of the date of such reports, and (c) have been prepared in accordance with the Approved Accounting Basis throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, and the obligations under the Agellan Portfolio Loan Documents, the Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to the Borrower and reasonably likely to have a Material Adverse Effect on any Agellan Portfolio Individual Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements described above and through the Agellan Portfolio Loan Origination Date, there has been no material adverse change in the financial condition, operations or business of the Borrower from that set forth in said financial statements.

(12) Condemnation. No Condemnation or other similar proceeding has been commenced or, to the Borrower’s knowledge, is threatened (in writing) with respect to all or any portion of any Agellan Portfolio Individual Property or for the relocation of roadways providing access to any Agellan Portfolio Individual Property.

(13) Federal Reserve Regulations. No part of the proceeds of the Agellan Portfolio Whole Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of the Agellan Portfolio Loan Agreement or the other Agellan Portfolio Loan Documents.

(14) Utilities and Public Access. Except as shown on the Survey, each Agellan Portfolio Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Agellan Portfolio Individual Property for its respective intended uses. Except as shown in the Survey or as set forth in the Title Insurance Policy to the extent there is no Material Adverse Effect on the Agellan Portfolio Mortgage Properties as a result thereof, all public utilities necessary to the full use and enjoyment of each Agellan Portfolio Individual Property are located either in the public right of way abutting such Agellan Portfolio Individual Property (which are connected so as to serve such Agellan Portfolio Individual Property without passing over other property) or in recorded easements serving such Agellan Portfolio Individual Property and such easements are set forth in and insured by the related Title Insurance Policy. Except as shown in the Survey, all roads necessary for the use of each Agellan Portfolio Individual Property for its current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

(15) Separate Lots. Except as set forth on Schedule 4.1.16 of the Agellan Portfolio Loan Agreement, each Agellan Portfolio Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Agellan Portfolio Individual Property.

(16) Assessments. To the Borrower’s knowledge, (a) there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Agellan Portfolio Individual Property, nor (b) are there any contemplated improvements to any Agellan Portfolio Individual Property that may result in such special or other assessments.

(17) Enforceability. The Agellan Portfolio Loan Documents are enforceable by the Mortgage Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Agellan Portfolio Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by the Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Agellan Portfolio Loan Documents, or the exercise of any right thereunder, render the Agellan Portfolio Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and neither the Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(18) No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

(19) Insurance. The Borrower has obtained and has delivered to the Mortgage Lender certified copies of the Policies or ACORD certificates with all premiums prepaid, reflecting the insurance coverages, amounts and other requirements set forth in the Agellan Portfolio Loan Agreement. To the Borrower’s knowledge, there are no material claims currently outstanding that have been made under any of the Policies, and, no Individual Borrower and to the Borrower’s knowledge, no other Person, has done, by act or omission, anything which would impair the coverage of any of the Policies.

(20) Use of Property. Each Agellan Portfolio Individual Property is used exclusively for office and industrial purposes and other appurtenant and related uses.

(21) Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required of any Individual Borrower by any Governmental Authority for the legal use, occupancy and operation of each Agellan Portfolio Individual Property in the manner in which such Agellan Portfolio Individual Property is currently being used, occupied and operated (“Licenses”) have been obtained and are in full force and effect, except where the failure of such Licenses to have been obtained, or be in full force and effect would not have, and would not reasonably be expected to have, a Material Adverse Effect. The use being made of each Agellan Portfolio Individual Property is in conformity with the certificate of occupancy issued for such Agellan Portfolio Individual Property, except where any non-conformity with any such certificate of occupancy would not reasonably be expected to result in a Material Adverse Effect.

(22) Flood Zone. None of the Improvements on any Agellan Portfolio Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to the Agellan Portfolio Loan Agreement is in full force and effect with respect to such Agellan Portfolio Individual Property.

(23) Physical Condition. Except as may be disclosed in the property condition report obtained by or delivered to the Mortgage Lender in connection with the Agellan Portfolio Whole Loan, (a) each Agellan Portfolio Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good working condition, order and repair in all material respects; (b) to the Borrower’s knowledge, there exists no structural or other material defects or damages in any Agellan Portfolio Individual Property, whether latent or otherwise, and the Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in any Agellan Portfolio Individual Property, or any part thereof, which would adversely affect, in any material respect, the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination of any policy of insurance or bond.

(24) Boundaries. Except as set forth on the Survey, all of the Improvements of each Agellan Portfolio Individual Property lie wholly within the boundaries and building restriction lines of such Agellan Portfolio Individual Property, and no Improvements on adjoining properties encroach upon any Agellan Portfolio Individual Property, and no easements or other encumbrances upon any Agellan Portfolio Individual Property encroach upon any of the Improvements, in each case so as to materially and adversely affect the value or marketability of the applicable Agellan Portfolio Individual Property except those which are insured against by the applicable Title Insurance Policy or constitute Permitted Encumbrances.

(25) Leases. The Borrower represents and warrants to the Mortgage Lender with respect to the Leases that, except as disclosed in (i) any Tenant estoppel certificate addressed and delivered to the Mortgage Lender prior to the Agellan Portfolio Loan Origination Date, (ii) Schedule 4.1.26 attached to the Agellan Portfolio Loan Agreement or (iii) the Leases, or (iv) the rent roll attached to the Agellan Portfolio Loan Agreement as Schedule 4.1.26 (collectively, the “Lease Documents”): (a) the rent roll attached to the Agellan Portfolio Loan Agreement as Schedule 4.1.26 is true, complete and correct in all material respects as of the date thereof, the Agellan Portfolio Mortgaged Properties are not subject to any Leases other than the Leases described in Schedule 4.1.26 attached to the Agellan Portfolio Loan Agreement, and no Person has any possessory interest in the Agellan Portfolio Mortgaged Properties or right to occupy the same except under and pursuant to the provisions of the Leases and the Management Agreement; (b)(i) the Leases identified on Schedule 4.1.26 attached to the Agellan Portfolio Loan Agreement are in full force and effect, (ii) to the knowledge of the Borrower, there are no material defaults thereunder by the applicable Tenant (beyond any applicable notice and/or cure periods set forth therein), (iii) there are no material defaults thereunder by the Borrower, as landlord (beyond any applicable notice and/or cure periods set forth therein), and (iv) to the knowledge of the Borrower, no Tenant is subject to an action under any state or federal bankruptcy, insolvency, or similar laws or regulations, (c) the copies of the Leases delivered to the Mortgage Lender are true and complete in all material respects, and, to the knowledge of the Borrower, there are no oral agreements with respect thereto, (d) no Rent (other than security deposits) has been paid more than one month in advance of its due date, (e) except as set forth in the Lease Documents, all work required to be performed by the Borrower under each Lease as of the Agellan Portfolio Loan Origination Date has been performed as required and has been accepted by the applicable Tenant, (f) any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by the Borrower to any Tenant has already been received by such Tenant, (g) all security deposits are being held in accordance with Legal Requirements, (h) all Tenants at the Agellan Portfolio Mortgages Properties are paying full rent under their Leases; (i) no Tenant under any Lease (or any sublease) is an Affiliate of the Borrower, (j) no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the Improvements of which the leased premises are a part, (k) each Tenant at the Agellan Portfolio Mortgages Properties is in physical occupancy of the premises demised under its Lease and to the knowledge of the Borrower, has not sublet any portion thereof to any Person, (l) no Person other than the Borrower and the applicable Tenant have any right, title or interest in and to the Leases and Rents except the rights and Liens granted to the Mortgage Lender pursuant to the Agellan Portfolio Loan Documents, and (m) as of June 30, 2020, no Tenant (x) has requested any deferment in the payment of Rent or other rent relief or any restructuring of its Lease or (y) is delinquent in the payment of Rent.

(26) Survey. To the Borrower’s knowledge, the Survey for each Agellan Portfolio Individual Property delivered to the Mortgage Lender in connection with the Agellan Portfolio Loan Agreement does not fail to reflect any material adverse matter affecting such Agellan Portfolio Individual Property or the title thereto.

(27) Inventory. Except for Permitted Equipment Leases, the Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgages) located on or at each Agellan Portfolio Individual Property (other than Equipment, Fixtures and Personal Property owned by third parties, such as, for example, Tenants and the Manager) and the Borrower shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder, Permitted Equipment Leases and Permitted Encumbrances. All of the Equipment, Fixtures and Personal Property are sufficient for the Borrower to operate the Agellan Portfolio Mortgaged Properties in the manner required to be operated by the Borrower hereunder and in the manner in which it is currently operated by the Borrower.

(28) Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of each Agellan Portfolio Individual Property to the Borrower have been paid or are being paid simultaneously herewith. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Agellan Portfolio Loan Documents, including, without limitation, the Mortgages, have been paid simultaneously herewith.

(29) Special Purpose Entity/Separateness. The Borrower hereby represents and warrants to, and covenants with, the Mortgage Lender that as of the Agellan Portfolio Loan Origination Date and until such time as the Debt has been paid or defeased in full:

(a)       Each Individual Borrower and SPE Party does not own and will not own any asset or property other than (i) with respect to each Individual Borrower, (x)) its respective Agellan Portfolio Individual Property and (y) incidental personal property necessary for the ownership or operation of such Agellan Portfolio Individual Property, (ii) with respect to each Individual Borrower that is an Intercompany Loan Lender, its respective Intercompany Note and (iii) with respect to Agellan Commercial REIT U.S. L.P., its equity interest in the Subsidiaries and (iv) with respect to each SPE Party, its equity interest in an Individual Borrower.

(b)       Each Individual Borrower and SPE Party will not engage in any business other than with respect to each Individual Borrower, the acquisition, ownership, holding, leasing, management, operation, development and improvement of its respective Agellan Portfolio Individual Property, and with respect to Agellan Commercial REIT U.S. L.P., acting as limited partner of or member of the Subsidiaries and, with respect to each SPE Party, acting as the general partner of the limited partnership that owns an Agellan Portfolio Individual Property, and each Individual Borrower and each SPE Party will conduct and operate its business as presently conducted and operated.

(c)       Except for capital contributions or capital distributions permitted under the terms and conditions of its organizational documents and properly reflected on its books and records, each Individual Borrower and SPE Party will not enter into any contract or agreement with any Affiliate of the Borrower or SPE Party, any constituent party of the Borrower or SPE Party or any Affiliate of any constituent party, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s length basis with third parties other than any such party.

(d)       Each Individual Borrower and SPE Party will not incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than with respect to the Borrower, (i) the Debt, (ii) trade and/or operational indebtedness incurred in the ordinary course of business with trade and/or operational creditors, provided such indebtedness is (A) unsecured, (B) not evidenced by a note, (C) on commercially reasonable terms and conditions, and (D) due not more than 60 days past the date incurred and paid on or prior to such date, (iii) reimbursements to Affiliates for shared overhead expenses as contemplated by clause (t) below, (iv) Permitted Equipment Leases, and/or (v) obligations or liabilities to be funded from any reserves held by the Mortgage Lender in connection with the Agellan Portfolio Whole Loan, provided, however, that the aggregate amount of the indebtedness described in clauses (ii), (iii) and (iv) shall not exceed at any time four percent (4%) of the sum of original principal amount of the Debt and the Mezzanine Loan, and with respect to each SPE Party, except insofar as it may be liable for the indebtedness of an Individual Borrower in its capacity as general partner of such Individual Borrower. With respect to the Prior Mortgage Loan, Borrower hereby represents, warrants and covenants that (x) the Prior Mortgage Loan will be repaid or defeased in full on the Agellan Portfolio Loan Origination Date, and (y) after such repayment, there are no remaining liabilities or obligations in connection with the Prior Mortgage Loan (other than customary contingent obligations set forth in environmental indemnitees and recourse carveout guarantees relating thereto).

(e)       Each Individual Borrower and SPE Party will not make any loans or advances to any third party (including any Affiliate (other than with respect to each Individual Borrower, any other Individual Borrower as contemplated by the Agellan Portfolio Loan Documents and the Intercompany Loan) or constituent party), and shall not acquire obligations or securities of its Affiliates (other than with respect to each Individual Borrower, any other than another Borrower as contemplated by the Agellan Portfolio Loan Documents).

(f)       Each Individual Borrower and SPE Party is, as of the Agellan Portfolio Loan Origination Date, and intends to remain, solvent (without taking into account its respective Intercompany Note) and each SPE Party and each Individual Borrower intends to pay (either directly or through the Manager or the Leasing Agent) its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same shall become due; provided, that, in each such case, there exists and, if applicable, is made available to the Borrower by the Mortgage Lender pursuant to the Cash Management Agreement, sufficient cash flow from the Property to do so and that the foregoing shall not require any direct or indirect partners, members or other owners of any Individual Borrower or SPE Party to make any capital contributions or to lend funds to such Individual Borrower or SPE Party or arrange for any such capital contribution or loan by any other Person.

(g)       Each Individual Borrower and each SPE Party will do or cause to be done all things necessary to observe organizational formalities and preserve its separate existence, and each Individual Borrower and SPE Party will not, nor will any Individual Borrower permit any SPE Party to, amend, modify or otherwise change the partnership certificate, partnership agreement, operating agreement, trust or other organizational documents of the Borrower or such SPE Party without the prior consent of the Mortgage Lender in any manner that (i) violates the single purpose covenants set forth in this section (29), or (ii) amends, modifies or otherwise changes any provision thereof that (A) by its terms cannot be modified at any time when the Agellan Portfolio Whole Loan is outstanding, (B) by its terms cannot be modified without the Mortgage Lender’s consent, or (C) is otherwise prohibited from being amended or modified pursuant to the Agellan Portfolio Loan Agreement or the other Agellan Portfolio Loan Documents.

(h)       Each Individual Borrower and SPE Party will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party (except as provided in the following two (2) sentences). Each Individual Borrower’s and SPE Party’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower and SPE Party’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower or SPE Party, as applicable, and such Affiliates and to indicate that Borrower’s and SPE Party’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person, and (ii) such assets shall be listed on Borrower’s and SPE Party’s own separate balance sheet. Each Individual Borrower and SPE Party will file its own tax returns except to the extent that such Individual Borrower or SPE Party is treated as a “disregarded entity” for tax purposes or is not required to file tax returns under applicable law.

(i)       Each Individual Borrower and SPE Party will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of the Borrower or SPE Party or any constituent party of the Borrower or SPE Party), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its Affiliates as a division or part of any Person, and shall maintain and utilize separate stationery, invoices and checks bearing its own name, except in each case for business conducted on behalf of the Borrower by the Manager pursuant to the terms and provisions of the Management Agreement or Leasing Agent pursuant to the terms of the Leasing Agreement, so long as Manager and/or Leasing Agent holds itself out as an agent or representative of the Borrower.

(j)       Each Individual Borrower and SPE Party will intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (without taking into account its respective Intercompany Note and provided that there exists sufficient cash flow from the Agellan Portfolio Mortgaged Properties to do so and provided further that the foregoing shall not require any direct or indirect partners, members or other owners of the Borrower or SPE Party to make any capital contributions or to lend funds or loans to the Borrower or SPE Party or arrange for any such capital contribution or loan by any other Person) and shall not make any distribution which shall cause it to have less than adequate capital (without taking into account its respective Intercompany Note).

(k)       None of the Borrower, SPE party or any constituent party will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation, division into two or more limited partnerships, limited liability companies or other legal entities or merger, in whole or in part, of the Borrower or SPE Party or, except as permitted by the Agellan Portfolio Loan Documents, a sale or transfer of all or substantially all of the Borrower’s or SPE Party’s assets.

(l)       Each Individual Borrower and SPE Party will not commingle the funds and assets of such Individual Borrower or SPE Party, as applicable, with those of any Affiliate or constituent party or any other Person (except with respect to each Individual Borrower, the Manager pursuant to the Management Agreement, or pursuant to the Cash Management Agreement or the other Agellan Portfolio Loan Documents, with respect to any other Individual Borrower), and will hold all of its assets in its own name or in the name of the Manager pursuant to the Management Agreement or Leasing Agent pursuant to the Leasing Agreement.

(m)       Each Individual Borrower and SPE Party will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate (other than, with respect to each Individual Borrower, another Borrower as contemplated by the Agellan Portfolio Loan Documents) or constituent party or any other Person.

(n)       Each Individual Borrower and SPE Party will not guarantee or become obligated for the debts of any other Person and has not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person, in each case other than, with respect to each Individual Borrower, another Individual Borrower as contemplated in the Agellan Portfolio Loan Documents and with respect to each SPE Party, except insofar as it may be liable for the indebtedness of an Individual Borrower in its capacity as general partner of such Individual Borrower.

(o)       Each Individual Borrower and SPE Party shall conduct its business so that the assumptions made with respect to the Borrower and SPE Party in the Insolvency Opinion, and any Additional Insolvency Opinion, shall be true and correct in all respects. In connection with the foregoing, Borrower hereby covenants and agrees that it will comply, and cause each SPE Party to comply, in all respects with, or cause the compliance in all respects with, (i) all of the facts and assumptions (whether regarding the Borrower or any other Person) set forth in the Insolvency Opinion and any Additional Insolvency Opinion, (ii) all the representations, warranties and covenants in this section (29) and (iii) all the organizational documents of the Borrower and any SPE Party.

(p)       Each Individual Borrower and SPE Party will not permit any Affiliate or constituent party, independent access to its bank accounts, except with respect to an Individual Borrower, for customary access by the Manager acting as agent of such Individual Borrower in accordance with the Management Agreement or another Individual Borrower as contemplated by the Agellan Portfolio Loan Documents.

(q)       Each Individual Borrower and SPE Party intends to pay from its own funds its own liabilities and expenses, including all property-related expenses and the salaries of its own employees (if any), and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations, the Management Agreement and the Leasing Agreement, it being understood that nothing in this clause (q) shall limit the right of the Borrower or SPE Party to share overhead expenses with Affiliates in compliance with clause (t) below, and provided further that the foregoing shall not require the Borrower’s or SPE Party’s direct or indirect legal or beneficial owners to make any capital contributions or to lend funds to the Borrower or arrange for any such capital contribution or loan by any other party.

(r)       Each Individual Borrower and SPE Party intends to compensate each of its consultants and agents from its own assets for services provided to it and shall pay from and to the extent of its own assets all obligations of any kind incurred.

(s)       Each Individual Borrower and SPE Party will not, without the unanimous consent of all of its directors or members (including all Independent Managers/Directors) take any Bankruptcy Action.

(t)       Each Individual Borrower and SPE Party will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space and for services performed by any employee of an Affiliate.

(u)       Each Individual Borrower and SPE Party will not pledge its assets to secure the obligations of any other Person other than with respect to each Individual Borrower, another Individual Borrower in connection with the Agellan Portfolio Whole Loan and with respect to each SPE Party, in its capacity as general partner of an Individual Borrower.

(v)       Each Individual Borrower and SPE Party will have no obligation to indemnify its officers, directors, members or partners, as the case may be, unless such obligation is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation.

(w)       Each Individual Borrower and SPE Party (i) does not and will not have any of its obligations guaranteed by any Affiliate, other than with respect to the Borrower, the Guaranty, the Environmental Indemnity, and with respect to each other Borrower, as contemplated by the Agellan Portfolio Loan Documents, and (ii) does not and will not permit any Affiliate to hold such Affiliate’s credit out as available to pay the debts of the Borrower or SPE Party.

(x)       Each Individual Borrower and SPE Party shall not buy or hold evidence of indebtedness issued by any other Person other than, with respect to each Individual Borrower, another Individual Borrower and Permitted Investments made in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement and the other Agellan Portfolio Loan Documents.

(y)       Each Individual Borrower and SPE Party shall not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity, other than (i) with respect to the Borrower, Permitted Investments made in accordance with the terms and provisions of the Agellan Portfolio Loan Agreement and the other Agellan Portfolio Loan Documents, (ii) with respect to SPE Party, its equity interest in an Individual Borrower and (iii) with respect to Agellan Commercial REIT U.S. L.P. its equity interest in the Subsidiaries.

(z)       If any Individual Borrower or SPE Party shall have its own board of directors /managers, the Borrower or SPE Party shall cause its board of directors /managers to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company or limited partnership, as applicable formalities.

(aa)     Each Individual Borrower and SPE Party shall cause the directors, officers, agents and other representatives of the Borrower or SPE Party to act at all times with respect to the Borrower or SPE Party, as applicable consistently and in furtherance of the foregoing and in the best interests of the Borrower or SPE Party, as applicable.

(bb)     If any Individual Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC, each SPE Party shall comply with the terms and provisions of this section (29). Each SPE Party shall be a Single Member Delaware LLC in accordance with the terms and provisions of clause (cc) below (A) whose sole asset is its interest in the applicable Individual Borrower, (B) which shall not be permitted to engage in any business or activity other than owning an interest in Individual Borrower, (C) which shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) except being liable for the obligations of Individual Borrower as general partner thereof, and (D) which will at all times own a 0.01% direct equity ownership interest in such Individual Borrower. Each SPE Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this section (29) (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPE Party. Upon the withdrawal or the disassociation of an SPE Party from the applicable Individual Borrower, to the extent permitted pursuant to the terms and provisions of the Agellan Portfolio Loan Agreement, such Individual Borrower shall immediately appoint a new SPE Party whose organizational documents are substantially similar to those of such SPE Party and deliver an Additional Insolvency Opinion to the Mortgage Lender with respect to the new SPE Party and its equity owners.

(cc)      In the event any Individual Borrower or an SPE Party is a Single Member Delaware LLC, its limited liability company agreement (the “LLC Agreement”) shall provide that:

(i)       upon the occurrence of any event that causes the last remaining member (“Member”) of any Individual Borrower or the SPE Party, as applicable, to cease to be the member of such Individual Borrower or the SPE Party, as applicable, (other than (A) upon an assignment by Member of all of its limited liability company interest in such Individual Borrower or the SPE Party, as applicable, and the admission of the transferee in accordance with the Agellan Portfolio Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Individual Borrower or the SPE Party, as applicable, in accordance with the terms of the Agellan Portfolio Loan Documents and the LLC Agreement), any person acting as Independent Manager/Director of any Individual Borrower or the SPE Party, as applicable, shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Individual Borrower or the SPE Party, as applicable, automatically be admitted to such Individual Borrower or the SPE Party, as applicable, as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue the existence of such Individual Borrower or the SPE Party, as applicable, without dissolution;

(ii)       Special Member may not resign from any Individual Borrower or the SPE Party, as applicable, or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Individual Borrower or the SPE Party, as applicable, as a Special Member in accordance with requirements of Delaware, as applicable, and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Managers/Directors of such Individual Borrower or the SPE Party, as applicable, in accordance with clause (dd) below;

(iii)       Special Member shall automatically cease to be a member of such Individual Borrower or the SPE Party, as applicable, upon the admission to such Individual Borrower or the SPE Party, as applicable, of the first substitute member;

(iv)       Special Member shall be a member of such Individual Borrower or the SPE Party, as applicable, that has no interest in the profits, losses and capital of such Individual Borrower or the SPE Party, as applicable, and has no right to receive any distributions of the assets of such Individual Borrower or the SPE Party, as applicable;

(v)       pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to any Individual Borrower or the SPE Party, as applicable, and shall not receive a limited liability company interest in any Individual Borrower or the SPE Party, as applicable;

(vi)       Special Member, in its capacity as Special Member, may not bind such Individual Borrower or the SPE Party, as applicable;

(vii)       except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Individual Borrower or the SPE Party, as applicable, including, without limitation, the merger, consolidation, division into two (2) or more limited partnerships, limited liability companies or other legal entities or conversion of such Individual Borrower or the SPE Party, as applicable; provided, however, that such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager/Director, to vote on such matters required by the Agellan Portfolio Loan Documents or the LLC Agreement;

(viii)       upon the occurrence of any event that causes the Member to cease to be a member of such Individual Borrower or the SPE Party, as applicable, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Individual Borrower or the SPE Party (as applicable) agree in writing (A) to continue such Individual Borrower or the SPE Party (as applicable), and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Individual Borrower or the SPE Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in such Individual Borrower or the SPE Party, as applicable;

(ix)       any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of such Individual Borrower or the SPE Party, as applicable, and upon the occurrence of such an event, the business of such Individual Borrower or the SPE Party (as applicable) shall continue without dissolution; and

(x)       each of Member and Special Member waives any right it might have to agree in writing to dissolve such Individual Borrower or the SPE Party, as applicable, upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of such Individual Borrower or the SPE Party, as applicable.

In order to implement the admission to any Individual Borrower or an SPE Party, as applicable, of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Individual Borrower or the SPE Party, as applicable, as Special Member, Special Member shall not be a member of such Individual Borrower or the SPE Party, as applicable, but Special Member may serve as an Independent Manager/Director of such Individual Borrower or the SPE Party, as applicable.

(dd) The organizational documents of any Individual Borrower (to the extent such Individual Borrower is a Single Member Delaware LLC) or each SPE Party (if any Individual Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall provide that at all times there shall be at least two (2) duly appointed independent managers or directors of such entity (each, an “Independent Manager/Director”) who shall (i) not have been at the time of each such individual’s initial appointment, and has never been, and shall not be at any time while serving as Independent Manager/Director, any of the following: (A) a member, partner, equityholder, manager, director, officer or employee of such Individual Borrower or any of its or the SPE Party’s, as applicable, equityholders or Affiliates (other than serving as an Independent Manager/Director of (x) such Individual Borrower, or (y) an Affiliate of the Borrower that does not own a direct or indirect ownership interest in such Individual Borrower or the SPE Party (if any) and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Manager/Director is employed by a company that routinely provides professional Independent Managers/Directors or managers in the ordinary course of its business), (B) a customer, creditor, supplier or service provider (including provider of professional services) to, or any other Person who derives any of its purchases or revenues from its activities with, Borrower or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Managers/Directors and other corporate services to the Borrower or any of its Affiliates in the ordinary course of its business), (C) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier, customer or service provider, or (D) a Person that controls (whether directly, indirectly or otherwise) any of (A), (B) or (C) above, (ii) be employed by, in good standing with and engaged by the Borrower in connection with, in each case, an Approved Independent Manager/Director Provider, and (iii) have had at least three (3) years prior experience as an Independent Manager/Director employed and in good standing with an Approved Independent Manager/Director Provider. A natural person who otherwise satisfies the foregoing definition and satisfies clause (A) by reason of being the Independent Manager/Director of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in Borrower or SPE Party (if any) shall be qualified to serve as an Independent Manager/Director of the Borrower, provided that the fees that such individual earns from serving as an Independent Manager/Director of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of the Agellan Portfolio Loan Agreement.

(ee) The organizational documents of each Individual Borrower (to the extent such Individual Borrower is a Single Member Delaware LLC) or each SPE Party (if such Individual Borrower is a limited partnership or a limited liability company other than a Single Member Delaware LLC) shall further provide that:

(i)       the board of directors or managers of such Individual Borrower or the SPE Party, as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any Bankruptcy Action without the unanimous vote of the Constituent Members including the two (2) Independent Managers/Directors appointed in accordance with the terms and provisions of clause (dd) above;

(ii)       an Independent Manager/Director may be removed only for Cause and any resignation or removal of an Independent Manager/Director shall not be effective without five Business Days prior written notice to the Mortgage Lender accompanied by evidence that a replacement Independent Manager/Director satisfying the applicable terms and conditions hereof and of the applicable organizational documents shall have replaced such outgoing Independent Manager/Director;

(iii)       to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, each Independent Manager/Director shall consider only the interests of such Individual Borrower and the SPE Party, if applicable (including such Individual Borrower’s and any such SPE Party’s creditors), in acting or otherwise voting on a Bankruptcy Action or any other matters provided for in the organizational documents of such Individual Borrower and any SPE Party (which such fiduciary duties to the Constituent Members and such Individual Borrower’s and any such SPE Party’s respective creditors, in each case, shall be deemed to apply solely to the extent of their respective economic interests in such Individual Borrower or any SPE Party, as applicable) exclusive of (x) all other interests of the Constituent Members, (y) the interests of other affiliates of the Constituent Members, Borrower and any SPE Party, and (z) the interests of any group of affiliates of which the Constituent Members, any Individual Borrower or any SPE Party is a part));

(iv)       other than as provided in subsection (iii) above, the Independent Managers/Directors shall not have any fiduciary duties to any Constituent Members, any directors of any Individual Borrower, any SPE Party or any other Person;

(v)       the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and

(vi)       to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager/Director shall not be liable to any Individual Borrower, any SPE Party, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager/Director acted in bad faith or engaged in willful misconduct.

(ff)       Any assignment of limited liability company or limited partnership interests in any Individual Borrower or SPE Party, and the admission of the assignee as a member or partner of such Individual Borrower or SPE Party, were accomplished in accordance with, and were permitted by, the limited liability company agreement or limited partnership of such Individual Borrower or SPE Party as in effect at such time.

(gg)     The Borrower shall provide the Mortgage Lender with evidence of each Individual Borrower’s compliance with this section (29), and the terms of the Cash Management Agreement as the Mortgage Lender may reasonably request from time to time.

(hh)     The organizational documents of each Individual Borrower and each SPE Party (if any) shall provide an express acknowledgment that the Mortgage Lender and the Mortgage Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents.

(ii)       Each amendment and restatement (if any) of each organizational document of each Individual Borrower has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

(jj) The Organizational Documents for each Individual Borrower and SPE Party shall provide that except for duties to such Individual Borrower as set forth in the Organizational Documents (including duties to the member and such Individual Borrower’s creditors solely to the extent of their respective economic interests in such Individual Borrower, but excluding (i) all other interests of the member, (ii) the interests of other Affiliates of the Borrower, and (iii) the interests of any group of Affiliates of which any Individual Borrower is a part), the Independent Managers/Directors shall not have any fiduciary duties to the member, any officer or any other Person bound by the Individual Borrower’s or SPE Party’s Organizational Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The Organizational Documents for each Individual Borrower and SPE Party shall provide that to the fullest extent permitted by law, including Section 18-1101(e) of the Delaware Limited Liability Company Act, an Independent Manager/Director shall not be liable to such Individual Borrower, the member or any other Person bound by the Individual Borrower’s or SPE Party’s Organizational Documents for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager/Director acted in bad faith or engaged in willful misconduct. The Organizational Documents for each Individual Borrower and SPE Party shall at all times provide that all right, power and authority of the Independent Managers/Directors shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in the Individual Borrower’s or SPE Party’s Organizational Documents. The Organizational Documents for each Individual Borrower and SPE Party shall provide that notwithstanding any other provision of the Individual Borrower’s or SPE Party’s Organizational Documents to the contrary, each Independent Manager/Director, in its capacity as an Independent Manager/Director, may only act, vote or otherwise participate in those matters referred to in (as applicable) Section 9(c)(iii) or Section 9(j)(iii) of the Individual Borrower’s or SPE Party’s Organizational Documents, respectively, or as otherwise specifically required by the applicable Organizational Documents, and such Independent Manager/Director’s act, vote or other participation shall not be required for the validity of any action taken by the board of directors of such Individual Borrower or SPE Party unless, pursuant to the provisions of (as applicable) Section 9(c)(iii) or Section 9(j)(iii) of the Individual Borrower’s or SPE Party’s Organizational Documents, respectively, or as otherwise specifically required by the applicable Organizational Documents, such action would be invalid in the absence of the affirmative vote or consent of such Independent Manager/Director.

(kk)       Agellan Commercial REIT U.S. L.P. shall not pledge its limited partnership or limited liability company interests in any one or more of the Subsidiaries to secure any obligation.

(ll)        Any assignment of limited partnership interests or general partner interests in a Borrower, and the admission of the assignee as a limited partner or general partner of the Borrower, was accomplished in accordance with, and permitted by, the limited partnership agreement of the Borrower in effect at such time, and each Borrower that is a limited partnership has had at least one general partner at all times since its formation.

(mm)   Recycled Entity Representations.

(i)       the Borrower hereby represents with respect to each Individual Borrower and SPE Party, that from the date of its respective formation to the Agellan Portfolio Loan Origination Date:

(A)       is and always has been duly formed, validly existing, and in good standing in the state of its organization and in all other jurisdictions where it is qualified to do business or where it has not been in good standing, it has paid such amounts and taken such reserves as were necessary to cure it to be in good standing;

(B)       has no judgments or liens of any nature against it except for tax liens not yet delinquent and Permitted Encumbrances;

(C)       is in compliance, in all material respects, with all laws, regulations, and orders applicable to it and, except as otherwise disclosed on Schedule 4.1.30 of the Agellan Portfolio Loan Agreement, has received all permits necessary for it to operate in all material respects;

(D)       is not involved in any unresolved dispute with any taxing authority, except as set forth on Schedule 4.1.30 of the Agellan Portfolio Loan Agreement;

(E)       has paid all taxes which it owes except for any taxes currently being contested by the Borrower in accordance with the Agellan Portfolio Loan Documents;

(F)       has never owned any real property other than, in the case of an Individual Borrower, the applicable Agellan Portfolio Individual Property and personal property necessary or incidental to its ownership or operation of the Property and has never engaged in any business other than the ownership and operation of the Property and in the case of Agellan Commercial REIT U.S. L.P., the Previously Owned Properties;

(G)       is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid or defeased in full, except as set forth on Schedule 4.1.30 of the Agellan Portfolio Loan Agreement;

(H)       intentionally omitted;

(I)       has no material contingent or actual obligations not related to the Property, except as set forth on Schedule 4.1.30, attached to the Agellan Portfolio Loan Agreement;

(J)       has obtained a current Phase I environmental site assessment (or, if applicable, a current Phase II environmental assessment) (ESA) for the Property and Previously Owned Properties prepared consistent with ASTM Practice E 1527, and the ESA has not identified any recognized environmental conditions that require further investigation or remediation, except as set forth in Schedule 4.1.30 of the Agellan Portfolio Loan Agreement; and

(K)       each amendment and restatement of such Individual Borrower’s or SPE Party’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time.

(ii)        Except as set forth on Schedule 4.1.30 of the Agellan Portfolio Loan Agreement, Borrower hereby represents with respect to each Individual Borrower and SPE Party, that from the date of its respective formation to the Agellan Portfolio Loan Origination Date:

(A)       has not entered into any contract or agreement that is still outstanding with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing (individually, a “Related Party” and collectively, the “Related Parties”), except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party and except for the Intercompany Loans;

(B)       has paid all of its debts and liabilities that are not currently outstanding from its assets;

(C)       has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence;

(D)       has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person ;

(E)       has not had its assets listed as assets on the financial statement of any other Person unless (a) financial statements of such other Person contained an appropriate notation indicating the separateness of the Borrower from such Person and indicating that the Borrower’s assets and credit were not available to satisfy the debts and other obligations of such Person and (b) such assets were also listed on the Borrower’s own balance sheet;

(F)       has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law);

(G)       has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other Related Party) except for business conducted on behalf of itself by another Person under an asset management agreement, property management agreement and/or a leasing agreement that was on commercially reasonable terms and the asset manager, property manager or leasing agent under such asset management agreement, property management agreement or leasing agreement, respectively, held itself out as an agent of the Borrower;

(H)       has corrected any known misunderstanding regarding its status as a separate entity;

(I)       has conducted all of its business and held all of its assets in its own name except for business conducted on behalf of itself by another Person under an asset management agreement, a property management agreement and/or a leasing agreement that was on commercially reasonable terms and the asset manager, property manager or leasing agent under such asset management agreement, property management agreement or leasing agreement, respectively, held itself out as an agent of the Borrower;

(J)       has not identified itself or any of its affiliates as a division or part of the other;

(K)       has maintained and utilized separate stationery, invoices and checks bearing its own name except for business conducted on behalf of itself by another Person under an asset management agreement, a property management agreement and/or a leasing agreement that was on commercially reasonable terms and the asset manager, property manager or leasing agent under such asset management agreement, property management agreement or leasing agreement, respectively, held itself out as an agent of the Borrower;

(L)       has not commingled its assets with those of any other Person (other than Individual Borrowers with another Individual Borrower as co-borrowers under the Prior Loan that have been repaid or defeased in full) and has held all of its assets in its own name except for business conducted on behalf of itself by another Person under an asset management agreement, a property management agreement and/or a leasing agreement that was on commercially reasonable terms and the asset manager, property manager or leasing agent under such asset management agreement, property management agreement or leasing agreement, respectively, held itself out as an agent of the Borrower;

(M)       has not guaranteed or become obligated for the debts of any other Person that are still outstanding;

(N)       has not held itself out as being responsible for the debts or obligations of any other Person that are still outstanding;

(O)       has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or Related Party;

(P)       has not pledged its assets to secure the obligations of any other Person that are still outstanding;

(Q)       has maintained adequate capital in light of its contemplated business operations;

(R)       has maintained a sufficient number of employees (if any) in light of its contemplated business operations and has paid the salaries of its own employees (if any) from its own funds;

(S)       has not (I) owned any subsidiary or any equity interest in any other entity, except (x) with respect to each SPE Party, the equity interest in the applicable Individual Borrower and (y) with respect to Agellan Commercial REIT U.S. L.P., its equity interest in the Subsidiaries and equity interests in 10410 -10420 Miller Road LLC, Newnan Herring LP and 1820 Massaro Boulevard LP, which were transferred prior to the Agellan Portfolio Loan Origination Date and (II) is not a survivor of a merger with or of any other entities;

(T)       has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Agellan Portfolio Loan Documents and customary contingent obligations set forth in environmental indemnitees and recourse carveout guarantees relating to the Prior Mortgage Loan which has been paid or defeased in full as of the Agellan Portfolio Loan Origination Date;

(U)       has not had any of its obligations guaranteed by an affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Agellan Portfolio Whole Loan); and

(V)       none of the Tenants holding leasehold interests with respect to the Property are affiliated with the Borrower.

(30) Management Agreement. Each Management Agreement is in full force and effect and (a) to the Borrower’s knowledge, there is no default thereunder by Manager thereunder (beyond all applicable notice and/or cure periods) and (b) there is no default thereunder by the applicable Individual Borrower thereunder (beyond all applicable notice and/or cure periods). Each Management Agreement was entered into on commercially reasonable terms.

(31) Illegal Activity. No portion of any Agellan Portfolio Individual Property has been purchased by the Borrower with proceeds of any illegal activity.

(32) No Change in Facts or Circumstances; Disclosure. All information submitted by and on behalf of the Borrower to the Mortgage Lender in connection with the Agellan Portfolio Whole Loan and all information in all financial statements, rent rolls (including the rent roll attached to the Agellan Portfolio Loan Agreement as Schedule 4.1.26), reports, certificates and other documents submitted by and on behalf of the Borrower in connection with the Agellan Portfolio Whole Loan or in satisfaction of the terms thereof (but excluding any information set forth in any property condition reports, Environmental Reports and any zoning reports delivered to the Mortgage Lender in connection with the Agellan Portfolio Loan that was not provided by or on behalf of the Borrower) and all statements of fact made by the Borrower in the Agellan Portfolio Loan Agreement or in any other Agellan Portfolio Loan Document, in each of the foregoing cases are true, complete and correct in all material respects as of the respective date thereof. Since the date of the financial statements most recently delivered to the Mortgage Lender in connection with the Agellan Portfolio Whole Loan, there has been no material adverse change in any condition, fact, circumstance or event that, when taken as a whole, would make any information in such financial statements or other documents inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has, or is reasonably likely to have, a Material Adverse Effect. The Borrower has disclosed to the Mortgage Lender all material facts known to the Borrower and has not failed to disclose any material fact known to the Borrower, in each case, that could cause any Provided Information or representation or warranty made herein to be materially misleading.

(33) Investment Company Act. No Individual Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

(34) Embargoed Person. As of the Agellan Portfolio Loan Origination Date and at all times throughout the term of the Agellan Portfolio Whole Loan, including after giving effect to any Transfers permitted pursuant to the Agellan Portfolio Loan Documents, (a) none of the funds or other assets of any Individual Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in any Individual Borrower or Guarantor, as applicable, with the result that the investment in such Individual Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Agellan Portfolio Whole Loan is in violation of law; and (c) none of the funds of any Individual Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in such Individual Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Agellan Portfolio Whole Loan is in violation of law.

(35) Principal Place of Business; State of Organization. Each Borrower’s principal place of business as of the Agellan Portfolio Loan Origination Date is the address set forth in the introductory paragraph of the Agellan Portfolio Loan Agreement. Each Individual Borrower’s organizational identification number assigned by the state of its incorporation or organization is set forth on Schedule 4.1.36 of the Agellan Portfolio Loan Agreement. Each Individual Borrower’s federal tax identification number is set forth on Schedule 4.1.36 of the Agellan Portfolio Loan Agreement.

(36) Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to the Mortgage Lender by or on behalf of the Borrower in connection with the origination of the Agellan Portfolio Whole Loan (such report is referred to below as the “Environmental Report”), (a) to the Borrower’s knowledge, there are no Hazardous Substances or underground storage tanks in, on, or under any Agellan Portfolio Individual Property, except those that are (i) in compliance with Environmental Laws and with any applicable permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate each Agellan Portfolio Individual Property for the purposes it is currently operated which will not result in an environmental condition in, on or under any Agellan Portfolio Individual Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to the Mortgage Lender in writing pursuant to the Environmental Report; (b) to the Borrower’s knowledge, there are no past, present or threatened Releases of Hazardous Substances in, on, under or from any Agellan Portfolio Individual Property which has not been fully remediated in accordance with Environmental Law; (c) to the Borrower’s knowledge, there is no threat of any Release of Hazardous Substances migrating to any Agellan Portfolio Individual Property; (d) to the Borrower’s knowledge, there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Agellan Portfolio Individual Property which has not been fully remediated in accordance with Environmental Law; (e) the Borrower does not know of, and has not received, any written notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with any Agellan Portfolio Individual Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has truthfully and fully disclosed provided to the Mortgage Lender, in writing, any and all reports, notices and other material information relating to Hazardous Substances or environmental conditions in, on, under or from any Agellan Portfolio Individual Property that has been received or is otherwise known to the Borrower.

(37) Cash Management Account. Borrower hereby represents and warrants to the Mortgage Lender that:

(a)       The Agellan Portfolio Loan Agreement, together with the other Agellan Portfolio Loan Documents, create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of the Mortgage Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from the Borrower. Other than in connection with the Agellan Portfolio Loan Documents and except for Permitted Encumbrances, the Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and the Cash Management Account pursuant to any instrument or agreement that currently remains in effect;

(b)       Each of the Lockbox Account and the Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c)       Pursuant and subject to the terms hereof and the other Agellan Portfolio Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by the Mortgage Lender, without further consent by the Borrower, directing disposition of the Lockbox Account and the Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities;

(d)       The Lockbox Account and the Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. The Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and the Cash Management Account from any Person other than the Mortgage Lender; and

(e)       The Agellan Portfolio Mortgaged Properties are not subject to any cash management system (other than pursuant to the Agellan Portfolio Loan Documents that currently remains in effect), and any and all existing Tenant instruction letters issued in connection with any previous financing shall be terminated and replaced by the Tenant Direction Letters delivered to all Tenants under Leases within 30 days of the Agellan Portfolio Loan Origination Date.

(38) Taxes. Each Individual Borrower is a partnership or disregarded entity for U.S. federal income tax purposes. Each Individual Borrower has timely filed or caused to be filed all U.S. federal income and other material tax returns required to have been filed by it and has timely paid or caused to be paid all U.S. federal income and other material Section 2.8 Taxes required to have been paid by it, except for (a) any such Section 2.8 Taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves in accordance with GAAP, and (b) Taxes and Other Charges, the payment of which shall be governed by certain specified sections of the Agellan Portfolio Loan Agreement.

(39) Anti-Corruption. Each Individual Borrower represents and warrants that, in connection with the Agellan Portfolio Loan Agreement, such Individual Borrower, Guarantor and each Person that has an economic interest in such Individual Borrower, in each case has complied with and will continue to comply with all applicable anti-bribery and corruption laws and regulations in the United States, including the U.S. Foreign Corrupt Practices Act of 1977 (the “Anti-Corruption Obligation”). Each Individual Borrower shall, at all times throughout the term of the Agellan Portfolio Whole Loan, maintain and enforce appropriate policies, procedures and controls, to the extent required under and in accordance with applicable Legal Requirements, reasonably designed to ensure compliance with the Anti-Corruption Obligation.

(40) Reciprocal Easement Agreement. To the Borrower’s knowledge, each Reciprocal Easement Agreement is in full force and effect and have not been modified, amended or supplemented, except as set forth in the Title Insurance Policy. Neither the Borrower nor, to the Borrower’s knowledge, any other party to each Material REA, is in material default under any of the provisions thereof (beyond all applicable notice and/or cure periods). All sums currently due and payable by the Borrower under each Material REA have been paid in full and, to the Borrower’s knowledge, no party to any Material REA has commenced any action or given or received any notice for the purpose of terminating any Reciprocal Easement Agreement. There are no liens capable of being asserted for amounts due under the provisions of the Reciprocal Easement Agreement which, if unpaid, would be a Lien prior to the Lien of the Mortgage.

(41) Leasing Agreement. Each Leasing Agreement is in full force and effect and (a) to the Borrower’s knowledge, there is no default thereunder by Leasing Agent (beyond all applicable notice and/or cure periods) and (b) there is no default thereunder (beyond all applicable notice and/or cure periods) by the applicable Individual Borrower thereunder. The Leasing Agreement contains the entire agreement between the parties thereto and has not been amended, modified, or superseded, except as delivered to the Mortgage Lender in writing prior to the Agellan Portfolio Loan Origination Date. Other than the Leasing Agreement, there exist no other agreements between any Individual Borrower and Leasing Agent currently in effect concerning Leasing Agent’s right to lease space at the applicable Agellan Portfolio Individual Property. Each Leasing Agreement was entered into on commercially reasonable terms.

(42) Intercompany Loan. Each Intercompany Note is in full force and effect and there is no default thereunder by Intercompany Loan Obligor. Borrower has delivered true, correct and complete copies of each Intercompany Note to the Mortgage Lender. Other than the Intercompany Note, there exist no other agreements between Intercompany Loan Obligor and the Borrower currently in effect with respect to the Intercompany Loan. The outstanding principal balance as of the Agellan Portfolio Loan Origination Date under the Intercompany Note is $152,880,751. Each Intercompany Loan Lender is the sole holder of its respective Intercompany Note. As of the Agellan Portfolio Loan Origination Date, Intercompany Loan Lender has made the Intercompany Loan to Intercompany Loan Obligor and the Intercompany Loan is fully funded as of the Agellan Portfolio Loan Origination Date. Each Intercompany Loan Lender shall have no obligations or liabilities under each Intercompany Note, including, but not limited to, any tax liability or similar amounts, arising from the making of such Intercompany Loan, acceptance of such Intercompany Note, any payments received under any Intercompany Note, any exercise of any rights or remedies thereunder, or any transfer, distribution, assignment, termination, cancellation, forgiveness or waiver of any Intercompany Note or amounts payable thereunder.

(43) Condominium

(a)       The Borrower has delivered to the Mortgage Lender true, correct and complete copies of all of the Condominium Documents set forth on Schedule 4.1.44 attached to the Agellan Portfolio Loan Agreement, which constitute all of the material Condominium Documents with respect to each Condominium. The Condominium Documents are in full force and effect, and to the Borrower’s knowledge, there are no defaults (beyond all applicable notice and/or cure periods) by the Borrower or any other party thereunder. To the Borrower’s knowledge, the Condominium Documents have not been modified, amended or supplemented, and Borrower’s interest therein has not been assigned pursuant to any assignment.

(b)       To the Borrower’s knowledge, each Condominium has been fully and validly created and filed pursuant to the Condominium Act and, to the Borrower’s knowledge, the Condominium Documents have been duly filed and recorded in the applicable recorder’s office and to the Borrower’s knowledge, no further governmental filings or approvals are required in connection with the creation of the Condominium.

(c)       To the Borrower’s knowledge, material requirements of any applicable statute, rule or ordinance of the applicable Governmental Authority have been duly satisfied with respect to the creation of the Condominium.

(d)       All common charges due and payable by the Borrower under the Condominium Documents have been paid through the date due.

(e)       There are no judgments, set-offs, claims, counterclaims or defenses being asserted by the Borrower under the Condominium Documents for the enforcement of any material obligations of any party under the Condominium Documents.

(f)       No party to any Condominium Document has the right to file a Lien for amounts due under the provisions of such Condominium Document which, if unpaid, may be asserted as a Lien prior to the Lien of the Mortgage.

(g)       Neither the Condominium Board nor any other Person has any right to purchase the Agellan Portfolio Individual Property, or any portion thereof, or right of first refusal with respect to any Agellan Portfolio Individual Property that constitutes a Condominium, or any portion thereof.

(44) CFIUS. As of the date of the Agellan Portfolio Loan Agreement, to the knowledge of the Borrower after consultation with outside specialist counsel, the refinance of each Agellan Portfolio Individual Property does not require submission of a declaration to CFIUS.

(45) Survival of Representations. The Borrower agrees that all of the representations and warranties of the Borrower set forth in the Agellan Portfolio Loan Agreement and in the other Agellan Portfolio Loan Documents are made as of the Agellan Portfolio Loan Origination Date (or as of another date specifically set forth herein) and shall survive for so long as any portion of the Debt under the Agellan Portfolio Whole Loan remains outstanding. All representations, warranties, covenants and agreements made in the Agellan Portfolio Loan Agreement or in the other Agellan Portfolio Loan Documents by the Borrower shall be deemed to have been relied upon by the Mortgage Lender notwithstanding any investigation heretofore or hereafter made by the Mortgage Lender or on its behalf.

ANNEX B

MANAGERS AND MANAGEMENT AGREEMENTS

Property	Property Manager	Management Agreement
4405 Continental Drive, Flint, Michigan 48507	Agellan Management LP	Property Management Agreement, dated as of 11/13/17
2100 and 2200 Norcross Parkway, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
5801 and 5901 Goshen Springs, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
1256 Oakbrook Drive, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
1265 Oakbrook Drive, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
1280 Oakbrook Drive, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
1325 Oakbrook Drive, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
1346 Oakbrook Drive, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
1351 Oakbrook Drive, Norcross, Georgia 30093	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
1800 Sandy Plains Industrial Parkway, Marietta, Georgia 30066	Colliers International Management - Atlanta, Inc.	Colliers International, Atlanta Management Agreement, dated as of 03/01/2018
3671-3701 and 3707-3743 Interchange Road, Columbus, Ohio 43204	Colliers International, Greater Columbus Region	Colliers International Greater Columbus Region Management Agreement, dated 11/18/2014
3949 Business Park Drive, Columbus, Ohio 43204	Colliers International, Greater Columbus Region	Colliers International Greater Columbus Region Management Agreement, dated 11/18/2014
6100 McIntosh Road, Sarasota,	PCR Property Services, LLC d/b/a	Property Management

B-1

Florida 34238	NAI Partners	Agreement, dated as of 12/21/18
5940 McIntosh Road, Sarasota, Florida 34238	PCR Property Services, LLC d/b/a NAI Partners	Property Management Agreement, dated as of 12/31/18
2151-2155 Airwest Blvd., Plainfield, Indiana 46168	Jones Lang LaSalle Americas, Inc.	Management Agreement, dated as of 7/1/13, as amended by that certain First Amendment to Management Agreement, dated 9/20/18
9385 Washington Blvd., Savage, Maryland 20723	Jones Lang LaSalle Americas, Inc.	Property Management Agreement, dated as of 5/18/8, as amended by that certain 1st Amendment to Property Management Agreement, dated as of 6/18/18
1000 and 1100 Warrenville Road, Naperville, Illinois 60563	NAI Hiffman Asset Management, LLC	Management Agreement, dated as of 7/14/14
4120 Freidrich Lane, Austin, Texas 78744	Stream Realty Partners-Austin, L.P.	Property Management Agreement, dated as of 12/22/06; Assignment and Assumption of Property Management Agreement, dated as of 1/25/2013
2130, 2150 & 2170 Woodward Street, Austin, Texas 78744	Stream Realty Partners-Austin, L.P.	Property Management Agreement, dated as of 12/22/06; Assignment and Assumption of Property Management Agreement, dated as of 1/25/2013
2120 West Braker Lane, Austin, Texas 78758	Stream Realty Partners-Austin, L.P.	Property Management Agreement, dated as of 12/22/06; Assignment and Assumption of Property Management Agreement, dated as of 1/25/2013
100 Michael Angelo Way, Austin, Texas 78728	Stream Realty Partners-Austin, L.P.	Property Management Agreement, dated as of 10/1/18
11000 Corporate Centre Drive, Houston, Texas 77041	Stream Realty Partners-Houston, L.P.	Property Management Agreement, dated as of 10/30/13, as amended by that certain First Amendment, dated as of 3/28/16
10900 Corporate Centre Drive, Houston, Texas 77041	Stream Realty Partners-Houston, L.P.	Property Management Agreement, dated as of 10/30/13, as amended by that certain First Amendment, dated as of 3/28/16
4920 Westway Park Blvd., Houston, Texas 77041	Stream Realty Partners-Houston, L.P.	Property Management Agreement, dated as of

B-1

10/30/13, as amended by that certain First Amendment, dated as of 3/28/16
9001-9101 Jameel Road, Houston, Texas 77040	Stream Realty Partners-Houston, L.P.

Property Management Agreement, dated as of 12/22/06, as amended by First Amendment to Property Management Agreement, dated as of 3/31/2010

Assignment and Assumption of Property Management, dated as of 1/25/2013

2301 Minimax Drive, Houston, Texas 77008	Stream Realty Partners-Houston, L.P.

Property Management Agreement, dated as of 12/22/06, as amended by First Amendment to Property Management Agreement, dated as of 3/31/2010

Assignment and Assumption of Property Management, dated as of 1/25/2013

5975-6049 South Loop East Fwy., Houston, Texas 77033	Stream Realty Partners-Houston, L.P.

Property Management Agreement, dated as of 12/22/06, as amended by First Amendment to Property Management Agreement, dated as of 3/31/2010

Assignment and Assumption of Property Management, dated as of 1/25/2013

1400-1412 N. Sam Houston Parkway E., Houston, Texas 77032	Stream Realty Partners-Houston, L.P.	Property Management Agreement, dated as of December 22, 2006, as amended by that certain First Amendment, dated as of 3/31/10; Assignment and Assumption of Property Management, dated as of 1/25/2013
6100-6101 West by Northwest Boulevard, Houston, Texas 77040	Stream Realty Partners-Houston, L.P.	Property Management Agreement, dated as of December 22, 2006, as amended by that certain First Amendment, dated as of 3/31/10; Assignment and Assumption of Property Management, dated as of 1/25/2013
6300, 6310 & 6320 Rothway	Stream Realty Partners-Houston,	Property Management

B-1

Street, Houston, Texas 77040	L.P.	Agreement, dated as of December 22, 2006, as amended by that certain First Amendment, dated as of 3/31/10; Assignment and Assumption of Property Management, dated as of 1/25/2013
232 and 302-350 West 38th Street, Houston, Texas 77018	Stream Realty Partners-Houston, L.P.

Property Management Agreement, dated as of December 22, 2006, as amended by that certain First Amendment, dated as of 3/31/10; Assignment and Assumption of Property Management, dated as of 1/25/2013

Further amended by Amending Letter dated as of 12/12/2018

2055, 2105 & 2155 Silber Road, Houston, Texas 77055	Stream Realty Partners-Houston, L.P.	Property Management Agreement, dated as of December 22, 2006, as amended by that certain First Amendment, dated as of 3/31/10; Assignment and Assumption of Property Management, dated as of 1/25/2013
6600 Long Point Road, Building A; 6500 Long Point Road, Building C, Houston, Texas 77055	Stream Realty Partners-Houston, L.P.	Property Management Agreement, dated as of December 22, 2006, as amended by that certain First Amendment, dated as of 3/31/10; Assignment and Assumption of Property Management, dated as of 1/25/2013
2730 Pinnacle Drive, Elgin, Illinois 60124	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of 5/24/17
1155 Bowes Road, Elgin, Illinois 60123	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of 5/24/17
1230-1236 Hardt Circle, Bartlett, Illinois 60103	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of 5/24/17
2002 Bloomingdale Road, Glendale Heights, Illinois 60139	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of 5/24/17
550 Heartland Drive, Sugar Grove, Illinois 60554	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of 5/24/17
333 Charles Court, West Chicago, Illinois 60185	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of

B-1

5/24/17
490 Heartland Drive, Sugar Grove, Illinois 60554	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of 5/24/17
483 Heartland Drive, Sugar Grove, Illinois 60554	Stream Realty-Illinois, L.L.C.	Property Management Agreement, dated as of 5/24/17
1300-1330 Cox Avenue, Erlanger, Kentucky 41018	Hiffman Asset Management, LLC d/b/a Hiffman National, LLC	Management Agreement, dated as of 1/24/2020
1143 AT&T Center Parkway, San Antonio, Texas 78219	Stream Realty Partners - Central TX, L.P.	Property Management Agreement, dated as of 3/12/2020
5008-5030 Service Center Drive, San Antonio, Texas 78218	Stream Realty Partners - Central TX, L.P.	Property Management Agreement, dated as of 3/12/2020
5032-5042 Service Center Drive, San Antonio, Texas 78218	Stream Realty Partners - Central TX, L.P.	Property Management Agreement, dated as of 3/12/2020
5100-5128 Service Center Drive, San Antonio, Texas 78218	Stream Realty Partners - Central TX, L.P.	Property Management Agreement, dated as of 3/12/2020

B-1